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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LINKEDIN CORPORATION
(Name of Registrant as Specified In Its Charter)
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LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043

July 22, 2016

Dear LinkedIn Stockholder:

        You are cordially invited to attend a special meeting of stockholders, which we refer to as the "special meeting," of LinkedIn Corporation to be held on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 a.m., Pacific time.

        At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2016, as it may be amended from time to time, which we refer to as the "merger agreement," by and among LinkedIn, Microsoft Corporation, which we refer to as "Microsoft," and Liberty Merger Sub Inc. We refer to the acquisition of LinkedIn by Microsoft as the "merger." At the special meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger.

        If the merger is completed, you will be entitled to receive $196.00 in cash, without interest and subject to any applicable withholding taxes, for each share of Class A common stock and Class B common stock, which we refer to collectively as the "common stock," that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately 49.5% over the closing price of LinkedIn's Class A common stock on June 10, 2016, the last trading day prior to the public announcement of the merger agreement.

        LinkedIn's Board of Directors, after considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, on and subject to the conditions set forth therein, are fair to, advisable and in the best interests of LinkedIn and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement in all respects.

        LinkedIn's Board of Directors unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger, which we refer to collectively as the "proposals."

        The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this proxy statement.

        This proxy statement also describes the actions and determinations of LinkedIn's Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read this proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.

        Whether or not you plan to attend the special meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

        If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 825-8621 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)

        On behalf of the Board of Directors, thank you for your support.

Sincerely,

Reid Hoffman Chair of the Board of Directors	A. George "Skip" Battle Lead Independent Director	Jeffrey Weiner Chief Executive Officer

        The accompanying proxy statement is dated July 22, 2016 and, together with the enclosed form of proxy card, is first being mailed on or about July 22, 2016.

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 19, 2016

        Notice is hereby given that a special meeting of stockholders of LinkedIn Corporation, a Delaware corporation, referred to as LinkedIn, will be held on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 a.m., Pacific time, for the following purposes:

          1.     To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of June 11, 2016, as it may be amended from time to time, referred to as the merger agreement, by and among LinkedIn, Microsoft Corporation and Liberty Merger Sub Inc.;

          2.     To consider and vote on any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting;

          3.     To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger contemplated by the merger agreement; and

          4.     To transact any other business that may properly come before the special meeting or any adjournment, postponement or other delay of the special meeting.

        Only stockholders as of the close of business on July 18, 2016, are entitled to notice of the special meeting and to vote at the special meeting or any adjournment, postponement or other delay thereof.

        LinkedIn's Board of Directors unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger, which we refer to collectively as the "proposals."

        LinkedIn stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the "DGCL." if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all of the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

        Whether or not you plan to attend the special meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

By Order of the Board of Directors,

Michael J. Callahan Senior Vice President, General Counsel & Secretary

Dated: July 22, 2016

IMPORTANT INFORMATION

        Whether or not you plan to attend the special meeting in person, we encourage you to submit your proxy as promptly as possible (1) over the internet; (2) by telephone; or (3) by signing and dating the enclosed proxy card and returning it in the accompanying prepaid reply envelope. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions.

        If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a "legal proxy" from the bank, broker or other nominee that holds your shares in order to vote in person at the special meeting.

        We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 825-8621 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)

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SUMMARY

        This summary highlights selected information from this proxy statement related to the merger of Liberty Merger Sub Inc. (a wholly owned subsidiary of Microsoft Corporation) with and into LinkedIn Corporation, which we refer to as the "merger," and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned "Where You Can Find More Information." The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

        Except as otherwise specifically noted in this proxy statement, "LinkedIn," "we," "our," "us" and similar words refer to LinkedIn Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Microsoft Corporation as "Microsoft" and Liberty Merger Sub Inc. as "Merger Sub." In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of June 11, 2016, as it may be amended from time to time, by and among LinkedIn, Microsoft and Merger Sub as the "merger agreement."

Parties Involved in the Merger

  LinkedIn Corporation

        LinkedIn is the world's largest professional network on the internet with over 433 million members in over 200 countries and territories as of the date of this proxy statement. Members use our platform to stay connected and informed, advance their career and work smarter.

        LinkedIn's Class A common stock is listed on the New York Stock Exchange, which we refer to as the "NYSE," under the symbol "LNKD." LinkedIn's principal executive offices are located at 2029 Stierlin Court, Mountain View, CA 94043, and its telephone number is (650) 687-3600.

  Microsoft Corporation

        Microsoft is a technology company whose mission is to empower every person and every organization on the planet to achieve more. Its strategy is to build best-in-class platforms and productivity services for a mobile-first, cloud-first world. Founded in 1975, Microsoft operates worldwide and has offices in more than 100 countries. Microsoft develops, licenses, and supports a wide range of software products, services, and devices that deliver new opportunities, greater convenience, and enhanced value to people's lives. Microsoft offers an array of services, including cloud-based services, to consumers and businesses. Microsoft designs, manufactures, and sells devices that integrate with its cloud-based services, and Microsoft delivers relevant online advertising to a global audience.

        Microsoft's common stock is listed on the NASDAQ Stock Market, which we refer to as "Nasdaq," under the symbol "MSFT." Microsoft's principal executive offices are located at One Microsoft Way, Redmond, WA 98052, and its telephone number is (425) 882-8080.

  Liberty Merger Sub Inc.

        Merger Sub is a wholly owned direct subsidiary of Microsoft and was formed on June 10, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. Merger Sub's principal executive offices are located at One Microsoft Way, Redmond, WA 98052 and its telephone number is (425) 882-8080.

Effect of the Merger

        Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into LinkedIn, with LinkedIn continuing as the surviving corporation and as a wholly owned subsidiary of Microsoft. Throughout this proxy statement, we use the term "surviving corporation" to refer to LinkedIn as the surviving corporation following the merger. As a result of the merger, LinkedIn will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

        The time at which the merger becomes effective, which we refer to as the "effective time of the merger," will occur upon the filing of a certificate of merger with and acceptance of such certificate by the Secretary of State of the State of Delaware (or at such later time as LinkedIn, Microsoft and Merger Sub may agree and specify in such certificate of merger).

Effect on LinkedIn if the Merger is Not Completed

        If the merger agreement is not adopted by LinkedIn stockholders or if the merger is not completed for any other reason, LinkedIn stockholders will not receive any payment for their shares of Class A common stock and Class B common stock, which we refer to collectively as the "common stock." Instead, LinkedIn will remain an independent public company, our Class A common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the "SEC." Under specified circumstances, LinkedIn will be required to pay Microsoft a termination fee upon the termination of the merger agreement. For more information, see the section of this proxy statement captioned "The Merger Agreement—Termination Fee."

Merger Consideration

        In the merger, each outstanding share of common stock (other than shares held by (1) LinkedIn as treasury stock; (2) Microsoft, Merger Sub or their respective subsidiaries; and (3) LinkedIn stockholders who have properly and validly exercised and perfected their appraisal rights under Delaware law with respect to such shares) will be cancelled and converted into the right to receive $196.00 in cash, without interest and less any applicable withholding taxes, which amount we refer to as the "per share merger consideration." At or promptly following the effective time of the merger, Microsoft will deposit sufficient funds to pay the aggregate per share merger consideration with a designated paying agent. Once a stockholder has provided the paying agent with his, her or its stock certificates (or customary agent's message with respect to book-entry shares), letter of transmittal and the other items specified by the paying agent, the paying agent will promptly pay the stockholder the per share merger consideration. For more information, see the section of this proxy statement captioned "The Merger Agreement—Exchange and Payment Procedures."

        After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a stockholder (except that LinkedIn stockholders who properly and validly exercise and perfect, and do not validly withdraw or subsequently lose, their appraisal rights will have the right to receive a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the section of this proxy statement captioned "The Merger—Appraisal Rights").

The Special Meeting

  Date, Time and Place

        A special meeting of stockholders will be held on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 a.m., Pacific time. We refer to the special meeting, and any adjournment, postponement or other delay of the special meeting, as the "special meeting."

  Purpose

        At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) adjourn the special meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

  Record Date; Shares Entitled to Vote

        You are entitled to vote at the special meeting if you owned shares of common stock at the close of business on July 18, 2016, which we refer to as the "record date." You will have one vote at the special meeting for each share of Class A common stock that you owned as of the close of business on the record date, and you will have 10 votes at the special meeting for each share of Class B common stock that you owned as of the close of business on the record date. The Class A common stock and Class B common stock are voting as a single class on the proposals to be considered at the special meeting.

  Quorum

        As of the record date, there were 119,167,595 shares of Class A common stock and 15,559,383 shares of Class B common stock outstanding and entitled to vote at the special meeting. The presence in person or by proxy of the holders of a majority of the aggregate voting power of all outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum at the special meeting.

  Required Vote

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal. Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

  Share Ownership of Our Directors and Executive Officers

        As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 15,665,329 shares of common stock, representing approximately 12% of the shares of common stock, and approximately 54% of the total voting power of the shares of common stock, outstanding on the record date. Our co-founder and Chair of the Board of Directors, Reid Hoffman, beneficially owned and was entitled to vote, in the aggregate, 14,489,899 shares of

Class B common stock, representing approximately 11% of the shares of common stock, and approximately 53% of the total voting power of the shares of common stock, outstanding on the record date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

  Voting and Proxies

        Any stockholder of record entitled to vote may submit a proxy by returning a signed and dated proxy card in the accompanying prepaid reply envelope or granting a proxy electronically over the internet or by telephone. A stockholder of record may also vote in person by appearing at the special meeting and voting by ballot. If you are a beneficial owner and hold your shares of common stock in "street name" through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the special meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting in person by ballot.

        If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person by ballot at the special meeting if you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Recommendation of the LinkedIn Board of Directors and Reasons for the Merger

        LinkedIn's Board of Directors, which we refer to as the "LinkedIn Board," after considering various factors described in the section of this proxy statement captioned "The Merger—Recommendation of the LinkedIn Board and Reasons for the Merger," has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of LinkedIn and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The LinkedIn Board unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

Fairness Opinion of Qatalyst Partners

        In connection with our consideration of strategic alternatives, we engaged Qatalyst Partners LP, which we refer to as "Qatalyst Partners," to provide financial advice based on Qatalyst Partners' qualifications, expertise, reputation and knowledge of our business and the industry in which we operate. At the meeting of the LinkedIn Board on June 11, 2016, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that as of June 11, 2016, and based upon and subject to the various assumptions, considerations, limitations and other matters set forth in the written opinion, the $196.00 per share merger consideration to be received by the holders of our Class A common stock pursuant to the merger agreement, other than Microsoft or any affiliates of Microsoft, in their capacity as holders of our Class A common stock, which we refer to as the "Class A holders," was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Qatalyst Partners to the LinkedIn Board, dated June 11, 2016, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners' opinion was provided to the LinkedIn Board and addressed only, as of the date of the opinion, the fairness from a financial point of view of the $196.00 per share merger consideration to be received by the holders of our Class A common stock, other than Microsoft or any affiliates of Microsoft, pursuant to the merger agreement, in their capacity as Class A holders. It does not address any other aspect of the merger and does not constitute a recommendation as to how any of our stockholders should vote with respect to the merger or any other matter and does not in any manner address the prices at which our Class A common stock will trade at any time.

        For a more complete description, see the section of this proxy statement captioned "The Merger—Fairness Opinion of Qatalyst Partners."

Treatment of Equity Awards in the Merger

        The merger agreement provides that LinkedIn's equity awards that are outstanding immediately prior to the effective time of the merger will be treated as follows in the merger:

  Company Options

        Each outstanding option to purchase shares of LinkedIn common stock granted pursuant to any LinkedIn stock plan (including awards assumed in prior transactions), which we refer to as "company options," outstanding as of immediately prior to the effective time of the merger and that is then vested, or will vest as a result of the merger, which we refer to together as "surrendered company options," will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 for each share of LinkedIn common stock that would have been issuable upon exercise of such surrendered company option prior to the effective time of the merger less the applicable exercise price for each such share of LinkedIn common stock under such surrendered company option and less any applicable withholding taxes. If the per share exercise price of any surrendered company option is equal to or greater than $196.00, such surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Each company option that is outstanding as of immediately prior to the effective time of the merger, has an exercise price per share that is less than $196.00 and is not a surrendered company option, which we refer to together as an "assumed company option," will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into an option to acquire; or (2) converted into an option granted pursuant to Microsoft's 2001 Stock Plan, as amended and restated, which we refer to as the "Microsoft stock plan," to acquire, in each case, on the same material terms and conditions as were applicable to such assumed company option immediately prior to the effective time of the merger, a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio (as described in more detail under the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger"). The per share exercise price for assumed company options will equal the quotient (rounded up to the nearest whole cent) determined by dividing (1) the per share exercise price for the LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger by (2) the stock award exchange ratio. Each company option that is outstanding as of immediately prior to the effective time of the merger, has an exercise price per share that is equal to or greater than $196.00, and is not a surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company options that would otherwise be assumed company options as vested surrendered company options, which will become fully vested and then cancelled and treated as a surrendered company option.

  Company Stock-Based Awards

        Each right to receive or retain shares of LinkedIn common stock or receive a cash payment equivalent granted pursuant to any LinkedIn stock plan (including awards assumed in prior transactions), other than a company option, including restricted stock and restricted stock unit awards, which we refer to as "company stock-based awards," outstanding as of immediately prior to the effective time of the merger that are vested as of immediately prior to the effective time of the merger, or will vest as a result of the merger, which we refer to as "surrendered company stock-based awards," will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 with respect to each share of LinkedIn common stock subject to the surrendered company—stock based award, less any applicable withholding taxes.

        Each company stock-based award that is outstanding as of immediately prior to the effective time of the merger and is not a surrendered company stock-based award, which we refer to together as an "assumed company stock-based award," will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into a stock-based award; or (2) converted into a stock-based award granted pursuant to the Microsoft stock plan, in each case, with the same material terms and conditions as were applicable to such assumed company stock-based award immediately prior to the effective time of the merger, in respect of a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company stock-based award as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company stock-based awards that would otherwise be assumed company stock-based awards as vested surrendered company stock-based awards, which will become fully vested and then cancelled and treated as a surrendered company stock-based award.

  Employee Stock Purchase Plan

        LinkedIn's executive officers will determine a date that is no later than one business day prior to the date on which the effective time of the merger occurs as the final "exercise date" for purposes of LinkedIn's 2011 Employee Stock Purchase Plan, which we refer to as the "ESPP." On such exercise date, LinkedIn will apply the funds credited as of such date pursuant to the ESPP within each participant's payroll withholding account to the purchase of whole shares of LinkedIn common stock in accordance with the terms of the ESPP. Subject to the consummation of the merger, the ESPP will terminate immediately prior to and effective as of the effective time of the merger.

        Pursuant to the terms of the merger agreement, the LinkedIn Board has adopted resolutions providing that each individual participating in the ESPP now will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that offering period commenced, and that each individual participating in the ESPP now or in any future offering period will not be permitted to make separate non-payroll contributions to the ESPP on or following the date of the merger agreement, except as may be required by applicable law. Prior to the effective time of the merger, LinkedIn will take all actions that may be necessary to, effective upon the consummation of the merger, (1) cause any offering period that would otherwise be outstanding at the effective time of the merger to be terminated no later than one business day prior to the date on which the effective time of the merger occurs; (2) make any pro rata adjustments that may be necessary to reflect the shortened offering period while treating the shortened offering period as a fully effective and completed offering period for all purposes of the ESPP; (3) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP after the effective time of the merger.

Employee Benefits

        From and after the effective time of the merger, the surviving corporation will (and Microsoft will cause the surviving corporation to) honor all of LinkedIn's benefit plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the effective time of the merger. The surviving corporation will (and Microsoft will cause the surviving corporation or one of its subsidiaries to) continue the employment of all employees of LinkedIn and its subsidiaries as of the effective time of the merger by taking such actions, if any, as are required by applicable law. For a period of one year following the effective time of the merger, the surviving corporation and its subsidiaries will (and Microsoft will cause the surviving corporation and its subsidiaries to) provide continuing employees with compensation, benefits, and severance payments and benefits (other than equity-based compensation and individual employment agreements, except as provided in the first sentence of this paragraph) at levels that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits, and severance payments and benefits (other than equity-based compensation and individual employment agreements) provided to continuing employees immediately prior to the effective time of the merger, either through (1) LinkedIn's benefit plans and arrangements in existence immediately prior to the effective time of the merger, (2) comparable plans, or some combination of (1) and (2). In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the effective time of the merger for any continuing employee employed during that period except in the ordinary course of business consistent with LinkedIn's past practice. Additionally, for continuing employees who terminate employment during the one year period following the effective time of the merger, the surviving corporation will (and Microsoft will cause the surviving corporation to) provide severance payments and benefits to eligible employees in accordance with LinkedIn's severance plans, guidelines and practices as in effect on the date of the merger agreement.

        To the extent that a LinkedIn benefit plan or comparable plan is made available to a continuing employee after the effective time of the merger (other than with respect to certain exceptions), the surviving corporation and its subsidiaries will (and Microsoft will cause the surviving corporation or one of its subsidiaries to) grant continuing employees credit for all service with LinkedIn and its subsidiaries prior to the effective time of the merger for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but excluding for purposes of benefit accruals under any defined benefit pension plan or post-employment welfare plan), except that such service need not be credited to the extent that it would result in duplication of benefits. In addition, (1) each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the surviving corporation and its subsidiaries to the extent that coverage pursuant to any such new benefit plan replaces coverage pursuant to a comparable LinkedIn benefit plan or arrangement that the continuing employee participates in immediately before the effective time of the merger; (2) for purposes of each new benefit plan providing health and welfare benefits to a continuing employee, the surviving corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new benefit plans to be waived for such continuing employee and his or her covered dependents, to the extent waived under the corresponding LinkedIn benefit plan or arrangement, and the surviving corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the LinkedIn benefit plan or arrangement ending on the date that such continuing employee's participation in the corresponding new benefit plan begins to be given full credit pursuant to such new benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new benefit plan, to the extent credited under the LinkedIn benefit plan or arrangement; and (3) credit the accounts of such continuing employees pursuant to any new benefit plan that is a flexible spending plan with any unused balance in the account of such continuing employee. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the effective time of the merger will be credited to such continuing employee following the effective time of the merger in accordance with LinkedIn's vacation or paid time off policies in effect immediately prior to the effective time of the merger.

        For more information, see the section of this proxy statement captioned "The Merger Agreement—Employee Benefits."

Interests of LinkedIn's Directors and Executive Officers in the Merger

        When considering the recommendation of the LinkedIn Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by LinkedIn stockholders, the LinkedIn Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

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  accelerated vesting, upon the effective time of the merger, of the restricted stock units, which we refer to as "RSUs," held by certain non-continuing directors, pursuant to the LinkedIn 2011 Equity Incentive Plan and as described in more detail below under the section of this proxy statement captioned "The Merger—Interests of LinkedIn Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards—Treatment of Company Stock-Based Awards;" and

  •
  the entitlement of each executive officer to receive payments and benefits pursuant to arrangements entered into prior to the commencement of discussions or negotiations regarding the merger, including cash severance benefits and immediate vesting of 100% or 50%, as applicable, of his or her outstanding company options or company stock-based awards, under his or her existing offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination, as described in more detail below under the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control."

        In addition, Mr. Weiner has entered into an offer letter with Microsoft providing for his future employment following the completion of the merger, as described in more detail below under the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger."

        If the proposal to adopt the merger agreement is approved, the common stock held by our directors and executive officers will be treated in the same manner as the common stock held by all other stockholders. For more information, see the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger."

Appraisal Rights

        If the merger is consummated, LinkedIn stockholders who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger, and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the "DGCL." This means that such stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

        To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to LinkedIn before the vote is taken on the proposal to adopt the merger agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; and (3) continue to hold the subject shares of common stock of record through the effective time of the merger. The failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

        For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") in exchange for such U.S. Holder's shares of common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder's adjusted tax basis in the shares of common stock surrendered in the merger.

        A Non-U.S. Holder (as defined under the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

        For more information, see the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger." Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

        Under the merger agreement, the merger cannot be completed until (1) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," has expired or been terminated; and (2) the approval or clearance of the merger has been granted by relevant antitrust authorities in the European Union and Canada.

Legal Proceedings Regarding the Merger

        On July 15, 2016, a putative shareholder class action lawsuit, captioned Shahram Badiian v. Reid Hoffman, et al., Case No. 16CV297883, was filed in the Superior Court of California for Santa Clara County against LinkedIn and the members of the LinkedIn Board, which we refer to as the "individual defendants," as well as against Microsoft and Merger Sub, which we refer to as the "Microsoft defendants." The complaint generally alleges that, in connection with the proposed merger, the individual defendants breached their fiduciary duties to LinkedIn and its stockholders by, among other things, agreeing to the proposed merger with the Microsoft defendants at an unfair price and pursuant to an unfair process and by causing the July 1, 2016 preliminary proxy statement, which we refer to as the "preliminary proxy," to be filed with the SEC with materially misleading statements and omissions about the proposed merger. Among other things, the complaint alleges that the preliminary proxy omits and/or misrepresents facts regarding: (i) the process leading up to the proposed merger, (ii) certain data and inputs underlying the financial analyses of Qatalyst Partners, LinkedIn's financial advisor in connection with the proposed merger, and (iii) LinkedIn management's and analysts' financial projections that Qatalyst Partners relied upon in preparing its financial analyses. The complaint further alleges that the Microsoft defendants aided and abetted the individual defendants' breach of their fiduciary duties. The complaint seeks an order preliminarily and/or permanently enjoining the proposed merger and/or rescission of the merger in the event it is consummated, an accounting for damages against all defendants, and an award of attorneys' and experts' fees, in addition to other relief. LinkedIn and the individual defendants believe that the plaintiff's allegations are without merit and intend to defend against them vigorously.

No Solicitation of Other Offers

        Under the merger agreement, from the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement), LinkedIn has agreed to cease and cause to be terminated any discussions or negotiations with and terminate any data room or other diligence access of any person, its affiliates and its representatives (as defined below) relating to an acquisition transaction (as defined under the section of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers") and to request any person who executed a confidentiality agreement in connection with its consideration of acquiring LinkedIn to promptly return or destroy any non-public information furnished by or on behalf of LinkedIn prior to the date of the merger agreement.

        Under the merger agreement, from the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement), LinkedIn has agreed not to, and to cause or direct, as the case may be, its subsidiaries and its and their respective affiliates, directors, officers, employees, consultants, agents, representatives and advisors, whom we collectively refer to as "representatives," not to, among other things: (1) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal (as defined under the section of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers"); (2) furnish or otherwise provide access to any non-public information regarding, or to the business, properties, assets, books, records or personnel of, LinkedIn or its subsidiaries to any person in connection with or with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal; (3) participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or with respect to any inquiries from third parties relating to making a potential acquisition proposal; (4) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal; (5) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction (as defined under the section of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers"); or (6) authorize or commit to do any of the foregoing.

        Notwithstanding these restrictions, under certain circumstances prior to the adoption of the merger agreement by LinkedIn stockholders, LinkedIn may furnish information to, and enter into negotiations or discussions with, a person regarding a bona fide written acquisition proposal if the LinkedIn Board determines in good faith after consultation with its financial advisor and its outside legal counsel that (1) such proposal constitutes or is reasonably likely to lead to a superior proposal (as defined under the section of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers"); and (2) failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law. For more information, see the section of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers."

        LinkedIn is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Microsoft during a specified period. If LinkedIn terminates the merger agreement in order to accept a superior proposal, it must pay a $725 million termination fee to Microsoft. For more information, see the section of this proxy statement captioned "The Merger Agreement—The LinkedIn Board's Recommendation; Company Board Recommendation Change."

Change in the LinkedIn Board's Recommendation

        The LinkedIn Board may not withdraw its recommendation that LinkedIn stockholders adopt the merger agreement or take certain similar actions other than, under certain circumstances, if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with the LinkedIn Board's fiduciary duties pursuant to applicable law and complies with the provisions of the merger agreement.

        However, the LinkedIn Board cannot withdraw its recommendation that LinkedIn stockholders adopt the merger agreement or take certain similar actions unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Microsoft during a specified period. If Microsoft terminates the merger agreement because the LinkedIn Board withdraws its recommendation that LinkedIn stockholders adopt the merger agreement or takes certain similar actions, then LinkedIn must pay a $725 million termination fee to Microsoft. For more information, see the section of this proxy statement captioned "The Merger Agreement—The LinkedIn Board's Recommendation; Company Board Recommendation Change."

Conditions to the Closing of the Merger

        The obligations of LinkedIn, Microsoft and Merger Sub, as applicable, to consummate the merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

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  the adoption of the merger agreement by the requisite affirmative vote of LinkedIn stockholders;

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  the expiration or termination of the applicable waiting period under, or obtaining all requisite consents pursuant to, the HSR Act and the antitrust laws of the European Union and Canada;

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  the consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority;

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  the absence of any Company Material Adverse Effect (as such term is defined in the section of this proxy statement captioned "The Merger Agreement—Representations and Warranties") or a material adverse effect with respect to Microsoft and its subsidiaries (as such term is defined in the merger agreement) having occurred after the date of merger agreement that is continuing as of the effective time of the merger;

  •
  the accuracy of the representations and warranties of Microsoft and Merger Sub in the merger agreement, subject to materiality qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

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  the accuracy of the representations and warranties of LinkedIn in the merger agreement, subject to materiality qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made; and

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  the performance and compliance in all material respects by LinkedIn, Microsoft and Merger Sub of and with their respective covenants and obligations required to be performed and complied with by them under the merger agreement at or prior to the effective time of the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by LinkedIn stockholders, in the following ways:

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  by mutual written agreement of LinkedIn and Microsoft;

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  by either LinkedIn or Microsoft if:

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  (1) a permanent injunction or similar order issued by a court or other legal restraint prohibiting consummation of the merger is in effect, or any action taken by a governmental authority prohibiting the merger has become final and non-appealable; or (2) any statute, regulation or order prohibiting the merger has been enacted (except that a party may not terminate the merger agreement pursuant to this provision if such party has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, law or order);

  •
  the merger has not been consummated before January 11, 2017, which we refer to as the "termination date," except that if all conditions have been satisfied (other than those conditions to be satisfied at the closing of the merger) or waived (to the extent permitted by applicable law) by that date but on that date any of the antitrust or competition-related conditions or the conditions related to prohibitive laws or orders set forth in the merger agreement have not been satisfied, then either LinkedIn or Microsoft may elect to extend the termination date to June 11, 2017, but:

  •
  a party may not terminate the merger agreement if such party's action or failure to act constitutes a breach of the merger agreement and is the primary cause of the failure to consummate the merger by the termination date; and

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  LinkedIn may not terminate the merger agreement if it has not taken a stockholder vote on the adoption of the merger agreement at the special meeting;

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  the LinkedIn stockholders do not adopt the merger agreement at the special meeting (except that a party may not terminate the merger agreement if such party's action or failure to act constitutes a breach of the merger agreement and is the primary cause of the failure to obtain the approval of the LinkedIn stockholders at the special meeting);

  •
  by LinkedIn if:

  •
  after a cure period, Microsoft or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement, such that the related closing condition would not be satisfied;

  •
  prior to the adoption of the merger agreement by LinkedIn stockholders, (1) LinkedIn has received a superior proposal; (2) the LinkedIn Board has authorized LinkedIn to enter into an agreement to consummate the transaction contemplated by such superior proposal, (3) LinkedIn pays Microsoft a $725 million termination fee; and (4) LinkedIn has complied with its non-solicitation obligations under the merger agreement;

  •
  by Microsoft if:

  •
  after a cure period, LinkedIn has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, such that the related closing condition would not be satisfied; or

  •
  the LinkedIn Board (1) withholds, withdraws, amends, qualifies or modifies, or publicly proposes to withhold, withdraw, amend, qualify or modify, the LinkedIn Board's recommendation in a manner adverse to Microsoft; (2) adopts, approves, or recommends an acquisition proposal; (3) fails to publicly reaffirm the LinkedIn Board's recommendation within 10 business days of the occurrence of a material event or development and after Microsoft so requests in writing (or if the special meeting is scheduled to be held within 10 business days, then within one business day after Microsoft so requests); (4) takes or fails to take any formal action or makes or fails to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a "stop, look and listen" communication by the LinkedIn Board (or a committee thereof) to LinkedIn's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (5) fails to include the LinkedIn Board's recommendation in this proxy statement.

Termination Fee

        LinkedIn will be required to pay to Microsoft a termination fee of $725 million if the merger agreement is terminated in specified circumstances. For more information, see the section of this proxy statement captioned "The Merger Agreement—Termination Fee."

QUESTIONS AND ANSWERS

        The following questions and answers address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section of this proxy statement captioned "Where You Can Find More Information."

        Q:    Why am I receiving these materials?

        A:    On June 11, 2016, LinkedIn entered into the merger agreement providing for the merger of Merger Sub with and into LinkedIn, pursuant to which LinkedIn will survive the merger as a wholly owned subsidiary of Microsoft. A copy of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the merger, LinkedIn stockholders must vote to adopt the merger agreement at the special meeting. The approval of this proposal by our stockholders is a condition to the consummation of the merger. See the section of this proxy statement captioned "The Merger Agreement—Conditions to the Closing of the Merger." The LinkedIn Board is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the special meeting.

        Q:    What am I being asked to vote on at the special meeting?

        A:    You are being asked to vote on the following proposals:

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    to adopt the merger agreement pursuant to which Merger Sub will merge with and into LinkedIn, and LinkedIn will become a wholly owned subsidiary of Microsoft;

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    to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and

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    to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        Q:    When and where is the special meeting?

        A:    The special meeting will take place on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 a.m., Pacific time.

        Q:    Who is entitled to vote at the special meeting?

        A:    LinkedIn stockholders as of the close of business on July 18, 2016, which is the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting. As of the close of business on the record date, there were 119,167,595 shares of Class A common stock and 15,559,383 shares of Class B common stock outstanding and entitled to vote at the special meeting. Each share of Class A common stock is entitled to one vote per share on each matter properly brought before the special meeting and each share of Class B common stock is entitled to 10 votes per share on each matter properly brought before the special meeting. The Class A common stock and Class B common stock are voting as a single class on the proposals to be considered at the special meeting.

        Q:    May I attend the special meeting and vote in person?

        A:    Yes. Subject to the requirements described in this proxy statement, all LinkedIn stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

        Even if you plan to attend the special meeting in person, to ensure that your shares will be represented at the special meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

        If you hold your shares in "street name," you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the merger agreement, without your instructions. If you hold your shares in "street name," you may not vote your shares in person at the special meeting unless you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

        Q:    What is the proposed merger and what effects will it have on LinkedIn?

        A:    The proposed merger is the acquisition of LinkedIn by Microsoft. If the proposal to adopt the merger agreement is approved by LinkedIn stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into LinkedIn, with LinkedIn continuing as the surviving corporation. As a result of the merger, LinkedIn will become a wholly owned subsidiary of Microsoft, and our Class A common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our Class A common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

        Q:    What will I receive if the merger is completed?

        A:    Upon completion of the merger, you will be entitled to receive the per share merger consideration of $196.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not validly withdrawn or subsequently lost your appraisal rights under the DGCL. For example, if you own 100 shares of common stock, you will receive $19,600.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

        Q:    How does the per share merger consideration compare to the market price of the Class A common stock prior to the public announcement of the merger agreement?

        A:    The per share merger consideration represents a premium of approximately 49.5% over the closing price of the Class A common stock on June 10, 2016, the last trading day prior to the public announcement of the merger agreement.

        Q:    What do I need to do now?

        A:    We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the merger affects you. Then, even if you expect to attend the special meeting, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or grant your proxy electronically over the internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in "street name," please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

        Q:    Should I send in my stock certificates now?

        A:    No. After the merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates or surrender your book-entry shares to the paying agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

        Q:    What happens if I sell or otherwise transfer my shares of common stock after the record date but before the special meeting?

        A:    The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies LinkedIn in writing of such special arrangements, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone.

        Q:    How does the LinkedIn Board recommend that I vote?

        A:    The LinkedIn Board unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        Q:    Why am I being asked to cast a non-binding, advisory vote to approve compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger?

        A:    SEC rules require LinkedIn to seek a non-binding, advisory vote to approve compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        Q:    What is the compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger for purposes of this advisory vote?

        A:    The compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of LinkedIn's named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by Microsoft to our named executive officers in connection with the merger is not subject to this advisory vote. For further detail, see the section of this proxy statement captioned "Proposal 3: Advisory, Non-Binding Vote to Approve Certain Merger-Related Executive Compensation Arrangements."

        Q:    What will happen if LinkedIn stockholders do not approve the compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger?

        A:    Approval of the compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger is not a condition to completion of the merger. The vote to approve the compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger is an advisory vote and will not be binding on LinkedIn or Microsoft. Accordingly, if the merger agreement is adopted by LinkedIn stockholders and the merger is completed, the compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger will or may be paid to LinkedIn's named executive officers even if LinkedIn stockholders do not approve such compensation.

        Q:    What happens if the merger is not completed?

        A:    If the merger agreement is not adopted by LinkedIn stockholders or if the merger is not completed for any other reason, LinkedIn stockholders will not receive any payment for their shares of common stock. Instead, (1) LinkedIn will remain an independent public company; (2) our Class A common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

        Under specified circumstances, LinkedIn will be required to pay Microsoft a termination fee of $725 million upon the termination of the merger agreement, as described in the section of this proxy statement captioned "The Merger Agreement—Termination Fee."

        Q:    What vote is required to adopt the merger agreement?

        A:    The affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal is required to adopt the merger agreement.

        The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the special meeting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. If you hold your shares in "street name," the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        As a result of his ownership of approximately 53% of the voting power of the outstanding shares of common stock as of the record date, Reid Hoffman, our co-founder and Chair of the LinkedIn Board, will have the power to approve the adoption of the proposals without the vote of any other stockholder. Accordingly, if Mr. Hoffman votes his shares in favor of the proposals, the approval of the proposals is assured without the vote of any other stockholder. Mr. Hoffman has informed us that he intends to vote all of his shares of common stock "FOR" each of the proposals.

        Q:    What vote is required to approve any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to its named executive officers in connection with the merger?

        A:    Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

        The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote in person by ballot at the special meeting will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger. If you hold your shares in "street name," the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger. In all cases, abstentions will have the same effect as a vote "AGAINST" the adjournment proposal and the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        As a result of his ownership of approximately 53% of the voting power of the outstanding shares of common stock as of the record date, Reid Hoffman, our co-founder and Chair of the LinkedIn Board, will have the power to approve the adoption of the proposals without the vote of any other stockholder. Accordingly, if Mr. Hoffman votes his shares in favor of the proposals, the approval of the proposals is assured without the vote of any other stockholder. Mr. Hoffman has informed us that he intends to vote all of his shares of common stock "FOR" each of the proposals.

        Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the "stockholder of record." In this case, this proxy statement and your proxy card have been sent directly to you by or on behalf of LinkedIn.

        If your shares are held through a bank, broker or other nominee, you are considered the "beneficial owner" of shares of common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person by ballot at the special meeting unless you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

        Q:    How may I vote?

        A:    If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

    •
    by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

    •
    by visiting the internet address on your proxy card;

    •
    by calling the toll-free (within the U.S. or Canada) phone number on your proxy card; or

    •
    by attending the special meeting and voting in person by ballot.

        A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

        Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a "legal proxy" to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person by ballot, your previous vote by proxy will not be counted.

        If your shares are held in "street name" through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your shares in person by ballot at the special meeting unless you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

        Q:    What is a proxy?

        A:    A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of common stock is called a "proxy card." Michael Callahan, our Senior Vice President, General Counsel and Secretary, and Steven Sordello, our Senior Vice President and Chief Financial Officer, with full powers of substitution and resubstitution, are the proxy holders for the special meeting.

        Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

        A:    No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted "AGAINST" adoption of the merger agreement, but will have no effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        Q:    May I change my vote after I have mailed my signed and dated proxy card?

        A:    Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

    •
    signing another proxy card with a later date and returning it to us prior to the special meeting;

    •
    submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

    •
    delivering a written notice of revocation to our Corporate Secretary; or

    •
    attending the special meeting and voting in person by ballot.

        If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

        Q:    If a stockholder gives a proxy, how are the shares voted?

        A:    Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you direct.

        If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        Q:    What should I do if I receive more than one set of voting materials?

        A:    Please sign, date and return (or grant your proxy electronically over the internet or by telephone) each proxy card and voting instruction form that you receive.

        You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

        Q:    Where can I find the voting results of the special meeting?

        A:    If available, LinkedIn may announce preliminary voting results at the conclusion of the special meeting. LinkedIn intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that LinkedIn files with the SEC are publicly available when filed. See the section of this proxy statement captioned "Where You Can Find More Information."

        Q:    Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?

        A:    If you are a U.S. Holder (as defined under the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger"), the exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder's adjusted tax basis in the shares of common stock surrendered in the merger.

        A Non-U.S. Holder (as defined in the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger") generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

        Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or foreign taxing jurisdiction. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned "The Merger—Material U.S. Federal Income Tax Consequences of the Merger."

        Q:    What will the holders of company options and company stock-based awards receive in the merger?

        A:    Generally, at the effective time of the merger, each company option and company stock-based award that is outstanding immediately prior to the effective time of the merger that is unvested will be assumed or substituted for by Microsoft and automatically converted into a corresponding equity award representing the right to acquire, on the same material terms and conditions, an adjusted number of shares of Microsoft common stock, subject to certain exceptions. The number of shares of Microsoft common stock subject to the new equity awards will be determined by a stock award exchange ratio based on the relative value of the per share merger consideration ($196.00) and the volume weighted average price per share of Microsoft common stock for the five consecutive trading days ending with the complete trading day ending immediately prior to the closing date of the merger, with a corresponding adjustment to be made to the exercise prices of company options. Any outstanding company options or company stock-based awards that are vested, will become vested in connection with the merger, or that are designated by Microsoft as cancelled awards instead will be cancelled and converted into the right to receive an amount in cash (less any amounts required to be deducted or withheld by law) determined by multiplying $196.00 by the number of outstanding shares of LinkedIn common stock subject to the award (and in the case of company options, less applicable exercise prices).

        Also, each executive officer is eligible to receive immediate vesting of 100% or 50%, as applicable, of his or her outstanding company options or company stock-based awards under his or her offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination as defined in the applicable offer letter or change of control agreement and as described more fully below.

        Q:    What will happen to the ESPP?

        A:    LinkedIn's executive officers will determine the final exercise date for purposes of the ESPP. On such exercise date, LinkedIn will apply the funds credited as of such date pursuant to the ESPP within each participant's payroll withholding account to the purchase of whole shares of

LinkedIn common stock in accordance with the terms of the ESPP. Subject to the consummation of the merger, the ESPP will terminate immediately prior to and effective as of the effective time of the merger.

        Pursuant to the terms of the merger agreement, the LinkedIn Board has adopted resolutions providing that each individual participating in the ESPP now will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that offering period commenced and that each individual participating in the ESPP now or in any future offering period will not be permitted to make separate non-payroll contributions to the ESPP on or following the date of the merger agreement, except as may be required by applicable law. Prior to the effective time of the merger, LinkedIn will take all actions that may be necessary to, effective upon the consummation of the merger, (1) cause any offering period that would otherwise be outstanding at the effective time of the merger to be terminated no later than one business day prior to the date on which the effective time of the merger occurs; (2) make any pro rata adjustments that may be necessary to reflect the shortened offering period while treating the shortened offering period as a fully effective and completed offering period for all purposes of the ESPP; (3) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP after the effective time of the merger.

        Q:    When do you expect the merger to be completed?

        A:    We currently expect to complete the merger this calendar year. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

        Q:    Am I entitled to appraisal rights under the DGCL?

        A:    If the merger is consummated, stockholders who do not vote in favor of the adoption of the merger agreement and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is attached as Annex C to this proxy statement.

        Q:    Do any of LinkedIn's directors or officers have interests in the merger that may differ from those of LinkedIn stockholders generally?

        A:    Yes. In considering the recommendation of the LinkedIn Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of LinkedIn stockholders generally. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) unanimously recommending that the merger agreement be adopted by LinkedIn stockholders, the LinkedIn Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger."

        Q:    Who can help answer my questions?

        A:    If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 825-8621 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)

        If your broker, bank or other nominee holds your shares, you may call your broker, bank or other nominee for additional information.

FORWARD-LOOKING STATEMENTS

        This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain "forward-looking statements" that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "should," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

  •
  the inability to complete the merger due to the failure of LinkedIn stockholders to adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

  •
  the risk that the merger agreement may be terminated in circumstances that require us to pay Microsoft a termination fee of $725 million;

  •
  the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

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  risks that the merger affects our ability to retain or recruit employees;

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  the fact that receipt of the all-cash merger consideration would be taxable to LinkedIn stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

  •
  the fact that, if the merger is completed, LinkedIn stockholders will forego the opportunity to realize the potential long-term value of the successful execution of LinkedIn's current strategy as an independent company;

  •
  the possibility that Microsoft could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of LinkedIn's assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to LinkedIn stockholders in the merger;

  •
  the fact that under the terms of the merger agreement, LinkedIn is unable to solicit other acquisition proposals during the pendency of the merger;

  •
  the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including risks related to the diversion of the attention of LinkedIn management or employees during the pendency of the merger;

  •
  the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

  •
  the risk that our stock price may decline significantly if the merger is not completed; and

  •
  risks related to obtaining the requisite consents to the merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental bodies (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental bodies may deny approval.

        Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including (1) the information contained under this caption; and (2) the information contained under the caption

"Risk Factors" and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

        Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

        The enclosed proxy is solicited on behalf of the LinkedIn Board for use at the special meeting.

Date, Time and Place

        We will hold the special meeting on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 a.m., Pacific time.

Purpose of the Special Meeting

        At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

Record Date; Shares Entitled to Vote; Quorum

        Only LinkedIn stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices located at 2029 Stierlin Court, Mountain View, CA 94043, during regular business hours for a period of no less than 10 days before the special meeting and at the place of the special meeting during the meeting.

        As of the record date, there were 119,167,595 shares of Class A common stock and 15,559,383 shares of Class B common stock outstanding and entitled to vote at the special meeting. Each share of Class A common stock is entitled to one vote per share on each matter properly brought before the special meeting and each share of Class B common stock is entitled to 10 votes per share on each matter properly brought before the special meeting. The Class A common stock and Class B common stock are voting as a single class on the proposals to be considered at the special meeting.

        The presence in person or by proxy of the holders of shares of common stock having a majority of the votes which could be cast by the holders of all outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum at the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

        Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of common stock entitled to vote on the proposal. Adoption of the merger agreement by LinkedIn's stockholders is a condition to the closing of the merger.

        Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal. Approval, by non-binding, advisory vote, of compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

        If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted "AGAINST" the proposal to adopt the merger agreement. For stockholders who attend the meeting or are represented by proxy and vote to abstain, the abstention will have the same effect as if the stockholder voted "AGAINST" any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and "AGAINST" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        A "broker non-vote" generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. We do not expect any "broker non-votes," at the special meeting, but if there are any, they will be counted for the purpose of determining whether a quorum is present. If there are broker non-votes, each broker non-vote will count as a vote "AGAINST" the proposal to adopt the merger agreement, but will have no effect on (1) any proposal to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; or (2) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        As a result of his ownership of approximately 53% of the voting power of the outstanding shares of common stock as of the record date, Reid Hoffman, our co-founder and Chair of the LinkedIn Board, will have the power to approve the adoption of the proposals without the vote of any other stockholder. Accordingly, if Mr. Hoffman votes his shares in favor of the proposals, the approval of the proposals is assured without the vote of any other stockholder. Mr. Hoffman has informed us that he intends to vote all of his shares of common stock "FOR" each of the proposals.

Shares Held by LinkedIn's Directors and Executive Officers

        As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 15,665,329 shares of common stock, representing approximately 12% of the shares of common stock, and approximately 54% of the total voting power of the shares of common stock, outstanding on the record date. Our co-founder and Chair of the LinkedIn Board, Reid Hoffman, beneficially owned and was entitled to vote, in the aggregate, 14,489,899 shares of common stock, representing approximately 11% of the shares of common stock, and approximately 53% of the total voting power of the shares of common stock, outstanding on the record date. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

Voting of Proxies

        If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid reply envelope, or you may vote in person by ballot at the special meeting. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone. Based on your proxy cards or internet and telephone proxies, the proxy holders will vote your shares according to your directions.

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

        All shares represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) "FOR" adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

        If your shares are held in "street name" through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee or attending the special meeting and voting in person with a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. If available, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not return your bank's, broker's or other nominee's voting instruction form, do not vote over the internet or by telephone through your bank, broker or other nominee, if possible, or do not attend the special meeting and vote in person with a "legal proxy" from your bank, broker or other nominee, it will have the same effect as if you voted "AGAINST" the proposal to adopt the merger agreement but will not have any effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

Revocability of Proxies

        If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

  •
  signing another proxy card with a later date and returning it to us prior to the special meeting;

  •
  submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

  •
  delivering a written notice of revocation to our Corporate Secretary; or

  •
  attending the special meeting and voting in person by ballot.

        If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

        If you hold your shares of common stock in "street name," you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a "legal proxy" from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

        Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow LinkedIn stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.

The LinkedIn Board's Recommendation

        The LinkedIn Board, after considering various factors described in the section of this proxy statement captioned "The Merger—Recommendation of the LinkedIn Board and Reasons for the Merger," has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, on and subject to the conditions set forth therein, are fair to, advisable and in the best interests of LinkedIn and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement in all respects. The LinkedIn Board unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

Adjournment

        In addition to the proposal to adopt the merger agreement and the proposal to approve, by non-binding advisory vote, compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger, LinkedIn stockholders are also being asked to approve the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. This will enable the adjournment of the special meeting for the purpose of, among other things, soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum is not present, the chair of the special meeting may adjourn the special meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals.

Solicitation of Proxies

        The expense of soliciting proxies will be borne by LinkedIn. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. We will also indemnify Innisfree M&A Incorporated against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

        We currently expect to complete the merger this calendar year. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Appraisal Rights

        If the merger is consummated, LinkedIn stockholders who do not vote in favor of the adoption of the merger agreement and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that such holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, LinkedIn stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

        To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to LinkedIn before the vote is taken on the adoption of the merger agreement; (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement; and (3) continue to hold the subject shares of record through the effective time of the merger. The failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.

Other Matters

        At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 19, 2016

        This proxy statement is available at https://investors.linkedin.com/results-and-financials/

Householding of Special Meeting Materials

        We have adopted a procedure approved by the SEC called "householding." Under this procedure, stockholders who have the same address and last name will receive only one copy of this proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

        If you wish to receive a separate set of our disclosure documents at this time, contact Broadridge Financial Solutions, Inc. by telephone at 866-540-7095 (inside or outside of the U.S.). If you wish to receive a separate set of our disclosure documents in the future, you may contact Investor Relations,

LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. You may also send a message to our Investor Relations department by email at investors@linkedin.com or on our website at investors.linkedin.com under "Contact Us" (https://investors.linkedin.com/contact-us/default.aspx).

        If you are a stockholder who has multiple accounts in your name or you share an address with other stockholders and would like to receive a single set of our disclosure documents for your household, you may notify your broker, if your shares are held in a brokerage account, or if you hold registered shares, by notifying either LinkedIn Investor Relations or Broadridge using the contact methods above.

Questions and Additional Information

        If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 825-8621 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)

THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

  LinkedIn Corporation
  2029 Stierlin Court
  Mountain View, CA 94043
  (650) 687-3600

        LinkedIn is the world's largest professional network on the Internet with over 433 million members in over 200 countries and territories as of the date of this proxy statement. Members use our platform to stay connected and informed, advance their career and work smarter.

        LinkedIn's Class A common stock is listed on the NYSE under the symbol "LNKD."

  Microsoft Corporation
  One Microsoft Way
  Redmond, WA 95054
  (425) 882-8080

        Microsoft is a technology company whose mission is to empower every person and every organization on the planet to achieve more. Its strategy is to build best-in-class platforms and productivity services for a mobile-first, cloud-first world. Founded in 1975, Microsoft operates worldwide and has offices in more than 100 countries. Microsoft develops, licenses, and supports a wide range of software products, services, and devices that deliver new opportunities, greater convenience, and enhanced value to people's lives. Microsoft offers an array of services, including cloud-based services, to consumers and businesses. Microsoft designs, manufactures, and sells devices that integrate with its cloud-based services, and Microsoft delivers relevant online advertising to a global audience.

        Microsoft's common stock is listed on Nasdaq under the symbol "MSFT."

  Liberty Merger Sub Inc.
  c/o Microsoft Corporation
  One Microsoft Way
  Redmond, WA 95054
  (425) 882-8080

        Merger Sub is a wholly owned direct subsidiary of Microsoft and was formed on June 10, 2016, solely for the purpose of engaging in the transactions contemplated by the merger agreement and has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement.

Effect of the Merger

        Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into LinkedIn, with LinkedIn continuing as the surviving corporation. As a result of the merger, LinkedIn will become a wholly owned subsidiary of Microsoft, and our Class A common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our Class A common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

        The effective time of the merger will occur upon the filing of a certificate of merger with and acceptance of such certificate by the Secretary of State of the State of Delaware (or at such later time as we, Microsoft and Merger Sub may agree and specify in such certificate of merger).

Effect on LinkedIn if the Merger is Not Completed

        If the merger agreement is not adopted by LinkedIn stockholders or if the merger is not completed for any other reason, LinkedIn stockholders will not receive any payment for their shares of common stock. Instead, LinkedIn will remain an independent public company, our Class A common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that our management will operate the business in a manner similar to that in which it is being operated today and that LinkedIn stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which LinkedIn operates and adverse economic conditions.

        Furthermore, if the merger is not completed, and depending on the circumstances that caused the merger not to be completed, the price of our Class A common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Class A common stock would return to the price at which it trades as of the date of this proxy statement.

        Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the merger is not completed, the LinkedIn Board will continue to evaluate and review, among other things, LinkedIn's business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by LinkedIn stockholders or if the merger is not completed for any other reason, LinkedIn's business, prospects or results of operation may be adversely impacted.

        Under specified circumstances, LinkedIn will be required to pay Microsoft a termination fee of $725 million upon the termination of the merger agreement. For more information, see the section of this proxy statement captioned "The Merger Agreement—Termination Fee."

Merger Consideration

        In the merger, each outstanding share of common stock (other than shares held by (1) LinkedIn as treasury stock; (2) Microsoft, Merger Sub or their respective subsidiaries; and (3) LinkedIn stockholders who have properly and validly exercised and perfected their appraisal rights under Delaware law with respect to such shares) will be cancelled and converted into the right to receive the per share merger consideration.

        After the merger is completed, you will have the right to receive the per share merger consideration, as described in the section of this proxy statement captioned "The Merger Agreement—Conversion of Shares," but you will no longer have any rights as a stockholder (except that LinkedIn stockholders who properly exercise and do not validly withdraw or subsequently lose their appraisal rights will have the right to receive a payment for the "fair value" of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described in the section of this proxy statement captioned "The Merger—Appraisal Rights").

Background of the Merger

        LinkedIn is the world's largest professional network on the internet and its members use LinkedIn's platform to stay connected and informed, advance their career and work smarter. Reid Hoffman, the Chair of the LinkedIn Board and a co-founder of LinkedIn, has had a long-term vision for LinkedIn—to create economic opportunity for every professional in the world—since its founding in 2002. In connection with its initial public offering in 2011, LinkedIn created a dual class common stock structure, which provided LinkedIn's founders, pre-initial public offering investors, executives and employees with influence over matters requiring stockholder approval.

        The LinkedIn Board regularly evaluates LinkedIn's strategic direction and ongoing business plans with a view toward executing on LinkedIn's vision and mission, strengthening its core businesses and enhancing stockholder value. As part of this evaluation, the LinkedIn Board has from time to time considered a variety of strategic alternatives, including (1) the continuation of LinkedIn's current business plan as a standalone entity; (2) modifications to LinkedIn's business plan and strategy; and (3) potential expansion opportunities into new business lines through acquisitions and combinations of LinkedIn with other businesses.

        On February 16, 2016, Jeff Weiner, LinkedIn's chief executive officer, met with Satya Nadella, Microsoft's chief executive officer, to discuss the ongoing commercial relationship between the companies and ways to enhance it. At this meeting, Messrs. Weiner and Nadella discussed ways in which the two companies could work together more closely and, in the context of that discussion, among other things, the concept of a business combination was raised.

        On March 10, 2016, Mr. Weiner met with an executive of a company, which we refer to as "Party A," at the executive's request. During the meeting, the executive of Party A stated to Mr. Weiner that he and the chief executive officer of Party A had previously discussed ways in which Party A could enhance its business relationship with LinkedIn, as well as a potential acquisition of LinkedIn by Party A.

        On March 12, 2016, Mr. Hoffman held a previously scheduled meeting with a senior executive of a company, which we refer to as "Party B." Later on March 12, 2016, the senior executive of Party B contacted each of Messrs. Hoffman and Weiner separately to set up an additional meeting in the near future to explore a potential business combination transaction.

        On March 14, 2016, at a function attended by both Mr. Weiner and the chief executive officer of Party A, Mr. Weiner spoke with the chief executive officer of Party A, who requested that the two speak further about potential strategic opportunities for LinkedIn and Party A.

        On March 15, 2016, Mr. Weiner called Mr. Nadella to inquire as to whether Microsoft was interested in discussing further a potential acquisition of LinkedIn, and explained that, although LinkedIn was not for sale, others had expressed interest in an acquisition. Mr. Nadella responded that he had discussed the matter further with Microsoft's board of directors, confirmed that Microsoft was interested in pursuing an acquisition of LinkedIn and that Microsoft had begun work on the project.

        On March 16, 2016, at the request of the chief executive officer of Party A, Mr. Weiner met with the chief executive officer of Party A, who informed Mr. Weiner that Party A had engaged a financial advisor for purposes of analyzing a potential acquisition of LinkedIn by Party A and that Party A was interested in pursuing an acquisition. The chief executive officer of Party A also discussed with Mr. Weiner the current business of Party A and the potential benefits of a combination of Party A and LinkedIn.

        On March 18, 2016, the LinkedIn Board met, with representatives of LinkedIn management and Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to LinkedIn, which we refer to as "Wilson Sonsini," in attendance. The members of the LinkedIn Board discussed the recent indications of interest with respect to a potential acquisition of LinkedIn from Party A, Party B and Microsoft. The members of the LinkedIn Board also discussed contacting other companies that may have an interest in acquiring LinkedIn. The representatives of Wilson Sonsini discussed with the members of the LinkedIn Board their fiduciary duties in the context of a potential sale of LinkedIn. The representatives of Wilson Sonsini also discussed with the members of the LinkedIn Board the fiduciary and other considerations related to the fact that Mr. Hoffman, through his ownership of Class B common stock, controlled more than a majority of the outstanding voting power of LinkedIn and therefore would be able to approve or prevent any potential transaction. Mr. Hoffman informed the other members of the LinkedIn Board that, should such a transaction proceed, he expected to be treated the same as the other stockholders of LinkedIn and would not expect to receive, or seek to receive, any special or different consideration. In light of the potentially significant workload involved in exploring strategic alternatives and the possibility that in connection with such exploration LinkedIn management might need feedback and direction on relatively short notice, the LinkedIn Board created a transactions committee, which we refer to as the "Transactions Committee." The Transactions Committee was authorized to advise and direct LinkedIn management with respect to the exploration, consideration and negotiation of strategic alternative transactions, to facilitate negotiation, and to report to the LinkedIn Board on a regular basis. The LinkedIn Board retained authority to approve any transaction. The LinkedIn Board appointed A. George "Skip" Battle, Michael Moritz and Stanley Meresman to the Transactions Committee. The LinkedIn Board also authorized the Company to engage Qatalyst Partners, on terms acceptable to the Transactions Committee, to assist LinkedIn with respect to its exploration of strategic alternative transactions.

        Later on March 18, 2016, Mr. Weiner attended a meeting previously scheduled by Qatalyst Partners. During the meeting, Mr. Weiner spoke with a representative of Qatalyst Partners about potentially engaging Qatalyst Partners to act as LinkedIn's financial advisor for purposes of assisting with the exploration of strategic alternative transactions.

        On March 21, 2016, the chief executive officer of Party A emailed Mr. Weiner to inquire about meeting to further discuss a potential acquisition.

        On March 22, 2016, Mr. Weiner emailed the chief executive officer of Party A and said, in response to Party A's inquiry, that LinkedIn would be willing to meet to further discuss a potential acquisition. Mr. Weiner also emailed with an executive of Party B regarding the possibility of a transaction with LinkedIn and to set up further meetings on the topic. Additionally, Mr. Weiner emailed Mr. Nadella to set up a call to further discuss a potential acquisition.

        Later on March 22, 2016, Mr. Weiner spoke with Mr. Nadella about a meeting to discuss a potential acquisition. Later that day, the Transactions Committee held its first meeting, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners and Wilson Sonsini, respectively, in attendance. The Transactions Committee discussed the current status of discussions with third parties regarding a potential acquisition of LinkedIn. The Transactions Committee also reviewed other parties that might have an interest in a transaction with LinkedIn, based on the Transactions Committee's assessment of the likelihood these parties would be interested in making a compelling offer for LinkedIn that was capable of being completed, and, among other things, authorized Mr. Weiner and Qatalyst Partners to contact a company, which we refer to as "Party C," regarding a potential acquisition of LinkedIn. The Transactions Committee approved the engagement by LinkedIn of Qatalyst Partners as a financial advisor.

        On March 25, 2016, Messrs. Hoffman and Weiner met with the chief executive officer of Party A and discussed aspects of a potential transaction with LinkedIn, including potential benefits of an acquisition. The chief executive officer of Party A stated that Party A would like Mr. Weiner to play a role at the combined company if Party A acquired LinkedIn. The chief executive officer of Party A and Mr. Hoffman also briefly discussed Mr. Hoffman's potential involvement with the business following a transaction, including, among other things, his possibly serving on Party A's board of directors.

        On March 28, 2016, Mr. Weiner spoke to the chief executive officer of Party C regarding a potential acquisition of LinkedIn.

        On March 29, 2016, representatives of Qatalyst Partners discussed a potential transaction with a representative of the corporate development department and another senior executive of Party C.

        Also on March 29, 2016, Messrs. Hoffman and Weiner met with the chief executive officer and another senior executive of Party B to discuss, among other things, potential benefits of an acquisition.

        On March 31, 2016, Messrs. Hoffman and Weiner and Steve Sordello, LinkedIn's senior vice president and chief financial officer, met with Mr. Nadella and other executives of Microsoft to discuss, among other things, potential benefits of an acquisition.

        On April 1, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners and Wilson Sonsini, respectively, in attendance. Mr. Weiner updated the Transactions Committee regarding the status of the recent discussions concerning a potential acquisition of LinkedIn, as well as other parties who might have interest in an acquisition of LinkedIn. At this meeting, Mr. Hoffman informed the Transactions Committee that he had a meeting scheduled with the chief executive officer of another company, which we refer to as "Party D," who might have an interest in a transaction with LinkedIn in the near future. The Transactions Committee authorized Mr. Hoffman to gauge Party D's interest in a transaction.

        Later on April 1, 2016, representatives of Wilson Sonsini provided Party A with a draft of a confidentiality agreement. The confidentiality agreement was signed on April 6, 2016.

        On April 2, 2016, representatives of the corporate development department of Party C contacted representatives of Qatalyst Partners and informed them that Party C was not interested in pursuing an acquisition of LinkedIn, but remained interested in potential alternative transactions or a commercial partnership with LinkedIn.

        On April 4, 2016, a senior executive of Party B contacted Mr. Weiner and indicated that Party B was interested in exploring a potential acquisition of LinkedIn, and that representatives from their corporate development team would contact Qatalyst Partners.

        On April 5, 2016, representatives of Wilson Sonsini provided Party B with a draft of a confidentiality agreement. The confidentiality agreement was signed on April 11, 2016.

        On April 6, 2016, Messrs. Weiner and Sordello and representatives of Qatalyst Partners held a due diligence meeting with members of the management team of Party A and their advisors, including the chief executive officer and chief financial officer of Party A.

        Also on April 6, 2016, representatives of Wilson Sonsini provided Microsoft with a draft of a confidentiality agreement. The confidentiality agreement was signed on April 11, 2016.

        On April 7, 2016, Mr. Hoffman attended a previously scheduled meeting with the chief executive officer of Party D. During the course of this meeting, Mr. Hoffman described that LinkedIn had received interest in a potential acquisition. The chief executive officer of Party D informed Mr. Hoffman that Party D was not interested in exploring a business combination transaction with LinkedIn at that time.

        On April 11, 2016, LinkedIn management, including, among others, Mr. Sordello and Mike Callahan, LinkedIn's senior vice president, general counsel and secretary, and representatives of

Qatalyst Partners held a due diligence call with representatives of Microsoft's management, corporate development and legal teams and representatives of Simpson Thacher & Bartlett LLP, outside legal counsel to Microsoft, which we refer to as "Simpson Thacher."

        On April 12, 2016, LinkedIn management, including Mr. Sordello, and representatives of Qatalyst Partners held a due diligence call with representatives of Party A management and its advisors.

        On April 13, 2016, LinkedIn management, including Messrs. Weiner, Sordello and Callahan, and representatives of Qatalyst Partners, held a due diligence video call with representatives of Microsoft, including Mr. Nadella, and representatives of Simpson Thacher and Morgan Stanley & Co. LLC, financial advisor to Microsoft, which we refer to as "Morgan Stanley."

        On April 14, 2016, representatives of LinkedIn management, including Messrs. Weiner, Sordello and Callahan, and representatives of Qatalyst Partners held a due diligence meeting with executives, representatives and advisors of Party B.

        On April 18, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners and Wilson Sonsini, respectively, in attendance. Mr. Weiner updated the Transactions Committee on the status of discussions. The representatives of Qatalyst Partners informed the members of the Transactions Committee that Party C had informed Qatalyst Partners that Party C was not interested in pursuing an acquisition of LinkedIn at that time and had proposed an alternative transaction. Mr. Hoffman informed the members of the Transactions Committee that Party D was not interested in pursuing an acquisition of LinkedIn at that time. The members of the Transactions Committee then discussed the potential engagement of Allen & Company LLC, which we refer to as "Allen," to serve as an additional financial advisor to LinkedIn based on Allen's relevant industry experience, contacts and familiarity with LinkedIn and its business. After discussion, the Transactions Committee authorized LinkedIn management to proceed with the engagement of Allen, on the terms discussed with the Transactions Committee.

        On April 19, 2016, Mr. Sordello and representatives of Qatalyst Partners conducted a due diligence call with representatives of Microsoft and Morgan Stanley.

        On April 20, 2016, a senior representative of Party B contacted Mr. Hoffman to discuss the status of Party B's interest in an acquisition of LinkedIn and the potential benefits for Party B associated with an acquisition of LinkedIn.

        On April 25, 2016, Messrs. Hoffman and Weiner each had a conversation with the chief executive officer of Party A regarding Party A's interest in a transaction. The chief executive officer of Party A stated that Party A was preparing a proposal to acquire LinkedIn.

        Later on April 25, 2016, Party A submitted a non-binding indication of interest to acquire LinkedIn for a price between $160 to $165 per share of LinkedIn common stock, with such consideration to be a mix of cash and Party A common stock, with up to 50% of such consideration being in cash. Party A's indication of interest also requested that LinkedIn enter into an exclusivity agreement.

        On April 26, 2016, the Transactions Committee met, with representatives of LinkedIn management, Qatalyst Partners and Wilson Sonsini, respectively, in attendance. The Transactions Committee discussed the proposal from Party A, as well as the status of discussions with Microsoft and Party B. The Transactions Committee discussed the process for obtaining additional indications of interest.

        On April 27, 2016, representatives of Qatalyst Partners had a conversation with representatives of Party B regarding the status of Party B's interest in an acquisition of LinkedIn.

        On April 29, 2016, Mr. Weiner spoke with Mr. Nadella and reviewed the status of discussions with Microsoft regarding an acquisition of LinkedIn.

        On May 3, 2016, representatives of LinkedIn management, including Mr. Weiner, spoke with representatives of Party B management regarding a potential transaction.

        On May 4, 2016, Party B informed LinkedIn that it was no longer interested in pursuing an acquisition of LinkedIn, but remained interested in partnering with LinkedIn.

        Also on May 4, 2016, Microsoft submitted a non-binding indication of interest to acquire LinkedIn at a price of $160 in cash per share of LinkedIn common stock. Microsoft also stated that it was willing to consider including Microsoft common stock as part of such consideration. Microsoft's indication of interest also requested that LinkedIn enter into an exclusivity agreement.

        On May 6, 2016, the LinkedIn Board met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. LinkedIn management informed the LinkedIn Board that Party B, Party C and Party D were not interested in pursuing a transaction, but that Party B remained interested in pursuing a commercial partnership. The members of the LinkedIn Board then discussed the terms of the proposals that had been submitted by Microsoft and Party A. The representatives of Qatalyst Partners reviewed with the members of the LinkedIn Board a financial presentation, which (1) addressed various perspectives on LinkedIn's valuation on a standalone basis; and (2) analyzed a potential acquisition of LinkedIn. The representatives of Wilson Sonsini discussed the fiduciary duties of the LinkedIn Board. The members of the LinkedIn Board then authorized the Transactions Committee to continue to oversee the process of analyzing possible strategic alternative transactions, including the proposals submitted by Microsoft and Party A.

        Immediately following the meeting of the LinkedIn Board on May 6, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. Following further discussion of the proposals that had been submitted by Microsoft and Party A, the Transactions Committee instructed the representatives of Qatalyst Partners to communicate to each of Microsoft and Party A that LinkedIn was prepared to enter exclusive negotiations at a price of $200 per share of LinkedIn common stock. Later that day, the representatives of Qatalyst Partners communicated this position to each of Microsoft and Party A. Neither Microsoft nor Party A chose to pursue exclusivity at that price.

        On May 9, 2016, Mr. Hoffman and Bill Gates, the co-founder of Microsoft and member of its board of directors, held a meeting, which had been scheduled before a potential transaction between the parties had begun to be discussed. At their meeting, they discussed their perspectives regarding industry trends and the strategy of LinkedIn. The parties also discussed the business rationale and potential benefits to Microsoft of potentially acquiring LinkedIn. Mr. Gates and Mr. Hoffman briefly discussed Mr. Hoffman's potential involvement with the business following a transaction, including, among other things, his possibly serving on Microsoft's board of directors, but the parties did not pursue that conversation, instead focusing on their respective visions for a combined company.

        Later on May 9, 2016, Mr. Hoffman then met with Mr. Nadella, and they as well discussed the business rationale and potential benefits to Microsoft of potentially acquiring LinkedIn. They also briefly discussed Mr. Hoffman's potential involvement with the business following a transaction but chiefly focused on their shared vision for the combination of the two companies.

        Also on May 9, 2016, Party A submitted a revised proposal to LinkedIn providing for an acquisition of LinkedIn for $171 per share of LinkedIn common stock, with half of the consideration in cash and half in Party A common stock.

        On May 10, 2016, representatives of Qatalyst Partners spoke with representatives of Party A regarding the proposal received on May 9, 2016.

        On May 11, 2016, Microsoft submitted a revised proposal to acquire LinkedIn, which provided for an acquisition of LinkedIn for $172 in cash per share of LinkedIn common stock. Microsoft noted that it remained flexible with respect to the possibility of including Microsoft common stock in the consideration, if requested by LinkedIn. The proposal again requested that LinkedIn enter into an exclusivity agreement.

        Later on May 11, 2016, the Transactions Committee met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The Transactions Committee discussed with the representatives of Qatalyst Partners, Allen and Wilson Sonsini the revised proposals that had been submitted by Microsoft and Party A and the next steps with regard to further discussions with each. The Transactions Committee and representatives of Qatalyst Partners and Allen also noted that, based on prior conversations with Mr. Hoffman, Mr. Hoffman's preference would likely be for consideration that consisted of a mix of cash and stock in a transaction intended to qualify as a tax-free reorganization, in light of the value of the deferral of taxes on the stock portion of the consideration. The Transactions Committee authorized representatives of Qatalyst Partners to respond to Party A and Microsoft with requests for increased offers.

        The representatives of Qatalyst Partners contacted each of Party A and Microsoft, consistent with the Transactions Committee's instructions.

        On May 12, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The Transactions Committee discussed with the representatives of Qatalyst Partners and Allen the process to date with respect to discussions with Microsoft and Party A. The representatives of Qatalyst Partners noted that Party A had indicated that although Party A preferred a negotiation to an auction, if there were to be an auction, Party A expected that all parties' bids would be considered at once. With respect to Microsoft, the representatives of Qatalyst Partners indicated that Microsoft expressed a similar concern relating to continued incremental bidding and was seeking guidance with respect to an acceptable price. The members of the Transactions Committee then discussed with the representatives of Qatalyst Partners and instructed the representatives of Qatalyst Partners to request best and final bids from each of Party A and Microsoft, and indicate to each of the bidders that following receipt and consideration of the bids, in the event LinkedIn chose to move forward, LinkedIn intended to choose only one party with whom to pursue exclusive negotiations. The Transactions Committee concluded that this would alleviate concerns regarding the potential for a bid to be shopped and make a more aggressive offer more likely. The Transactions Committee also considered the length of the process to date and the depth of interactions with each of the parties as well as the fact that prolonged continuation of the process would likely be an increasing distraction for management of the Company and have potential for leaks in the media that could be damaging to the Company's business. In light of these considerations, the Transactions Committee instructed the representatives of Qatalyst Partners to inform both Microsoft and Party A that they were to submit best and final offers to acquire LinkedIn prior to the LinkedIn Board meeting scheduled for the afternoon of May 13, 2016. Mr. Hoffman informed the Transactions Committee that he wished to call Mr. Nadella and indicate that he would personally support a transaction with Microsoft at $185 per share or greater if the LinkedIn Board chose Microsoft as the winning bidder after the receipt of best and final offers.

        Later on May 12, 2016, and on May 13, 2016, Mr. Hoffman conveyed to Mr. Nadella the message he discussed with the Transactions Committee. Also on May 12, 2016, representatives of Qatalyst Partners spoke with (1) representatives of Party A and their financial advisor and (2) representatives of Microsoft and Morgan Stanley and conveyed to the respective parties the messages instructed by the Transactions Committee.

        On May 13, 2016, Microsoft submitted a revised proposal in response to the request for best and final offers for an acquisition of LinkedIn at a price of $182 in cash per share of LinkedIn common stock, with the flexibility to include Microsoft common stock as part of the mix of consideration if requested by LinkedIn. Later that afternoon, Party A submitted a revised proposal in response to the request for best and final offers for an acquisition of LinkedIn for $182 per share of LinkedIn common stock, consisting of $85 in cash and the remainder in Party A common stock. Both proposals requested that LinkedIn negotiate on an exclusive basis.

        Later on May 13, 2016, the LinkedIn Board met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The members of the LinkedIn Board reviewed and discussed the process to date, and the terms of the proposals submitted by Microsoft and Party A in response to the request for best and final offers. The members of the LinkedIn Board and representatives of Qatalyst Partners and Allen discussed various considerations raised by the two proposals, including, among other things, (1) the value certainty of the respective proposals; (2) the historical volatility of the stock price of each of Microsoft and Party A; (3) the execution risks of the respective proposals; (4) certainty of closing, including the need for the approval of Party A's stockholders; and (5) the relative financing needs of each of Microsoft and Party A. The LinkedIn Board considered, in light of LinkedIn's request for best and final offers and messaging regarding the process previously delivered to each bidder, the potential effects of calling one or both parties to seek an increased proposal and the risk to the process of potentially alienating one or both parties by doing so. The representatives of Wilson Sonsini then reviewed with the members of the LinkedIn Board their fiduciary obligations. The representatives of Wilson Sonsini discussed with the LinkedIn Board that a definitive agreement for a transaction would be expected to permit LinkedIn to respond to unsolicited acquisition proposals and accept a superior proposal, subject to payment of a termination fee. The LinkedIn Board discussed the two proposals and unanimously concluded to proceed with exclusivity with Microsoft. The LinkedIn Board discussed negotiating with Microsoft to explore structuring the transaction to include Microsoft stock, and have the stock component of the merger consideration be tax-deferred to stockholders, something for which Mr. Hoffman expressed his preference. In this regard, the LinkedIn Board also discussed proposing a mechanism whereby Microsoft would provide some level of "price certainty" for shares issued in the transaction. The LinkedIn Board authorized LinkedIn to enter into an exclusivity agreement with Microsoft.

        Immediately following the meeting of the LinkedIn Board on May 13, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The members of the Transactions Committee discussed the communication of the LinkedIn Board's decision to each of Microsoft and Party A.

        Later, on May 13, 2016, representatives of Qatalyst Partners, on behalf of LinkedIn, informed Party A that LinkedIn was proceeding to enter into an exclusivity agreement with another party.

        On May 14, 2016, LinkedIn signed an exclusivity agreement with Microsoft that expired on June 12, 2016. The exclusivity agreement, among other things, prohibited LinkedIn from soliciting alternative acquisition proposals or engaging in negotiations with other parties regarding an alternative acquisition.

        Beginning May 14, 2016, and continuing until the signing of the merger agreement, Microsoft continued its due diligence review of LinkedIn through in person meetings, telephone calls and access to an electronic data room made available by LinkedIn. Beginning at the same time and ending June 6, 2016, the parties engaged in discussions regarding the terms of a collar in order to introduce a degree of price certainty for the stock component of the consideration being discussed.

        On May 16, 2016, Wilson Sonsini, on behalf of LinkedIn, provided Simpson Thacher with a draft of the merger agreement, which, among other things, (1) provided LinkedIn with the right to terminate the merger agreement to accept a superior proposal; and (2) proposed consideration that consisted of a mix of cash and stock in a transaction intended to qualify as a tax-free reorganization.

        On May 20, 2016, Simpson Thacher, on behalf of Microsoft, provided Wilson Sonsini with a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement: (1) provided for a support agreement to be entered into by Mr. Hoffman, a draft of which was also provided by Simpson Thacher; (2) reserved for future comments on the form of merger consideration and antitrust matters; (3) indicated that LinkedIn's proposal that it have the right to terminate the merger agreement to accept a superior proposal was subject to additional discussions between the parties; and (4) included revisions to the circumstances in which a termination fee would be payable by LinkedIn.

        Later on May 20, 2016, LinkedIn received a revised proposal from Party A for an acquisition of LinkedIn for $85 in cash and a fixed number of shares of Party A common stock which, based on the closing price of Party A's common stock on May 19, 2016, represented a proposal with a notional value at that time of approximately $188 per share of LinkedIn common stock.

        On May 21, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The members of the Transactions Committee discussed with representatives of Qatalyst Partners, Allen and Wilson Sonsini, respectively, next steps with respect to the receipt of the revised proposal from Party A in light of the terms of the exclusivity agreement with Microsoft and the confidentiality agreement with Party A. The Transactions Committee noted that the revised proposal was in fact quite similar economically to the implied value of the proposal sent by Party A on May 13, 2016, at the time it was sent, insofar as the implied floating stock exchange ratio of the May 13, 2016 proposal, using Party A's trading price on May 13, 2016, was the same as the fixed stock exchange ratio in the revised proposal of May 20, 2016; the increase in the notional value of Party A's proposal was attributable to the increase in Party A's trading price between May 13, 2016, and May 20, 2016. The Transactions Committee also discussed factors that could be affecting Party A's trading price. The Transactions Committee then discussed the appropriate manner in which to address the revised Party A proposal in light of the LinkedIn Board's fiduciary and contractual obligations. The Transactions Committee concluded it could not respond to Party A in light of LinkedIn's exclusivity agreement with Microsoft. The Transactions Committee further concluded that LinkedIn would continue negotiations with Microsoft and evaluate the situation further closer to the expiration of the exclusivity period with Microsoft, and after Microsoft's due diligence was substantially completed. In this regard, those present discussed the need to preserve flexibility in the negotiations with Microsoft in the event that Party A remained interested in acquiring LinkedIn closer to the expiration of the exclusivity period.

        On May 25, 2016, the chief executive officer of Party A emailed Messrs. Hoffman and Weiner to indicate that Party A's stock performance since Party A's revised proposal was sent on May 20, 2016, had increased the notional value of its revised proposal.

        Later on May 25, 2016, Wilson Sonsini, on behalf of LinkedIn, provided Simpson Thacher with a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement: (1) noted that the support agreement proposed to be entered into by Mr. Hoffman was under review by Mr. Hoffman; (2) indicated that the form of merger consideration and antitrust matters remained under review by the parties; (3) provided for LinkedIn's right to terminate the agreement in the event of a superior proposal; and (4) indicated that the amount of a termination fee that would be payable by LinkedIn remained under review by the parties.

        On May 26, 2016, the LinkedIn Board met, with representatives of LinkedIn management and Wilson Sonsini in attendance. The LinkedIn Board discussed the current state of due diligence and negotiations with Microsoft and again reviewed the LinkedIn long-term management plan.

        On June 1, 2016, Simpson Thacher, on behalf of Microsoft, provided Wilson Sonsini with a revised draft of the merger agreement. The revised draft of the merger agreement provided, among other things, (1) for limitations with respect to Microsoft's obligations in connection with antitrust matters; and (2) a termination fee of 3.85% of the fully diluted equity value of LinkedIn, which would represent approximately $1 billion, that would be payable in certain circumstances by LinkedIn.

        Later on June 1, 2016, Mr. Hoffman informed the Company that he would not be prepared to enter into the support agreement with Microsoft in light of the potential risk that doing so could, under LinkedIn's certificate of incorporation, potentially result in the automatic conversion of his Class B common stock to Class A common stock.

        On June 3, 2016, representatives of Wilson Sonsini, Weil Gotshal & Manges, counsel to Mr. Hoffman, Simpson Thacher and Richards, Layton & Finger, Delaware counsel to Microsoft, held a conference call to discuss the support agreement and issues relating to the automatic conversion feature in LinkedIn's certificate of incorporation. Following this call, representatives of Simpson Thacher indicated to Wilson Sonsini that if Microsoft would not receive a support agreement from Mr. Hoffman, it would seek additional provisions in the merger agreement to address the additional conditionality that it would introduce to the deal.

        On June 4, 2016, Wilson Sonsini, on behalf of LinkedIn, provided Simpson Thacher with a revised draft of the merger agreement and a draft of the disclosure letter to the merger agreement. Among other things, the revised draft of the merger agreement:(1) provided that Mr. Hoffman would not enter into a support agreement; (2) included additional covenants with respect to Microsoft's obligations in connection with antitrust matters; and (3) provided for a termination fee of 1.75% of the fully diluted equity value of LinkedIn, which would represent approximately $450 million, that would be payable in certain circumstances by LinkedIn.

        On June 5, 2016, LinkedIn received a further revised proposal from Party A for an acquisition of LinkedIn at a price per share of LinkedIn common stock of $85 in cash and a fixed number of shares of Party A common stock, which fixed number of Party A shares was increased from Party A's May 20, 2016 proposal. Based on the closing price of Party A's common stock on June 3, 2016, the last trading day prior to receipt of the proposal, this proposal represented a notional value of approximately $200 per share of LinkedIn common stock at that time.

        Also on June 5, 2016, Mr. Nadella and Mr. Weiner spoke and discussed operating principles and a governance framework for the LinkedIn business following the acquisition.

        On June 6, 2016, the Transactions Committee met, with Mr. Hoffman and representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. The respective representatives of Qatalyst Partners, Allen and Wilson Sonsini discussed with the members of the Transactions Committee the process with respect to the receipt of the revised proposal from Party A in light of the terms of the exclusivity agreement with Microsoft and the confidentiality agreement with Party A. The Transactions Committee noted that the material difference in the revised proposal relative to the revised proposal from Party A of May 20, 2016, was that the fixed stock exchange ratio had been increased. The Transactions Committee then discussed the appropriate manner in which to address the further revised proposal in light of the LinkedIn Board's fiduciary and contractual obligations. The Transactions Committee determined, in light of the prohibition in LinkedIn's exclusivity agreement with Microsoft on discussions with other parties, not to respond to Party A and to continue negotiations with Microsoft and to indicate to Microsoft that Microsoft's current proposal of $182 in cash per share of LinkedIn common stock was no longer supportable and encourage Microsoft to offer $200 per share. Mr. Weiner informed the members of the Transactions Committee that he had spoken to Mr. Hoffman and Mr. Hoffman was now also supportive of the consideration in an acquisition of LinkedIn being entirely in the form of cash, in addition to remaining comfortable with a cash and stock transaction. Representatives of Qatalyst Partners discussed with the Transactions Committee that an acquisition entirely for cash would be more attractive to Microsoft.

        Also on June 6, 2016, representatives of Qatalyst Partners spoke to representatives of Morgan Stanley and, in the context of the expected timing of entry into a merger agreement prior to the expiration of exclusivity, conveyed that Microsoft's proposal of $182 in cash per share of LinkedIn common stock was no longer supportable, Microsoft should consider an offer of $200 per share and Mr. Hoffman was now supportive of the consideration being entirely in the form of cash as part of an increase to Microsoft's offer.

        On June 7, 2016, and June 8, 2016, during conversations concerning the status of the transaction, Messrs. Hoffman and Weiner separately communicated to Mr. Nadella that a transaction at $182 per share of LinkedIn common stock was no longer supportable and encouraged Mr. Nadella to offer $200 per share. In the course of these conversations, Mr. Hoffman indicated that he was willing to consider an all-cash transaction with Microsoft as part of an increase in Microsoft's offer. Mr. Nadella also indicated to Mr. Weiner that a discussion of cost synergies in the transaction would be necessary in connection with any potential price increase from Microsoft. Also on June 8, 2016, Brad Smith, Microsoft's president and chief legal officer, separately spoke with Mr. Battle and met with Mr. Callahan and conveyed to each that any potential increase in Microsoft's offer would necessitate a discussion of cost synergies.

        On June 9, 2016, the Transactions Committee met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. Representatives of LinkedIn management, Qatalyst Partners and Allen discussed with the members of the Transactions Committee the strategy for obtaining a higher offer from Microsoft in light of the two revised proposals from Party A. Mr. Weiner noted that Mr. Nadella had informed him that Microsoft would need to identify cost synergies in connection with any increase in its offer. The representatives of Qatalyst Partners reviewed with the members of the Transactions Committee the key differences between the latest revised proposal from Party A and the current proposal from Microsoft. The representatives of Wilson Sonsini discussed with the members of the Transactions Committee their fiduciary duties in light of the Microsoft proposal and the receipt of the revised proposal from Party A.

        Also on June 9, 2016, Simpson Thacher, on behalf of Microsoft, provided Wilson Sonsini with a revised draft of the disclosure letter to the merger agreement.

        Later on June 9, 2016, Mr. Nadella met with Mr. Weiner to discuss integration planning and potential cost synergies arising from the combination and the status of the transaction generally. At that meeting, Mr. Weiner reiterated that $182 was no longer supportable.

        On June 10, 2016, Mr. Sordello sent Amy Hood, Microsoft's chief financial officer, an analysis of potential cost synergies arising from the combination. Later that day, Mr. Sordello and Ms. Hood discussed various potential cost synergies arising from the combination. Later that day, Microsoft delivered a revised proposal to LinkedIn that provided for an acquisition of LinkedIn for $190 in cash per share of LinkedIn common stock. Messrs. Nadella and Smith also called Messrs. Weiner and Callahan, respectively, to convey the proposal verbally.

        Also on June 10, 2016, Simpson Thacher, on behalf of Microsoft, provided Wilson Sonsini, on behalf of LinkedIn, with a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement: (1) provided for Messrs. Hoffman and Weiner to each enter into a support agreement whereby each would, among other things, agree not to enter into any voting agreement with a third party; (2) indicated that the form of merger consideration would be all cash; (3) included changes to covenants with respect to Microsoft's obligations in connection with antitrust matters; and (4) provided for a termination fee of 3.75% of the fully diluted equity value of LinkedIn, which would represent approximately $1 billion, that would be payable in certain circumstances by LinkedIn.

        Later on June 10, 2016, representatives of Wilson Sonsini, on behalf of LinkedIn, negotiated the merger agreement with representatives of Simpson Thacher, on behalf of Microsoft. As a part of this conversation, it was conveyed that Messrs. Hoffman and Weiner would not enter into any type of support agreement with Microsoft. In addition, there remained open issues regarding antitrust matters, the amount of the termination fee and the circumstances under which it would be payable.

        Later on June 10, 2016, the Transactions Committee met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. Mr. Weiner updated the members of the Transactions Committee on his conversation the prior evening with Mr. Nadella. The members of the Transactions Committee discussed the revised offer for $190 in cash per share of LinkedIn common stock that had been delivered earlier that day. The representatives of Wilson Sonsini provided an update on the status of the negotiation of the merger agreement, noting that, in addition to price, the antitrust provisions, the amount of the termination fee payable and the circumstances under which it would be payable were the other remaining material points to negotiate. The Transactions Committee then authorized Mr. Weiner to continue discussions with Mr. Nadella for the purpose of (1) emphasizing that Microsoft needed to offer the highest price possible; (2) emphasizing the risks inherent to Microsoft in allowing the exclusivity period to lapse without entering into a merger agreement; and (3) conveying that there was some support for a transaction with Microsoft at $196 per share in cash (but that any transaction would require full board approval).

        Later on June 10, 2016, Mr. Weiner spoke with Mr. Nadella and relayed the discussion items authorized by the Transactions Committee.

        Early in the morning of June 11, 2016, Wilson Sonsini, on behalf of LinkedIn, provided Simpson Thacher, on behalf of Microsoft, with a revised draft of the merger agreement and a revised draft of the disclosure letter to the merger agreement. The revised draft of the merger agreement provided, among other things, (1) there would not be any support agreement; (2) additional covenants with respect to Microsoft's obligations in connection with antitrust matters; and (3) a termination fee of $700 million, that would be payable in certain circumstances by LinkedIn, with a reduced termination fee payable in the event of a termination of the merger agreement due to a failure to obtain LinkedIn stockholder approval.

        Also in the morning of June 11, 2016, Mr. Nadella informed Mr. Weiner that Microsoft's board of directors had approved a revised proposal for an acquisition of LinkedIn at a price of $196 in cash per share of LinkedIn common stock and that Microsoft wanted to finalize and execute the merger agreement later that day. Shortly thereafter, Microsoft sent Mr. Weiner a revised proposal for an acquisition of LinkedIn for $196 in cash per share of LinkedIn common stock.

        Later in the morning of June 11, 2016, Wilson Sonsini, on behalf of LinkedIn, and Simpson Thacher, on behalf of Microsoft, negotiated the final versions of the merger agreement and the disclosure letter to the merger agreement. As part of these negotiations, the parties agreed on the scope of antitrust provisions and agreed on a termination fee of $725 million. Simpson Thacher stated that Microsoft required as a condition to proceeding with a transaction that the full termination fee be payable in the event of a termination of the merger agreement due to a failure to obtain LinkedIn stockholder approval.

        In the afternoon of June 11, 2016, the LinkedIn Board met, with the respective representatives of LinkedIn management, Qatalyst Partners, Allen, Wilson Sonsini and Gibson Dunn & Crutcher, outside antitrust counsel to LinkedIn, which we refer to as "Gibson Dunn," in attendance. During the meeting, representatives of Qatalyst Partners, Allen and Wilson Sonsini reviewed the terms of the merger agreement and Microsoft's proposal for an acquisition of LinkedIn at $196 per share in cash as well as the terms of the most recent proposal from Party A. The representatives of Wilson Sonsini reviewed with the members of the LinkedIn Board their fiduciary duties, including the relevant judicial standards of review and the process associated with a decision by the LinkedIn Board to engage in the proposed transaction. The representatives of Wilson Sonsini discussed the process to date, including the proposals that had been made by Microsoft and Party A both prior to entering into exclusivity with Microsoft, and thereafter. The representatives of Wilson Sonsini also reported on negotiations with Microsoft with respect to the terms of the merger agreement. A representative of Gibson Dunn reviewed with the members of the LinkedIn Board antitrust matters applicable to the merger agreement. The representatives of Qatalyst Partners reviewed with the members of the LinkedIn Board Qatalyst Partners' financial analysis of the $196 per share cash consideration to be offered to LinkedIn stockholders in the proposed merger. The representatives of Wilson Sonsini described the principal terms of the proposed merger agreement between LinkedIn and Microsoft. The LinkedIn Board then discussed potential reasons for, and risks inherent in, entering into an agreement for an acquisition with Microsoft, including, among other things, (1) the fact that the merger agreement permits the LinkedIn Board to consider, negotiate and accept an unsolicited superior proposal from Party A or other potential third parties and terminate the Company's agreement with Microsoft, subject to payment of the termination fee; (2) the potential of Party A's willingness to continue to make acquisition proposals; (3) the need for Party A to obtain approval from its stockholders to consummate a transaction; (4) the value of and the certainty of value in the cash consideration offered by Microsoft and the cash and stock consideration proposed by Party A; (5) the current and prospective future state of credit markets; (6) the execution risks involved in negotiating and finalizing a merger agreement with Party A (versus the already negotiated merger agreement with Microsoft); and (7) the risks that Microsoft might not continue to pursue an acquisition of the Company after the expiration of the exclusivity period if a merger agreement were not executed by that time. Each of the members of the Transactions Committee discussed with the other members of the LinkedIn Board his views regarding the proposals and the process to date. Each of the members of the Transactions Committee noted that he was in favor of proceeding with Microsoft's proposal before the lapse of exclusivity, particularly in light of (1) the value of Microsoft's all-cash proposal; and (2) the execution risks and value of Party A's proposal. Mr. Hoffman then stated that he believed that the proposed transaction with Microsoft would be in the best interests of LinkedIn's stockholders and that, as a stockholder, he would vote in favor of the transaction with Microsoft, subject to the LinkedIn Board's continued recommendation in favor of the transaction pursuant to the terms of the merger agreement. The representatives of Qatalyst Partners then rendered Qatalyst Partners' oral opinion to the LinkedIn Board, subsequently confirmed by delivery of a written opinion dated June 11, 2016, that, as of June 11, 2016, and based upon and subject to the various assumptions, considerations, limitations and other matters set forth therein, the per share merger consideration to be received by the holders of shares of LinkedIn Class A common stock pursuant to the merger agreement (other than Microsoft or any affiliate of Microsoft), in their capacity as holders of LinkedIn Class A common stock, was fair from a financial point of view to such holders. For more information about Qatalyst Partners' opinion, see the section of this proxy statement captioned "The Merger—Fairness Opinion of Qatalyst Partners." After further discussion, the LinkedIn Board unanimously (1) determined that it was in the best interests of LinkedIn and its stockholders, and declared it advisable, to enter into the merger agreement and consummate the merger upon the terms and subject to the conditions set forth therein; (2) approved the execution and delivery of the merger agreement by LinkedIn, the performance by LinkedIn of its covenants and other obligations thereunder, and the consummation of the merger upon the terms and conditions set forth therein; (3) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the stockholders of LinkedIn; and (4) resolved to recommend that LinkedIn stockholders vote in favor of adoption of the merger agreement. Mr. Weiner then informed the members of the LinkedIn Board that Microsoft had indicated a desire to begin discussion and negotiation of an employment arrangement with him prior to announcement of a transaction and the LinkedIn Board acquiesced to such discussions taking place.

        Later on June 11, 2016, LinkedIn informed Microsoft that the LinkedIn Board had approved the acquisition, and the merger agreement was signed.

        On June 13, 2016, prior to the opening of trading of the Class A common stock on the NYSE, LinkedIn and Microsoft issued a joint press release announcing the entry into the merger agreement.

        On July 7, 2016, the Transactions Committee met, with representatives of LinkedIn management, Qatalyst Partners, Allen and Wilson Sonsini, respectively, in attendance. During the course of the meeting, the Transactions Committee reviewed and discussed with representatives of Qatalyst Partners, Allen and Wilson Sonsini an email to Messrs. Hoffman and Weiner that Party A's chief executive officer sent upon reading in LinkedIn's preliminary proxy a description of the events leading up to and following LinkedIn's call for best and final offers from Party A and Microsoft on May 13, 2016, and subsequent agreement with Microsoft to negotiate exclusively. Reflecting on the additional proposals it made after LinkedIn and Microsoft agreed to exclusivity, the email indicated that Party A would have bid much higher and made changes to the stock/cash components of its offers, but it was acting without communications from LinkedIn. The Transactions Committee reviewed the sale process to that date, including (1) conversations with Party A prior to entering into the exclusivity agreement with Microsoft regarding, among other things, price and the limits on the amount of cash that Party A would likely be willing to offer; (2) the call for best and final offers to be submitted on May 13, 2016, as a precursor to entry into exclusivity; and (3) the last proposal received from Party A on June 5, 2016, during the exclusivity period with Microsoft (which proposal did not indicate that Party A could offer either (a) a price higher than that stated or (b) a change in the stock/cash components). The Transactions Committee also considered the contractual provisions contained in the definitive merger agreement with Microsoft, including those relating to discussions with third parties, and determined not to respond.

Recommendation of the LinkedIn Board and Reasons for the Merger

  Recommendation of the LinkedIn Board

        The LinkedIn Board has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, on and subject to the conditions set forth therein, are fair to, advisable and in the best interests of LinkedIn and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement in all respects.

        The LinkedIn Board unanimously recommends that you vote (1) "FOR" the adoption of the merger agreement; (2) "FOR" the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting; and (3) "FOR" the non-binding, advisory proposal to approve compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger.

  Reasons for the Merger

        In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the LinkedIn Board consulted with LinkedIn management, its financial advisors and its outside legal counsel. In recommending that LinkedIn stockholders vote for the adoption of the merger agreement, the LinkedIn Board considered a number of factors, including the following (which factors are not necessarily presented in order of relative importance):

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  LinkedIn's business operations and management.

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  LinkedIn's historical and projected financial performance, results and condition, including the risks associated with achieving the Forecasts, which we define below.

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  LinkedIn's competitive positioning and prospects as a stand-alone company.

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  The fact that the all-cash merger consideration will provide certainty of value to LinkedIn stockholders, while eliminating the effect of long-term business and execution risk.

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  The oral opinion delivered by Qatalyst Partners to the LinkedIn Board on June 11, 2016, and subsequently confirmed in writing, that as of June 11, 2016, and based upon and subject to the various assumptions, considerations, limitations and other matters set forth therein, the $196.00 per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, was fair, from a financial point of view, to such Class A holders, as more fully described in the section of this proxy statement captioned "The Merger—Fairness Opinion of Qatalyst Partners"

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  The relationship of the $196.00 per share merger consideration to the trading price of the common stock, including that the $196.00 per share merger consideration constituted a premium of approximately 49.5% to the closing price of the common stock on June 10, 2016, the last trading day prior to the date on which LinkedIn entered into the merger agreement.

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  The reports of the Transactions Committee received by the LinkedIn Board regarding the process conducted by the Transactions Committee.

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  Based on its review of the process conducted by the Transactions Committee, the LinkedIn Board's belief that $196.00 per share in cash and the terms of the merger agreement offer the best value reasonably attainable for LinkedIn stockholders.

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  The LinkedIn Board's view that the merger agreement was the product of arm's-length negotiation and contained customary terms and conditions.

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  The terms of the merger agreement, including:

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  LinkedIn's ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding unsolicited acquisition proposals;

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  The LinkedIn Board's view that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal, including the merger agreement's terms and conditions as they relate to company board recommendation changes (see the sections of this proxy statement captioned "The Merger Agreement—No Solicitation of Other Offers" and "The Merger Agreement—The LinkedIn Board's Recommendation; Company Board Recommendation Change");

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  LinkedIn's ability to terminate the merger agreement in order to accept an unsolicited superior proposal, subject to paying Microsoft a termination fee of $725 million and the other conditions of the merger agreement;

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    The fact that the LinkedIn Board believed that the termination fee of $725 million, which is approximately 2.58% of LinkedIn's implied equity value in the merger, is reasonable, consistent with or below fees in comparable transactions, and not preclusive of other offers;

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    LinkedIn's entitlement to specific performance to prevent breaches of the merger agreement; and

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    That the consummation of the merger is not subject to any financing condition.

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  Potential acquirors of LinkedIn and various considerations associated with each such acquiror.

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  The perceived risk of continuing as a stand-alone public company or pursuing other strategic alternatives.

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  The fact that the Transactions Committee unanimously recommended the merger to the LinkedIn Board.

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  Mr. Hoffman's support of the merger as being in the best interests of LinkedIn stockholders and that, as such, he intended to vote in favor of the merger in his capacity as a stockholder (subject to the LinkedIn Board's continuing recommendation of the merger).

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  The LinkedIn Board's fiduciary duties in light of the foregoing.

        The LinkedIn Board also considered a number of uncertainties and risks concerning the merger, including the following (which factors are not necessarily presented in order of relative importance):

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  The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to LinkedIn's relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, technical, sales and other personnel), vendors and customers, and may divert employees' attention away from LinkedIn's day-to-day business operations.

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  The fact that LinkedIn stockholders will not participate in any future earnings or growth of LinkedIn and will not benefit from any appreciation in value of LinkedIn, including any appreciation in value that could be realized as a result of the combination of LinkedIn with Microsoft.

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  The fact that, without the support of Mr. Hoffman, the merger could not be approved by LinkedIn stockholders.

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  The requirement that LinkedIn pay Microsoft a termination fee of $725 million under certain circumstances following termination of the merger agreement, including if (1) the LinkedIn Board terminates the merger agreement to accept an unsolicited superior proposal or (2) if the merger agreement is not adopted by LinkedIn stockholders.

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  The restrictions on the conduct of LinkedIn's business prior to the consummation of the merger, including the requirement that LinkedIn conduct its business in the ordinary course, subject to specific limitations, which may delay or prevent LinkedIn from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, LinkedIn might have pursued.

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  The fact that an all-cash transaction would be taxable to LinkedIn stockholders that are U.S. persons for U.S. federal income tax purposes.

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  The fact that under the terms of the merger agreement, LinkedIn is unable to solicit other acquisition proposals during the pendency of the merger.

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  The significant costs involved in connection with entering into the merger agreement and completing the merger, and the substantial time and effort of LinkedIn management required to complete the merger, which may disrupt LinkedIn's business operations.

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  The fact that LinkedIn's business, sales operations and financial results could suffer in the event that the merger is not consummated.

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  The risk that the merger might not be completed and the effect of the resulting public announcement of the termination of the merger agreement on the trading price of the Class A common stock.

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  The fact that the completion of the merger will require antitrust clearance in the United States and regulatory approval from the European Union and Canada.

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  The fact that LinkedIn's directors and officers may have interests in the merger that may be different from, or in addition to, those of other LinkedIn stockholders (see the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger").

        The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the LinkedIn Board in its consideration of the merger. After considering these and other factors, the LinkedIn Board concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the LinkedIn Board and the complexity of these factors, the LinkedIn Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the LinkedIn Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. The LinkedIn Board unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that LinkedIn stockholders adopt the merger agreement based upon the totality of the information presented to and considered by the LinkedIn Board.

Fairness Opinion of Qatalyst Partners

        LinkedIn retained Qatalyst Partners to act as its financial advisor to the LinkedIn Board in connection with a potential transaction such as the merger and to evaluate whether the per share merger consideration to be received by the holders of shares of Class A common stock, in their capacity as Class A holders, pursuant to the merger agreement was fair, from a financial point of view, to the Class A holders. LinkedIn selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners' qualifications, expertise, reputation and knowledge of the business of LinkedIn and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners' opinion in this proxy statement. At the meeting of the LinkedIn Board on June 11, 2016, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the various assumptions, considerations, limitations and other matters set forth therein, the per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, was fair, from a financial point of view, to the Class A holders. Qatalyst Partners delivered its written opinion, dated June 11, 2016, to the LinkedIn Board following the meeting of the LinkedIn Board.

        The full text of Qatalyst Partners' written opinion to the LinkedIn Board, dated June 11, 2016, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully and in its entirety. Qatalyst Partners' opinion was provided to the LinkedIn Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how any holder of Class A common stock should vote with respect to the merger or any other matter and does not in any manner address the prices at which the Class A common stock will trade at any time. The summary of Qatalyst Partners' opinion is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents, and certain publicly available financial statements and other business and financial information of LinkedIn. Qatalyst Partners also reviewed certain forward-looking information relating to LinkedIn prepared by the management of LinkedIn, including financial projections and operating data prepared by the management of LinkedIn, which we refer to as the "LinkedIn Projections," which are described in more detail below in the section of this proxy statement captioned "The Merger—Financial Forecasts." Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of LinkedIn with senior executives of LinkedIn. Qatalyst Partners also reviewed the historical market prices and trading activity for the Class A common stock and compared the financial performance of LinkedIn and the prices and trading activity of the Class A common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

        In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by LinkedIn. With respect to the LinkedIn Projections, Qatalyst Partners was advised by the management of LinkedIn, and Qatalyst Partners assumed, that the LinkedIn Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LinkedIn of the future financial performance of LinkedIn and other matters covered thereby. Qatalyst Partners assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on LinkedIn or the contemplated benefits expected to be derived in the merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LinkedIn, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of LinkedIn management as to the existing and future technology and products of LinkedIn and the risks associated with such technology and products. Qatalyst Partners' opinion has been approved by Qatalyst Partners' opinion committee in accordance with its customary practice.

        Qatalyst Partners' opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, June 11, 2016. Events occurring after such date may affect Qatalyst Partners' opinion and the assumptions used in preparing the opinion, and Qatalyst Partners does not assume any obligation to update, revise or reaffirm the opinion. Qatalyst Partners' opinion does not address the underlying business decision of LinkedIn to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to LinkedIn. Qatalyst Partners' opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, and Qatalyst Partners expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of LinkedIn's officers, directors or employees, or any class of such persons, relative to such consideration. Qatalyst Partners also expresses no opinion regarding the consideration to be received by any holder of Class B common stock under the merger agreement in such holder's capacity as a holder of Class B common stock.

        The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated June 11, 2016. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners' opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts' projections for LinkedIn, which we refer to as the "Analyst Projections," as well as the LinkedIn Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners' financial analyses.

  Illustrative Discounted Cash Flow Analysis

        Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of share values for the Class A common stock as of March 31, 2016 by:

  •
  adding:

  •
  the implied net present value of the estimated future unlevered free cash flows of LinkedIn, based on the LinkedIn Projections, for the second through fourth quarters of calendar year 2016, and for calendar year 2017 through calendar year 2019 (which implied present value was calculated by using a range of discount rates of 10.0% to 13.0%, based on an estimated weighted average cost of capital for LinkedIn);

  •
  the implied net present value of a corresponding terminal value of LinkedIn, calculated by multiplying the estimated Adjusted EBITDA (as described in the section of this proxy statement captioned "The Merger—Financial Forecasts"), less any capitalized software and website development costs (excluding capitalized stock-based compensation), which we refer to as the estimated "Modified EBITDA," in calendar year 2020, based on the LinkedIn Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated Modified EBITDA of 12.0x to 18.0x and discounted to present value using the same range of discount rates used in the first bullet above;

  •
  the implied net present value of LinkedIn's forecasted tax attributes outstanding at the end of calendar year 2020, based on the LinkedIn Projections (which implied present value was calculated by using the same range of discount rates used in the first bullet above); and

  •
  LinkedIn's cash net of the face value of outstanding convertible notes and book value of minority interests, as provided by LinkedIn management as of March 31, 2016;

  •
  applying a dilution factor of approximately 12%, as projected by LinkedIn management, to reflect the dilution to current stockholders over the projection period due to the effect of future equity compensation grants; and

  •
  dividing the resulting amount by the number of fully-diluted shares of common stock outstanding as of March 31, 2016, adjusted for restricted stock units and stock options outstanding as of March 31, 2016, as provided by LinkedIn management.

        Based on the calculations set forth above, this analysis implied a range of values for the shares of common stock of $156.43 to $238.39 per share.

  Selected Companies Analysis

        Qatalyst Partners compared selected financial information and public market multiples for LinkedIn with publicly available information and public market multiples for selected companies. The companies used in this comparison were the companies listed below and were selected because they are publicly traded companies in LinkedIn's industry.

Selected Consumer Internet Companies
Alphabet, Inc.
Amazon.com, Inc.
Facebook, Inc.
Twitter Inc.

Selected SaaS Companies
Cornerstone OnDemand Inc.
NetSuite Inc.
Salesforce.com, Inc.
ServiceNow, Inc.
Ultimate Software Group, Inc.
Workday, Inc.

        Based upon research analyst consensus estimates for calendar year 2017, and using the closing prices as of June 10, 2016, for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by the estimated consensus Modified EBITDA for calendar year 2017, which we refer to as the "CY17E Modified EBITDA Multiples," for each of the selected consumer internet companies. The median CY17E Modified EBITDA Multiple for the selected consumer internet companies analyzed was 13.4x.

        Based on an analysis of the CY17E Modified EBITDA Multiples for each of the selected consumer internet companies, Qatalyst Partners selected a representative range of 12.0x to 18.0x and applied this range to LinkedIn's calendar year 2017 estimated Modified EBITDA based on each of the Analyst Projections and the LinkedIn Projections. Based on the calculations set forth above and the number of fully-diluted shares of common stock outstanding as of May 31, 2016, as provided by LinkedIn management, adjusted for restricted stock units and stock options outstanding as of May 31, 2016, as provided by LinkedIn management, this analysis implied a range of values for the shares of common stock of approximately $122.35 to $176.71 per share based on the LinkedIn Projections, and approximately $110.46 to $158.89 per share based on the Analyst Projections.

        Based upon research analyst consensus estimates for calendar year 2017, and using the closing prices as of June 10, 2016, for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully diluted enterprise value divided by estimated consensus revenue for calendar year 2017, which we refer to as the "CY17E Revenue Multiples," for each of the selected SaaS companies. The median CY17E Revenue Multiple for the selected software as a service, or SaaS, companies analyzed was 6.2x.

        Based on an analysis of the CY17E Revenue Multiples for each of the selected SaaS companies, Qatalyst Partners selected a representative range of 4.0x to 7.0x and applied this range to LinkedIn's calendar year 2017 estimated revenue based on each of the Analyst Projections and the LinkedIn Projections. Based on the calculations set forth above and the number of fully-diluted shares of common stock outstanding as of May 31, 2016, as provided by LinkedIn management, adjusted for restricted stock units and stock options outstanding as of May 31, 2016, as provided by LinkedIn management, this analysis implied a range of values for the shares of common stock of approximately $142.17 to $238.26 per share based on the LinkedIn Projections, and approximately $137.75 to $230.58 per share based on the Analyst Projections.

        No company included in the selected companies analysis is identical to LinkedIn. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to (1) industry performance; (2) general business, economic, market and financial conditions; and (3) other matters. Many of these matters are beyond the control of LinkedIn, such as (1) the impact of competition on the business of LinkedIn and the industry in general; (2) industry growth; and (3) the absence of any material adverse change in the financial condition and prospects of LinkedIn or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

  Selected Transactions Analysis

  Selected Consumer Internet Transactions

        Qatalyst Partners compared 11 selected consumer internet transactions greater than $1 billion in value announced since 2009. These transactions are listed below:

Announcement Date	Target	Acquiror
November 04, 2015	HomeAway, Inc.	Expedia, Inc.
August 17, 2015	Zulily, Inc.	Liberty Media Corporation
July 01, 2015	Xoom Corporation	PayPal Holdings, Inc.
May 12, 2015	AOL Inc.	Verizon Communications
February 12, 2015	Orbitz Worldwide, Inc.	Expedia, Inc.
September 11, 2014	Conversant, Inc.	Alliance Data Systems Corporation
September 30, 2014	Move, Inc.	News Corporation
July 28, 2014	Trulia, Inc.	Zillow Group, Inc.
June 13, 2014	OpenTable, Inc.	The Priceline Group
November 08, 2012	KAYAK Software Corporation	The Priceline Group
May 10, 2011	Skype Technologies	Microsoft Corporation

        For each of the consumer internet transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months Adjusted EBITDA of the target company, which we refer to as the "NTM Adjusted EBITDA Multiple," as reflected in certain publicly available financial statements, research analyst reports and press releases.

        Based on the analysis of the NTM Adjusted EBITDA Multiples for the transactions noted above, Qatalyst Partners applied an NTM Adjusted EBITDA Multiple range of 17.0x to 27.0x to LinkedIn's estimated next-twelve-months Adjusted EBITDA based on Analyst Projections and calculated for the 12 month period ending on March 31, 2017. This analysis implied a range of values for the shares of common stock of approximately $139.36 to $213.39.

  Selected SaaS Transactions

        Qatalyst Partners compared 20 selected SaaS transactions greater than $1 billion in value announced since 2009. These transactions are listed below:

Announcement Date	Target	Acquiror
June 01, 2016	Demandware, Inc.	Salesforce.com, Inc.
May 31, 2016	Marketo Inc.	Vista Equity Partners
April 18, 2016	Cvent, Inc.	Vista Equity Partners
November 02, 2015	Constant Contact, Inc.	Endurance International Group, Inc.
September 18, 2014	Concur Technologies, Inc.	SAP SE
March 26, 2014	Fieldglass Inc.	SAP SE
March 14, 2014	Skillsoft Corporation	Charterhouse Capital Partners
March 13, 2014	Renaissance Learning Inc.	Hellman & Friedman LLC
December 20, 2013	Responsys Inc.	Oracle Corporation
June 05, 2013	hybris AG	SAP SE
June 04, 2013	ExactTarget, Inc.	Salesforce.com, Inc.
August 27, 2012	Kenexa Corp.	International Business Machines Corporation
May 22, 2012	Ariba Inc.	SAP SE
February 09, 2012	Taleo Corporation	Oracle Corporation
December 03, 2011	SuccessFactors, Inc.	SAP SE
October 24, 2011	RightNow Technologies	Oracle Corporation
July 01, 2011	Blackboard, Inc.	Providence Equity Partners LLC
March 31, 2010	Skillsoft Corporation	Investor Group
November 02, 2010	Art Technology Group	Oracle Corporation
September 15, 2009	Omniture, Inc.	Adobe Systems Incorporation

        For each of the SaaS transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-twelve-months revenue of the target company, which we refer to as the "NTM Revenue Multiples," as reflected in certain publicly available financial statements, research analyst reports and press releases.

        Based on the analysis of the NTM Revenue Multiples for the transactions noted above, Qatalyst Partners applied an NTM Revenue Multiple range of 5.0x to 9.0x to LinkedIn's estimated next-twelve-months revenue based on Analyst Projections and calculated for the 12 month period ending on March 31, 2017. This analysis implied a range of values for the Shares of approximately $149.41 to $257.96.

        No company or transaction utilized in the selected transactions analysis is identical to LinkedIn or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of LinkedIn, such as (1) the impact of competition on the business of LinkedIn or the industry generally; (2) industry growth; and (3) the absence of any material adverse change in the financial condition of LinkedIn or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the merger, Qatalyst Partners cautions against placing undue reliance on this information.

  Miscellaneous

        In connection with the review of the merger by the LinkedIn Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners' view of the actual value of LinkedIn. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of LinkedIn. Any estimates contained in Qatalyst Partners' analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, and in connection with the delivery of its opinion to the LinkedIn Board. These analyses do not purport to be appraisals or to reflect the price at which the shares of Class A common stock might actually trade.

        Qatalyst Partners' opinion and its presentation to the LinkedIn Board was one of many factors considered by the LinkedIn Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the LinkedIn Board with respect to the per share merger consideration to be received by the Class A holders pursuant to the merger agreement, in their capacity as Class A holders, or of whether the LinkedIn Board would have been willing to agree to a different consideration. The per share merger consideration was determined through arm's-length negotiations between LinkedIn and Microsoft and was approved by the LinkedIn Board. Qatalyst Partners provided advice to LinkedIn during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to LinkedIn or that any specific consideration constituted the only appropriate consideration for the merger.

        Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of LinkedIn, Microsoft or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners' opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and LinkedIn or Microsoft pursuant to which compensation was received by Qatalyst Partners or any of its affiliates. Qatalyst Partners or its affiliates may in the future provide investment banking and other financial services to LinkedIn and Microsoft and their respective affiliates for which it or they would expect to receive compensation.

        Under the terms of its engagement letter, Qatalyst Partners provided LinkedIn with financial advisory services in connection with a contemplated sale of LinkedIn, which includes the merger, and for which it will be paid approximately $55 million, $250,000 of which was payable upon the execution of its engagement letter, $7.5 million of which became payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, consummation of the merger. LinkedIn has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. LinkedIn has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under federal securities law, and certain expenses relating to or arising out of Qatalyst Partners' engagement.

Financial Forecasts

        LinkedIn does not as a matter of course make public projections as to future sales, earnings, or other results. However, LinkedIn management has prepared the prospective financial information set forth below to provide financial forecasts to both Qatalyst Partners and Microsoft in connection with Microsoft's acquisition of LinkedIn. We refer to the forecasts for 2016 to 2020 as the "Forecasts."

        The Forecasts were prepared based on an assessment that took into account:

  •
  actual historical and year to date results;

  •
  continued growth in our member base and engagement;

  •
  continued adoption and growth of our recruiter and premium platforms; and

  •
  modest adjusted EBITDA margin expansion.

        The accompanying prospective financial information were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of LinkedIn management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of LinkedIn management's knowledge and belief, the expected course of action and the expected future financial performance of LinkedIn. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.

        Neither LinkedIn's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Forecasts set forth below. Although the Forecasts are presented with numerical specificity, the Forecasts reflect numerous assumptions and estimates as to future events made by LinkedIn management that they believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to LinkedIn management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include (1) general economic conditions; (2) the accuracy of certain accounting assumptions; (3) changes in actual or projected cash flows; (4) competitive pressures; and (5) changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the LinkedIn Board, LinkedIn or any other recipient of this information considered, or now considers, the Forecasts to be predictive of actual future results. The Forecasts are not included in this proxy statement in order to induce any LinkedIn stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting. LinkedIn does not intend to update or otherwise revise the Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error or no longer appropriate.

Forecasts

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Total revenue	$3,738	$4,615	$5,529	$6,421	$7,365
Adjusted EBITDA	$1,031	$1,391	$1,824	$2,236	$2,666
Modified EBITDA	$954	$1,301	$1,728	$2,136	$2,571
Levered free cash flow	$458	$894	$1,367	$1,691	$2,107

Non-GAAP Financial Measures

        Adjusted EBITDA, Modified EBITDA and levered free cash flow are non-GAAP financial measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. LinkedIn uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. LinkedIn believes that these non-GAAP financial measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures included by LinkedIn in the Forecasts are defined and reconciled to GAAP financial measures below.

  Adjusted EBITDA

        Adjusted EBITDA is defined as net income (loss), plus: provision for income taxes; other (income) expense, net; depreciation and amortization; and stock-based compensation.

        LinkedIn included adjusted EBITDA in the Forecasts because it is a key measure used by LinkedIn management and the LinkedIn Board to understand and evaluate LinkedIn's core operating performance and trends, to prepare and approve LinkedIn's annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of LinkedIn's core business. Additionally, adjusted EBITDA is a key financial measure used by the compensation committee of the LinkedIn Board in connection with the payment of bonuses to our executive officers and employees. Accordingly, LinkedIn believes that adjusted EBITDA provides useful information in understanding and evaluating LinkedIn's projections in the same manner as LinkedIn management and the LinkedIn Board.

        LinkedIn's use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are: although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; adjusted EBITDA does not reflect changes in, or cash requirements for, LinkedIn's working capital needs; adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation; adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies, including companies in LinkedIn's industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other US GAAP results.

  Modified EBITDA

        Modified EBITDA is defined as net income (loss), plus: provision for income taxes; other (income) expense, net; depreciation and amortization; stock-based compensation; and capitalized software and website costs.

        LinkedIn included modified EBITDA in the Forecasts because it provided another measure by which to evaluate LinkedIn's core operating performance and trends. In particular, the exclusion of certain expenses in calculating modified EBITDA can provide a useful measure for period-to-period comparisons of LinkedIn's core business. Accordingly, LinkedIn believes that modified EBITDA provides useful information in understanding and evaluating LinkedIn's projections in the same manner as LinkedIn management and the LinkedIn Board used it in evaluating the transaction.

        LinkedIn's use of modified EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are: although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and modified EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; modified EBITDA does not reflect changes in, or cash requirements for, LinkedIn's working capital needs; modified EBITDA does not consider the potentially dilutive impact of stock-based compensation; modified EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and other companies, including companies in LinkedIn's industry, may calculate modified EBITDA differently, which reduces its usefulness as a comparative measure.

        Because of these limitations, you should consider modified EBITDA alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other US GAAP results.

  Levered Free Cash Flow

        Levered free cash flow is defined as cash flow provided by operating activities less cash flows from purchases of property and equipment.

        LinkedIn included levered free cash flow in the Forecasts because it can be an important liquidity metric, as it measures, during a given period, the amount of cash generated that is available for operational expenses and for long-term investments, including payments for acquisitions and intangible assets. Accordingly, LinkedIn believes that levered free cash flow provides useful information in understanding and evaluating LinkedIn's projections.

        LinkedIn's use of levered free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results under US GAAP. Because of these limitations, you should consider free cash flow alongside other financial performance measures, including net loss attributable to common stockholders, operating loss, cash flow provided by operating activities and our other US GAAP results.

  Reconciliation of Adjusted EBITDA to Net Income

        The Forecasts include a forecast of LinkedIn's adjusted EBITDA. The following table presents a reconciliation of adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Other than in connection with the preparation of this proxy statement, LinkedIn did not provide Microsoft with this reconciliation.

	2016E	2017E	2018E	2019E	2020E
	(in millions, rounded)
Net income (loss)	$(275)	$44	$303	$565	$831
Add back:
Provision (benefit) for income taxes	97	24	163	304	447
Other expense, net	58	63	68	65	25
Depreciation and amortization	570	626	621	615	630
Stock-based compensation	581	634	669	687	733

Adjusted EBITDA	$1,031	$1,391	$1,824	$2,236	$2,666

  Reconciliation of Modified EBITDA to Net Income

        The Forecasts include a forecast of LinkedIn's modified EBITDA. The following table presents a reconciliation of modified EBITDA to net income (loss), the most directly comparable GAAP financial measure. Other than in connection with the preparation of this proxy statement, LinkedIn did not provide Microsoft with this reconciliation.

	2016E	2017E	2018E	2019E	2020E
	(in millions, rounded)
Net income (loss)	$(275)	$44	$303	$565	$831
Add back:
Provision (benefit) for income taxes	97	24	163	304	447
Other expense, net	58	63	68	65	25
Depreciation and amortization	570	626	621	615	630
Stock-based compensation	581	634	669	687	733
Capitalized software and website costs	(77)	(90)	(96)	(100)	(95)

Modified EBITDA	$954	$1,301	$1,728	$2,136	$2,571

  Reconciliation of Levered Free Cash Flow to Cash Flow Provided by Operating Activities

        The Forecasts include a forecast of LinkedIn's levered free cash flow. The following table presents a reconciliation of levered free cash flow to cash flow provided by operating activities, the most directly comparable US GAAP financial measure. Other than in connection with the preparation of this proxy statement, LinkedIn did not provide Microsoft with this reconciliation.

	2016E	2017E	2018E	2019E	2020E
	(in millions, rounded)
Cash flow provided by operating activities	$1,264	$1,494	$1,975	$2,333	$2,696
Purchases of property and equipment	(806)	(600)	(608)	(642)	(589)

Levered free cash flow	$458	$894	$1,367	$1,691	$2,107

Interests of LinkedIn's Directors and Executive Officers in the Merger

        When considering the recommendation of the LinkedIn Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of LinkedIn stockholders generally, as more fully described below. The LinkedIn Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the merger agreement and the merger and recommending that the merger agreement be adopted by LinkedIn's stockholders.

  Insurance and Indemnification of Directors and Executive Officers

        For more information, see the section of this proxy statement captioned "The Merger Agreement—Indemnification and Insurance."

  Treatment of Equity-Based Awards

  Treatment of Company Options

        As of the record date, there were 1,117,201 outstanding company options held by our directors and executive officers, of which 995,811 have an exercise price below $196.00 per share.

        Each surrendered company option will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 for each share of LinkedIn common stock that would have been issuable upon exercise of such surrendered company option prior to the effective time of the merger less the applicable exercise price for each such share of LinkedIn common stock under such surrendered company option and less any applicable withholding taxes. If the per share exercise price of any surrendered company option is equal to or greater than $196.00, such surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Each assumed company option will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into an option to acquire; or (2) converted into an option granted pursuant to the Microsoft stock plan, to acquire, in each case, on the same material terms and conditions as were applicable to such assumed company option immediately prior to the effective time of the merger, a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio. The per share exercise price for assumed company options will equal the quotient (rounded up to the nearest whole cent) determined by dividing the (1) per share exercise price for the LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger by (2) the stock award exchange ratio. Each company option that is outstanding as of immediately prior to the effective time of the merger, has an exercise price per share that is equal to or greater than $196.00 and is not a surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company options that would otherwise be assumed company options as vested surrendered company options, which will become fully vested and then cancelled and treated in accordance with the above.

        In addition, each executive officer is eligible to receive immediate vesting of 100% or 50%, as applicable, of his or her outstanding company options, under his or her offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination.

        For purposes of the merger agreement, the "stock award exchange ratio" means a fraction, the numerator of which is $196.00 and the denominator of which is the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Microsoft common stock on Nasdaq for the five consecutive trading days ending with the complete trading day ending immediately prior to the closing date of the merger.

  Treatment of Company Stock-Based Awards

        As of the record date, there were 425,859 outstanding RSUs held by our directors and executive officers. Our directors and officers do not hold any other type of company stock-based award.

        Each surrendered company stock-based award will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 with respect to each share of LinkedIn common stock subject to the surrendered company-stock based award, less any applicable withholding taxes.

        Non-employee directors of LinkedIn are not expected to continue as directors after the merger, and pursuant to the terms of the LinkedIn 2011 Equity Incentive Plan, as a result of not continuing as a director after the merger, the 3,102 RSUs each held by A. George "Skip" Battle, Leslie Kilgore and Stanley Meresman will vest in connection with the merger and such individuals will receive the cash payment for surrendered company stock-based awards described in the above paragraph with respect to the shares subject to their RSUs.

        Each assumed company stock-based award will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into a stock-based award; or (2) converted into a stock-based award granted pursuant to the Microsoft stock plan, in each case with the same material terms and conditions as were applicable to such assumed company stock-based award immediately prior to the effective time of the merger, in respect of a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company stock-based award as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company stock-based awards that would otherwise be assumed company stock-based awards as vested surrendered company stock-based awards, which will become fully vested and then cancelled and treated in accordance with the above.

        In addition, each executive officer is eligible to receive immediate vesting of 100% or 50%, as applicable, of his or her outstanding RSUs, under his or her offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination, as described more fully below.

  Equity Interests of LinkedIn's Executive Officers and Non-Employee Directors

        The following table sets forth for each LinkedIn executive officer and director, as of June 30, 2016, (1) the number of shares of common stock held; (2) the number of shares of common stock subject to outstanding and vested company options with an exercise price less than $196.00 per share; (3) the number of shares of common stock subject to unvested company options with an exercise price less than $196.00 per share that will vest upon a qualifying termination of employment; and (4) the number of shares of common stock subject to underlying RSUs that will vest in connection with the merger or upon a qualifying termination of employment. The table sets forth the values of these shares and equity awards based on the $196.00 per share merger consideration (minus the applicable exercise price for the company options).

        In connection with the merger, LinkedIn intends to grant Jeffrey Weiner a company stock-based award in the form of RSUs with the number of RSUs determined by dividing $7,000,000 by the per share merger consideration as of the closing of the merger, which we refer to as the "Weiner Retention Grant." The Weiner Retention Grant will be granted immediately prior to the closing of the merger and will be subject to Mr. Weiner's continued employment with LinkedIn through and including the date of grant. The Weiner Retention Grant will be scheduled to vest on the earlier of (1) the one year anniversary of the closing date of the merger and (2) December 31, 2017, and will be subject to the severance provisions (including as to equity acceleration) set forth in Mr. Weiner's offer letter, as described more fully below. Even though the Weiner Retention Grant will not be granted until immediately prior to the closing of the merger, it is included in the table below.

Equity Interests of LinkedIn's Executive Officers and Non-Employee Directors

Name	Shares Held (#)	Shares Held ($)(1)	Number of Shares Subject to Vested Options (#)(2)	Value of Number of Shares Subject to Vested Options ($)(3)	Number of Shares Subject to Unvested Options Accelerating upon a Qualifying Termination (#)(4)	Value of Number of Shares Subject to Unvested Options Accelerating upon a Qualifying Termination ($)(5)	Number of RSUs Accelerating upon the Merger or a Qualifying Termination (#)(6)	Value of RSUs Accelerating Upon a Merger or a Qualifying Termination ($)(7)	Total ($)
Jeffrey Weiner(8)	112,211	21,993,356	740,800	99,647,409	68,601	1,752,070	75,891	14,874,636	138,267,471
Steven Sordello	172,861	33,880,756	36,726	937,982	24,064	614,595	65,144	12,768,224	48,201,557
Michael Callahan	7,401	1,450,596	—	—	—	—	51,289	10,052,644	11,503,240
Michael Gamson	109,754	21,511,784	11,341	440,328	12,560	320,782	33,481	6,562,276	28,835,170
Patricia Wadors	854	167,384	—	—	4,262	147,721	23,113	4,530,148	4,845,253
J. Kevin Scott	5,990	1,174,040	3,693	94,319	15,884	405,677	55,524	10,882,704	12,556,740
A. George "Skip" Battle	18,337	3,594,052	1,318	31,606	—	—	3,102	607,992	4,233,650
Reid Hoffman(9)	14,489,899	2,840,020,204	188,457	36,500,352	—	—	—	—	2,876,520,556
Leslie Kilgore	41,352	8,104,992	2,433	58,344	—	—	3,102	607,992	8,771,328
Stanley Meresman	4,854	951,384	2,433	58,344	—	—	3,102	607,992	1,617,720
Michael Moritz	671,620	131,637,520	—	—	—	—	—	—	131,637,520
David Sze	30,938	6,063,848	—	—	—	—	—	—	6,063,848

(1)
This amount is the product of the shares of common stock held by the individual, multiplied by $196.00.

(2)
This amount reflects the number of vested company options with a per share exercise price less than $196.00 held by the individual, assuming that the effective time of the merger occurs on June 30, 2016.

(3)
This amount reflects the cash payment paid to each individual as the result of his or her vested company options, and the product obtained by multiplying the aggregate number of shares of LinkedIn common stock that were issuable upon the exercise of the vested company options listed in the "Number of Shares Subject to Vested Options" column, by the excess of $196.00 over the exercise price of such vested company option. This column assumes that Microsoft will not choose to treat any unvested company options as surrendered company options.

(4)
This amount reflects the number of unvested company options with a per share exercise price less than $196.00 held by the individual that will accelerate upon a qualifying termination, assuming that the effective time of the merger occurs on June 30, 2016. Each executive officer is eligible to receive immediate vesting of 100% (for Messrs. Weiner, Sordello and Callahan) or 50% (for Messrs. Gamson and Scott and Ms. Wadors), as applicable, of his or her outstanding company options, under his or her offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination, as described more fully below.

(5)
This amount reflects the cash payment paid to each individual as the result of his or her accelerated unvested company options, and the product obtained by multiplying the aggregate number of shares of LinkedIn common stock listed in the "Number of Shares Subject to Unvested Options Accelerating upon a Qualifying Termination" column, by the excess of $196.00 over the exercise price of such company option. This column assumes that Microsoft will not choose to treat any unvested company options as surrendered company options.

(6)
This amount reflects the number of unvested RSUs held by the individual that will accelerate upon the merger or a qualifying termination, assuming that the effective time of the merger occurs on June 30, 2016. Each executive officer is eligible to receive immediate vesting of 100% (for Messrs. Weiner, Sordello and Callahan) or 50% (for Messrs. Gamson and Scott and Ms. Wadors), as applicable, of his or her outstanding RSUs, under his or her offer letter or change of control agreement if, within 12 months following the merger, there is an involuntary termination of employment without cause, or a constructive termination, as described more fully below. The RSUs held by A. George "Skip" Battle, Leslie Kilgore and Stanley Meresman, who will cease to be directors following the merger, will vest in connection with the merger pursuant to the terms of the LinkedIn 2011 Equity Incentive Plan.

(7)
This amount reflects the cash payment paid to each individual as the result of his or her accelerated RSUs, and the product obtained by multiplying the aggregate number of accelerated RSUs listed in the "Number of RSUs Accelerating upon the Merger or a Qualifying Termination" column, by $196.00. This column assumes that Microsoft will not choose to treat any unvested RSUs as surrendered stock-based awards.

(8)
The equity interests of Mr. Weiner do not include 188,457 shares of Class B common stock issuable pursuant to a stock option originally issued to Mr. Weiner, which were transferred to the Weiner 2012 Irrevocable Trust. Mr. Hoffman is the trustee of the Weiner 2012 Irrevocable Trust.

(9)
The equity interests of Mr. Hoffman include 188,457 shares of Class B common stock issuable pursuant to a stock option originally issued to Mr. Weiner, which were transferred to the Weiner 2012 Irrevocable Trust. Mr. Hoffman is the trustee of the Weiner 2012 Irrevocable Trust. Mr. Hoffman disclaims all pecuniary and beneficial interest in such option and underlying shares.

  Payments Upon Termination Following Change of Control

  Offer Letter with Jeffrey Weiner

        LinkedIn's offer letter agreement with Mr. Weiner, as amended, provides that if within 12 months following any "change of control," Mr. Weiner's employment is involuntarily terminated without "cause" or if he is "constructively terminated" following such change of control, then upon such termination Mr. Weiner will receive the following severance payments and benefits:

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to 12 months of his base salary at the rate in effect on the date of termination, or, if greater, the rate in effect immediately prior to the change of control;

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to Mr. Weiner's annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, Mr. Weiner's annual target bonus in effect immediately prior to the change of control;

  •
  payment of COBRA premiums for Mr. Weiner, his spouse and eligible dependents for up to 12 months; and

  •
  immediate vesting as to 100% of Mr. Weiner's outstanding equity awards.

        Mr. Weiner's offer letter further provides that in the event of a termination without cause or a constructive termination that does not occur within 12 months following a change of control, Mr. Weiner will receive the following severance payments and benefits:

  •
  six months' base salary continuation;

  •
  six months' reimbursement for COBRA; and

  •
  three months' continued vesting of outstanding shares.

        The receipt of any severance payments and benefits is conditioned on Mr. Weiner signing and not revoking LinkedIn's then current standard form of release.

        For purposes of Mr. Weiner's offer letter, the term "cause" means Mr. Weiner:

  •
  engaging in knowing and intentional illegal conduct that was or is materially injurious to LinkedIn or its affiliates;

  •
  violating a federal or state law or regulation applicable to LinkedIn's business which violation was or is reasonably likely to be injurious to LinkedIn;

  •
  materially breaching the terms of any confidentiality agreement or invention assignment agreement with LinkedIn;

  •
  being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, LinkedIn or its affiliates.

        For purposes of Mr. Weiner's offer letter, the term "change of control" means:

  •
  the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of LinkedIn's assets, or the acquisition of assets of another corporation or entity, or other similar transaction, which we refer to as a "business combination," unless, in each case, immediately following such business combination (1) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of LinkedIn immediately prior to such business combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination (including, without limitation, an entity which as a result of such transaction owns LinkedIn or all or substantially all of LinkedIn's assets either directly or through one or more subsidiaries); and (2) at least a majority of the members of the board of directors of the entity resulting from such business combination were members of the LinkedIn Board at the time of the execution of the initial agreement or of the action of the LinkedIn Board providing for such business combination.

        For purposes of Mr. Weiner's offer letter, the term "constructive termination" means, without Mr. Weiner's written consent:

  •
  a reduction in base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer and the Chief Executive Officer's direct reports) generally and which results in a percentage reduction of salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team;

  •
  a relocation of the principal place of work to a location more than 35 miles away from the workplace prior to the relocation; or

  •
  the signification reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to such change; it is understood, however, that if, following a change of control pursuant to which LinkedIn becomes part of a larger entity but remains a separate business entity, continuing to be the general manager of such business entity (or a successor entity) and retaining responsibility for managing the day to day operations of such business entity (even if LinkedIn is a part of such larger entity and/or the individual is no longer reporting to or interacting with the board of directors of either LinkedIn or the acquiring entity or no longer retaining the title of Chief Executive Officer) will not be considered a "constructive termination" under the foregoing.

  Offer Letter with Steven Sordello

        LinkedIn's offer letter with Mr. Sordello, as amended, provides that if within 12 months following a "change of control," Mr. Sordello's employment is involuntarily terminated without "cause" or if he is "constructively terminated," then upon such termination Mr. Sordello will receive the following severance payments and benefits:

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to 12 months of his base salary at the rate in effect on the date of termination, or, if greater, the rate in effect immediately prior to the change of control;

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to Mr. Sordello's annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, Mr. Sordello's annual target bonus in effect immediately prior to the change of control;

  •
  payment of COBRA premiums for Mr. Sordello, his spouse and eligible dependents for up to 12 months; and

  •
  immediate vesting as to 100% of Mr. Sordello's outstanding equity awards.

        The receipt of any severance payments and benefits is conditioned on Mr. Sordello signing and not revoking LinkedIn's then current standard form of release.

        For purposes of Mr. Sordello's offer letter, the term "cause" means Mr. Sordello:

  •
  engaging in knowing and intentional illegal conduct that was or is materially injurious to LinkedIn or its affiliates;

  •
  violating a federal or state law or regulation applicable to LinkedIn's business which violation was or is reasonably likely to be injurious to LinkedIn;

  •
  materially breaching the terms of any confidentiality agreement or invention assignment agreement with LinkedIn;

  •
  being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, LinkedIn or its affiliates; or

  •
  death or inability to perform duties for a period of three consecutive months.

        For purposes of Mr. Sordello's offer letter, the term "change of control" has the same meaning as Mr. Weiner's offer letter.

        For purposes of Mr. Sordello's offer letter, the term "constructive termination" means, without Mr. Sordello's written consent:

  •
  a reduction in base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer's direct reports) generally and which results in a percentage reduction of salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team;

  •
  a relocation of the principal place of work to a location more than 35 miles away from the workplace prior to the relocation; or

  •
  the signification reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to such reduction.

  Change of Control Agreements with Michael Callahan, Michael Gamson, J. Kevin Scott and Patricia Wadors

        LinkedIn has entered into change of control agreements with each of Messrs. Callahan, Gamson and Scott and Ms. Wadors that provide that if within 12 months following a "change of control", the individual's employment is involuntarily terminated without "cause" or their employment is "constructively terminated" and the individual chooses to resign within a reasonable period of time following such "constructive termination", then upon such termination each of Messrs. Callahan, Gamson and Scott and Ms. Wadors will receive the following severance payments and benefits:

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to 12 months of his or her base salary at the rate in effect on the date of termination, or, if greater, the rate in effect immediately prior to the change of control;

  •
  a lump-sum payment payable on the 60th day following termination of employment equal to his or her annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, the individual's annual target bonus in effect immediately prior to the change of control;

  •
  payment of COBRA premiums for the individual, his or her spouse and eligible dependents for up to 12 months; and

  •
  immediate vesting as to 100% (for Mr. Callahan) or 50% (for Messrs. Gamson and Scott and Ms. Wadors) of the individual's outstanding equity awards.

        The receipt of any severance payments and benefits is conditioned on the individual signing and not revoking LinkedIn's then current standard form of release.

        For the purposes of the change of control agreements, the term "cause" means such executive officer:

  •
  engaging in knowing and intentional illegal conduct that was or is materially injurious to LinkedIn or its affiliates;

  •
  violating a federal or state law or regulation applicable to LinkedIn's business which violation was or is reasonably likely to be injurious to LinkedIn, provided that in the case of Mr. Callahan, such violation must be willful;

  •
  materially breaching the terms of any confidentiality agreement or invention assignment agreement with LinkedIn;

  •
  being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, LinkedIn or its affiliates; or

  •
  willful and continued failure to perform the duties and responsibilities of the position (other than as a result of complete or partial incapacity due to physical or mental illness or impairment) after having been delivered a written demand for performance from LinkedIn which describes the basis for its belief that the individual has not substantially performed his or her duties or responsibilities and a failure to cure such non-performance to LinkedIn's satisfaction within 30 days after receiving such notice.

        For the purposes of the change of control agreements, the term "change of control" has the same meaning as Mr. Weiner's offer letter.

        For the purposes of the change of control agreements, the term "constructive termination" means, without such executive officer's written consent:

  •
  a reduction in base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer's direct reports) generally and which results in a percentage reduction of salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team;

  •
  a relocation of the principal place of work to a location more than 35 miles away from the workplace prior to the relocation; or

  •
  a material reduction or loss of responsibility of title, or for Mr. Callahan only: a material diminution in title, authority, duties or responsibilities, provided, however; that for the avoidance of doubt, the consummation of a change of control shall by itself constitute a material diminution in duties and responsibilities if, as a result of such change of control he does not serve as the most senior legal officer of the ultimate parent of the acquirer in such change of control.

        The value of any triggered payments and benefits under their respective change of control and severance agreements for our named executive officers are set forth in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Golden Parachute Compensation." In addition, the value of any triggered payments and benefits under the change of control agreement for Ms. Wadors totals an aggregate of $4,502,156.

  Employment Arrangements Following the Merger

  Microsoft Offer Letter with Jeffrey Weiner

        On June 14, 2016, Mr. Weiner and Microsoft entered into an offer letter, which we refer to as the "Microsoft Offer Letter," which provides that upon and subject to the closing of the merger, Mr. Weiner will be employed as Chief Executive Officer of the LinkedIn Group of Microsoft and Executive Vice President—Microsoft. The Microsoft Offer Letter provides that Mr. Weiner's starting annual salary will be $815,000 and Mr. Weiner will receive an on-hire performance stock award, which we refer to as the "On-Hire PSA," for shares of Microsoft common stock. The target number of shares subject to the On-Hire PSA will be calculated by dividing $25,000,000 by the closing price of Microsoft common stock on Mr. Weiner's start date and will be allocated among four performance periods as follows, in the percentages below:

  •
  the closing of the merger through December 31, 2017—28.5% of the target number of shares;

  •
  January 1, 2018 through June 30, 2018—14.5% of the target number of shares;

  •
  Microsoft fiscal year 2019 (July 1, 2018 through June 30, 2019)—28.5% of the target number of shares; and

  •
  Microsoft fiscal year 2020 (July 1, 2019 through June 30, 2020)—28.5% of the target number of shares.

Mr. Weiner may vest in and be issued between 0% and 250% of the target number of shares subject to the On-Hire PSA allocated to a performance period based on performance against goals set for the period. Vesting of the award for each performance period is contingent on Mr. Weiner's continued employment through the last day of that performance period.

        Additionally, Mr. Weiner will be eligible to participate in Microsoft's Executive Incentive Program, which we refer to as the "EIP," which is comprised of the following three components:

  •
  annual cash award target of 250% of salary earned during the fiscal year, with an actual cash award ranging from 0-200% of target, with Mr. Weiner's first EIP cash award opportunity prorated based upon his fiscal year base salary from the later to occur of his start date or January 1, 2017;

  •
  a stock award, on an annualized basis, equal to $4,250,000, with the number of Microsoft shares calculated by dividing the award value by the closing Microsoft stock price on August 31 of the award year (if Mr. Weiner's start date is prior to April 1, 2017, he will receive a full award for fiscal year 2017, 25% of which will vest on August 31, 2017 and 12.5% of which will vest each six month thereafter); and

  •
  a performance stock award, on an annualized basis, with a target equal to $4,250,000 and with the number of Microsoft shares calculated by dividing the award value by the closing Microsoft stock price on August 31 of the award year (if Mr. Weiner's start date is prior to April 1, 2017, he will receive a full award for fiscal year 2017). The number of shares actually awarded may be up to 400% of the target award.

        In addition, Mr. Weiner will continue to be eligible for 2016 incentive compensation under LinkedIn's Executive Compensation Bonus Plan with adjustments to the performance metrics if the closing of the merger occurs before December 31, 2016. If Mr. Weiner's start date occurs before January 1, 2017, Mr. Weiner will receive his EIP cash award target of 250% of his salary in lieu of the target set in the LinkedIn Executive Compensation Bonus Plan for the period from his start date to December 31, 2016. If, however, his start date occurs after December 31, 2016, he will remain eligible to receive a pro-rated bonus for the 2017 calendar year under the LinkedIn Executive Compensation Bonus Plan covering the period from January 1, 2017 until his start date. Pursuant to the terms of the merger agreement, Mr. Weiner will receive Microsoft stock awards for his unvested LinkedIn stock awards, which we refer to as "assumed stock awards," and stock options in exchange for his unvested, in-the-money LinkedIn stock options, which we refer to as the "assumed options."

        Effective from his start date with Microsoft, Mr. Weiner will no longer participate in any LinkedIn severance program, including the severance arrangements described in his LinkedIn offer letter. Instead, Mr. Weiner will participate in Microsoft's Senior Executive Severance Benefit Plan, which we refer to as the "SESBP." Under the SESBP, a participant will receive severance payments and benefits if the participant's employment is terminated by Microsoft without "cause" (as such term is defined in the SESBP). These payments and benefits consist of (1) a lump sum cash severance payment equal to one times annual base salary plus target annual cash award under the EIP, payable within 60 days after the termination date; (2) pro-rata payment of the participant's annual cash award under the EIP which amount is payable at the time annual cash awards for the year are paid to other EIP participants; (3) vesting of the portion of stock awards that would otherwise vest in the 12 months after termination of employment; (4) vesting of a pro-rata portion of any performance stock awards (including the On-Hire PSAs) provided that at least one year of the performance period has been completed as of the termination date and the pro-rated vesting applies to the lesser of (1) the number of shares earned based on achievement of performance goals and (2) the target number of shares under the award agreement; (5) payment of COBRA premiums for up to 6 months; and (6) up to 12 months of outplacement assistance. There is no change-in-control provision in the SESBP. To receive the severance payments and benefits, Mr. Weiner is required to execute a separation agreement that includes a release of claims, confidentiality and non-disparagement provisions, and 12 month non-solicitation restrictions.

        If within 12 months following the closing of the merger, Mr. Weiner's employment is involuntarily terminated by Microsoft without "cause" or he resigns as a result of a "constructive termination," then, upon either of such events, Mr. Weiner will be entitled to immediate vesting of 100% of both the assumed options and assumed stock awards that are unvested as of the date of such termination or resignation. In addition, if, within 12 months following the closing of the merger, Mr. Weiner resigns as a result of a constructive termination, Mr. Weiner will receive a lump sum payment on the 60th day following such resignation equal to the sum of (1) 12 months of base salary at the rate in effect on the date of his resignation or, if greater, the rate in effect immediately prior to the closing of the merger; and (2) Mr. Weiner's annual target bonus at 100% of annual target for the year of resignation or, if greater, Mr. Weiner's annual target bonus in effect immediately prior to the closing of the merger.

        If more than 12 months following the closing of the merger Mr. Weiner's employment is involuntarily terminated without cause, as defined in the SESBP, then upon such termination Mr. Weiner will be entitled to continued vesting of his assumed options and assumed stock awards on the same vesting schedule that would have applied if his employment continued through the relevant vest dates.

        For the purposes of the SESBP, the term "cause" means:

  •
  being convicted or pleading guilty or no contest to (a) any felony or (b) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

  •
  engaging in gross misconduct;

  •
  repeatedly failing to substantially perform duties after notice and an opportunity to cure, provided those duties are consistent with Mr. Weiner's seniority;

  •
  violating any securities laws, rules or regulations, or the rules and regulations of any securities exchange or association of which Microsoft or any of its affiliates is a member; or

  •
  violating Microsoft's policies designed to prevent violations of law, such as, without limitation, policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading.

        For the purposes of the Microsoft Offer letter, the term "cause" means Mr. Weiner:

  •
  engaging in knowing and intentional illegal conduct that was or is materially injurious to Microsoft or its affiliates;

  •
  violating a federal or state law or regulation applicable to Microsoft's business which violation was or is reasonably likely to be injurious to Microsoft;

  •
  materially breaching the terms of any confidentiality agreement or invention assignment agreement with LinkedIn or Microsoft;

  •
  being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, Microsoft or its affiliates.

        For the purposes of the Microsoft Offer Letter, the term "constructive termination" means, without Mr. Weiner's written consent:

  •
  a reduction in base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as Microsoft's CEO and his executive direct reports) generally and which results in a percentage reduction of salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team;

  •
  a relocation of the principal place of work to a location more than 35 miles away from the workplace prior to the relocation; or

  •
  a significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the closing of the merger. However, if Mr. Weiner (1) reports to the Microsoft CEO following the closing of the merger, (2) continues to be Chief Executive Officer of the LinkedIn business, and (3) retains responsibility for managing the day-to-day operations of the LinkedIn business (even if Mr. Weiner has the title described in the Microsoft Offer Letter and does not report to or interact with the Microsoft Board of Directors), such arrangements shall not be considered a constructive termination under the foregoing.

        Any payments or benefits, including the accelerated vesting of Mr. Weiner's assumed options and assumed stock awards, in connection with an involuntary termination without cause or a constructive termination (whether before or after the date that is 12 months following the closing of the merger) will be contingent on Mr. Weiner's execution, delivery and non-revocation of a separation and release agreement in the form provided by Microsoft substantially in the form used under the SESBP.

  Other Executives

        Except as described above, as of the date of this proxy statement, none of LinkedIn's other executive officers have reached an understanding on potential employment with Microsoft or other retention terms with the surviving corporation or with Microsoft, and except as described above, no LinkedIn executive officers have entered into any definitive agreements or arrangements regarding employment with Microsoft or other retention with the surviving corporation or with Microsoft following the consummation of the merger. However, prior to the effective time of the merger,

Microsoft may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of LinkedIn's employees, to be effective as of the effective time of the merger. In addition, as disclosed in the section of this proxy statement captioned "The Merger Agreement—Employee Benefits," Microsoft has agreed to honor all of the employee plans (including the offer letters and change of control agreements with the executives) in accordance with their terms as in effect immediately prior to the effective time of the merger.

  Golden Parachute Compensation

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or that otherwise relates to the merger that will or may become payable to each of our named executive officers in connection with the merger. The amounts in the table below will or may become payable to the named executive officers only in the event they are terminated within 12 months following the merger. Please see the previous portions of this section for further information regarding this compensation.

        LinkedIn's "named executive officers" for purposes of the disclosure in this proxy statement are Messrs. Weiner, Sordello, Callahan, Gamson and Scott. The following table sets forth the information required by Item 402(t) of Regulation S-K published by the SEC regarding certain compensation that each of LinkedIn's named executive officers may receive that is based on, or that otherwise relates to, the merger. The figures in the table are estimated based on (1) compensation and benefit levels as of June 30, 2016; (2) an assumed effective date of December 15, 2016, for the merger; and (3) the termination of the named executive officer's employment without cause on the day immediately following such effective date for the merger. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set below.

        The values in the table below payable to Mr. Weiner by Microsoft are not subject to the non-binding, advisory vote to approve certain compensation that will or may become payable to LinkedIn's named executive officers in connection with the merger. LinkedIn's executive officers will not receive pension, non-qualified deferred compensation or tax reimbursement in connection with the merger.

        As required by applicable SEC rules, all amounts below that are determined using the per share value of LinkedIn's common stock have been calculated based on the per share merger consideration.

  Golden Parachute Compensation

Name	LinkedIn Cash ($)(1)	Microsoft Cash ($)(2)	LinkedIn Equity ($)(3)(4)	Microsoft Equity ($)(5)	LinkedIn Perquisites / Benefits ($)(6)	Microsoft Perquisites / Benefits ($)(7)	Total LinkedIn Payments ($)(8)	Total Microsoft Payments ($)(9)
Jeffrey Weiner	2,500,000	3,022,292	17,468,055	18,530,555	24,076	49,258	19,992,131	21,602,105
Steven Sordello	1,100,000	—	10,804,400	—	24,076	—	11,928,476	—
Michael Callahan	1,000,000	—	8,353,520	—	24,076	—	9,377,596	—
Michael Gamson	1,100,000	—	5,737,656	—	24,076	—	6,861,732	—
J. Kevin Scott	1,200,000	—	7,353,925	—	24,076	—	8,578,001	—

(1)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control," these amounts represent the "double-trigger" cash severance payments to which each named executive officer may become entitled under his offer letter or change of control agreement with LinkedIn. The cash severance payments, payable in a lump sum on the 60th day following termination of employment, equal 12 months of the named executive officer's base salary at the rate in effect on the date of termination, or, if greater, the rate in effect immediately prior to the change of control, plus the named executive officer's annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, the individual's annual target bonus in effect immediately prior to the change of control, which we refer to together as the "severance benefits." The severance benefits will be payable to Messrs. Weiner and Sordello if, within 12 months following a change of control (including the merger), their employment is involuntarily terminated without cause or the individual is constructively terminated. The severance benefits will be paid to each of Messrs. Callahan, Gamson and Scott if, within 12 months following a change of control (including the merger), the individual's employment is involuntarily terminated without cause or their employment is constructively terminated and the individual chooses to resign within a reasonable period of time following such constructive termination. The receipt of the severance benefits is conditioned on the named executive officer signing and not revoking the then current standard form of release.

Name	Base Salary Component of Severance Benefits ($)	Bonus Component of Severance Benefits ($)
Jeffrey Weiner	1,000,000	1,500,000
Steven Sordello	550,000	550,000
Michael Callahan	500,000	500,000
Michael Gamson	550,000	550,000
J. Kevin Scott	600,000	600,000

As described above and following the completion of the merger, Mr. Weiner has agreed in the Microsoft Offer Letter to waive any severance payments or benefits he may be entitled to receive pursuant to his offer letter with LinkedIn.

(2)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger—Offer Letter with Jeffrey Weiner," pursuant to the terms of the Microsoft Offer Letter and following the completion of the merger, Mr. Weiner will be a participant in the SESBP, and will be eligible to receive cash severance benefits upon a termination without cause consisting of: (1) a lump-sum payment equal to one times annual base salary plus target annual cash award under the EIP payable within 60 days of the termination date; and (2) a pro-rata payment of Mr. Weiner's annual target cash award under the EIP, which amount is payable at the time annual cash awards for the year are paid to other EIP participants. To receive these "double-trigger" severance payments, Mr. Weiner is required to execute a separation agreement that includes a release of claims, confidentiality and non-disparagement provisions, and 12 month non-solicitation restrictions.

In addition, if within 12 months following the closing of the merger, Mr. Weiner resigns as a result of a "constructive termination," Mr. Weiner will receive a lump sum payment on the 60th day following such resignation equal to the sum of (1) 12 months of base salary as the rate in effect on the date of his resignation or, if greater, the rate in effect immediately prior to the closing; and (2) Mr. Weiner's annual target bonus at 100% of annual target for the year of resignation or, if greater, Mr. Weiner's annual target bonus in effect immediately prior to the closing. Payment of such "double-trigger" severance will be conditioned on Mr. Weiner executing and not revoking a release of claims substantially in the form used under the SESBP that includes a release of claims, confidentiality and non-disparagement provisions, and 12 month non-solicitation restrictions.

For purposes of this disclosure we have assumed Mr. Weiner's employment is terminated without cause one day following the closing of the merger.

Name	Base Salary Component of Microsoft Severance Benefits ($)	Bonus Component of Microsoft Severance Benefits ($)	Pro-Rata Bonus Component of Microsoft Severance Benefits(A)
Jeffrey Weiner	815,000	2,037,500	169,792

(A)
Assumes Mr. Weiner is terminated one day following the closing of the merger and is eligible to receive 1/12 of his annual target cash award.

Assuming Mr. Weiner's employment is terminated one day following the closing of the merger, he will only be entitled to receive the value of the "Microsoft Cash." As noted above, in the Microsoft Offer Letter, Mr. Weiner agreed to waive any severance payments and benefits he may be entitled to receive pursuant to his offer letter with LinkedIn and, accordingly, would not be entitled to the value of the "LinkedIn Cash."

(3)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Payments upon Termination Following Change of Control," under the applicable offer letter or change of control agreement, 100% (in the case of Messrs. Weiner, Sordello and Callahan) or 50% (in the case of Messrs. Gamson and Scott) of the named executive officer's outstanding equity awards will vest upon a qualifying termination of employment, which we refer to as the "equity acceleration." Messrs. Weiner and Sordello will receive the equity acceleration if, within 12 months following a change of control (including the merger), their employment is involuntarily terminated without cause or the individual is constructively terminated. Each of Messrs. Callahan, Gamson and Scott will receive the equity acceleration if, within 12 months following a change of control (including the merger), the individual's employment is involuntarily terminated without cause or their employment is constructively terminated and the individual chooses to resign within a reasonable period of time following such constructive termination. The value of acceleration of the company options is calculated by multiplying the number of accelerated company options by the difference between the per share merger consideration and the exercise price. The value of the RSUs is based on the number of the accelerated unvested shares, multiplied by the per share merger consideration. The following table quantifies the value of equity awards that accelerate upon a qualifying termination of employment in connection with the merger. All such amounts are "double-trigger" and are conditioned on the named executive officer signing and not revoking the then current standard form of release.

Name	Stock Options ($)	RSUs ($)
Jeffrey Weiner	700,843	16,767,212
Steven Sordello	420,516	10,383,884
Michael Callahan	—	8,353,520
Michael Gamson	264,160	5,473,496
J. Kevin Scott	349,081	7,004,844
(4)
In connection with the merger, LinkedIn intends to grant Jeffrey Weiner the Weiner Retention Grant. The Weiner Retention Grant will be granted immediately prior to the closing of the merger, subject to Mr. Weiner's continued employment with LinkedIn through and including the date of grant. The Weiner Retention Grant will be scheduled to vest on the earlier of (1) the one year anniversary of the closing date of the merger and (2) December 31, 2017, and will be subject to the severance provisions (including as to equity acceleration) set forth in Mr. Weiner's offer letter, as described more fully above. Even though the Weiner Retention Grant will not become effective until shortly before the closing of the merger, it is included in the Golden Parachute Compensation table.

(5)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger—Offer Letter with Jeffrey Weiner," if within 12 months following the closing of the merger, Mr. Weiner's employment is involuntarily terminated by Microsoft without cause or he resigns as a result of a constructive termination, then, upon either of such events, Mr. Weiner will be entitled to immediate vesting of 100% of the assumed options, assumed stock awards, and the Weiner Retention Grant that are unvested as of the date of such termination or resignation. The accelerated vesting of Mr. Weiner's assumed options and assumed stock awards, in connection with an involuntary termination without cause or a constructive termination (whether before or after the date that is 12 months following the closing of the merger) will be contingent on Mr. Weiner's execution, delivery and non-revocation of a separation and release agreement in the form provided by Microsoft substantially in the form used under the SESBP that includes a release of claims, confidentiality and non-disparagement provisions, and 12 month non-solicitation restrictions. For purposes of this disclosure, we are assuming (1) the value of the acceleration of the assumed options, assumed stock awards and Weiner Retention Grant, each a "double-trigger" benefit, equals the value of the awards reflected in the "LinkedIn Equity" column; (2) the On-Hire PSAs, stock award and performance stock award were all granted on the date of the closing of the merger; (3) no portion of the On-Hire PSAs or performance stock awards will vest as a result of the termination in accordance with the terms of the SESBP; and (4) only 25% of the stock awards will vest as a result of the termination in accordance with the terms of the SESBP.

(6)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Payments Upon Termination Following Change of Control," these amounts equal the value of 12 months' payment of COBRA premiums for the named executive officer, his spouse and eligible dependents, which we refer to as the "COBRA Benefits." The COBRA Benefits are a "double-trigger" benefit and will be payable to Messrs. Weiner and Sordello if, within 12 months following a change of control (including the merger), their employment is involuntarily terminated without cause or the individual is constructively terminated. The COBRA Benefits will be paid to each of Messrs. Callahan, Gamson and Scott if, within 12 months following a change of control (including the merger), the individual's employment is involuntarily terminated without cause or their employment is constructively terminated and the individual chooses to resign within a reasonable period of time following such constructive termination. The receipt of the COBRA Benefits is conditioned on the named executive officer signing and not revoking the then current standard form of release.

(7)
As described in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Employment Arrangements Following the Merger—Offer Letter with Jeffrey Weiner," pursuant to the terms of the Microsoft Offer Letter, Mr. Weiner will be a participant in the SESBP, and will be eligible to receive the following severance benefits upon a termination without cause: (1) six months of continued health care premiums under COBRA (valued at $9,258, assuming that Mr. Weiner chooses the highest level of coverage); and (2) 12 months of outplacement assistance (valued at $40,000). To receive this "double-trigger" severance benefit, Mr. Weiner is required to execute a separation agreement that includes a release of claims, confidentiality and non-disparagement provisions, and 12 month non-solicitation restrictions.

Assuming Mr. Weiner's employment is terminated one day following the closing of the merger, he will only be entitled to receive the value of the "Microsoft Perquisites / Benefits." As noted above, in the Microsoft Offer Letter, Mr. Weiner agreed to waive any severance payments and benefits he may be entitled to receive pursuant to his offer letter with LinkedIn and accordingly, would not be entitled to the value of the "LinkedIn Perquisites / Benefits."

(8)
This amount represents the sum of the amounts in the "LinkedIn Cash," "LinkedIn Equity," and "LinkedIn Perquisites / Benefits" columns for each named executive officer. For each named executive officer, the amount in this column assumes that such named executive officer's employment is involuntarily terminated without cause or the individual is constructively terminated within 12 months of a change of control (including the merger) and the named executive officers receives severance payments and benefits pursuant to their offer letter or change of control agreement with LinkedIn, although as noted above, Mr. Weiner will be entitled to receive severance payments and benefits pursuant to the Microsoft Offer Letter. For purposes of the non-binding, advisory vote, our stockholders are being asked to approve the payments to the named executive officers shown in this column.

(9)
This amount represents the sum of the amounts in the "Microsoft Cash," "Microsoft Equity," and "Microsoft Perquisites / Benefits" columns for Mr. Weiner. The amount in this column assumes that Mr. Weiner receives severance payments and benefits pursuant to the Microsoft Offer Letter as described above and will not be eligible to receive severance or benefits under his LinkedIn offer letter.

Closing and Effective Time of the Merger

        The closing of the merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the merger (described in the section of this proxy statement captioned "The Merger Agreement—Conditions to the Closing of the Merger"), other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions, or such other time agreed to in writing by Microsoft, LinkedIn and Merger Sub. Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of and acceptance of such certificate of merger, or at such later time agreed to in writing by the parties and specified in such certificate of merger.

Appraisal Rights

        If the merger is consummated, LinkedIn stockholders who do not vote in favor of the adoption of the merger agreement, who properly demand an appraisal of their shares, who continuously hold such shares through the effective time of the merger and who otherwise comply with the procedures of Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as "Section 262." Unless the context requires otherwise, all references in Section 262 of the DGCL and in this summary to a "stockholder" are to a record holder of LinkedIn common stock.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that LinkedIn stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder's shares. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

        Under Section 262, holders of record of shares of common stock who (1) submit a written demand for appraisal of such stockholder's shares to LinkedIn prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement; (3) continuously are the record holders of such shares through the effective time of the merger; and (4) otherwise comply with the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes LinkedIn's notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement without interest. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, LinkedIn believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

  •
  the stockholder must not vote in favor of the proposal to adopt the merger agreement;

  •
  the stockholder must deliver to LinkedIn a written demand for appraisal before the vote on the merger agreement at the special meeting;

  •
  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

  •
  a stockholder (or any person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person) or the surviving corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

        Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote his, her or its shares.

  Filing Written Demand

        A stockholder wishing to exercise appraisal rights must deliver to LinkedIn, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of such stockholder's shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

        Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform LinkedIn of the identity of the holder state that the stockholder intends thereby to demand an appraisal of such stockholder's shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
Attention: Corporate Secretary

        Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to LinkedIn a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger.

  Notice by the Surviving Corporation

        If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each record holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

  Filing a Petition for Appraisal

        Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder's previous written demand for an appraisal of such stockholder's shares.

        Within 120 days after the effective time of the merger, any holder of shares of common stock who has complied with the requirements for an appraisal of such holder's shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which LinkedIn has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

        If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates to the

Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

  Determination of Fair Value

        After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262 of the DGCL. Although LinkedIn believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither LinkedIn nor Microsoft anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of LinkedIn and Microsoft reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal.

        If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration as provided in the merger agreement. A stockholder will fail to perfect, or effectively lose such holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of such holder's demand for appraisal and an acceptance of the per share merger consideration as provided in the merger agreement in accordance with Section 262.

        From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger): provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, or if such stockholder delivers to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation.

        Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the "IRS," and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

        This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

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  tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes, and shareholders, partners or investors in such entities; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as "qualified small business stock" for purposes of Sections 1045 and 1202 of the Code; or certain former citizens or long-term residents of the United States;

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  tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

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  tax consequences to holders who received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

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  tax consequences to U.S. Holders whose "functional currency" is not the U.S. dollar;

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  tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

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  tax consequences to holders who are "controlled foreign corporations," "passive foreign investment companies" or "personal holding companies" for U.S. federal income tax purposes;

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  tax consequences arising from the Medicare tax on net investment income;

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  the U.S. federal estate, gift or alternative minimum tax consequences, if any;

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  any state, local or non-U.S. tax consequences; or

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  tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

        If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

        No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

        THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

  U.S. Holders

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder's gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder's adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder's holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of shares of common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

  Non-U.S. Holders

        For purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

        Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

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  the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

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  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

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  LinkedIn is or has been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code, which we refer to as a "USRPHC," at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder's holding period with respect to the applicable shares of common stock, which we refer to as the "relevant period," and, if shares of common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger.

  Information Reporting and Backup Withholding

        Information reporting and backup withholding (at a current rate of 28%) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (1) provides a certification of such Non-U.S. Holder's non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (2) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Regulatory Approvals Required for the Merger

  General

        LinkedIn and Microsoft have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and the other transactions contemplated by the merger agreement. These approvals include approval under, or notifications pursuant to, the HSR Act and the competition laws of the European Union and Canada.

        In addition, each of LinkedIn and Microsoft have agreed to (1) cooperate and coordinate with each other to make such filings; (2) use its reasonable best efforts to supply the other with any information that may be required in order to make such filings; (3) use its reasonable best efforts to supply any additional information that reasonably may be requested to obtain regulatory approvals; (4) use its reasonable best efforts to take all action necessary to obtain regulatory approvals as soon as practicable; and (5) provide notice to the other party if it plans to participate in any material meeting or substantive conversation with respect to the merger.

        If and to the extent necessary to obtain regulatory approval of the merger, Microsoft, Merger Sub and, solely to the extent requested by Microsoft, LinkedIn will (1) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of LinkedIn; and (B) any other restrictions on the activities of the LinkedIn; and (2) contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger. Notwithstanding the foregoing, Microsoft is not obligated to offer, negotiate, commit to, effect or otherwise take any action with respect to LinkedIn that would reasonably be expected to be materially adverse to the business, financial condition or results of operations of LinkedIn. Microsoft is not required to offer, negotiate, commit to, effect or otherwise take any action with respect to its business if taking such action would reasonably be expected to (1) have a material impact on the benefits expected to be derived from the merger by Microsoft or (2) have more than an immaterial impact on any business or product line of Microsoft and its subsidiaries.

  HSR Act and U.S. Antitrust Matters

        Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until LinkedIn and Microsoft file a notification and report form with the Federal Trade Commission, which we refer to as the "FTC," and the Antitrust Division of the Department of Justice, which we refer to as the "DOJ," under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties' filing of their respective HSR Act notification forms or the early termination of that waiting period. The DOJ or the FTC may extend the 30 day waiting period by issuing a Request for Additional Information (also known as a Second Request). If either agency issues a Second Request, the waiting period is extended until 30 days after the parties substantially comply with the request.

        At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Foreign Competition Laws

        LinkedIn and Microsoft conduct business in Member States of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds before these mergers and acquisitions can be implemented. The parties will file a formal notification of the transaction with the European Commission as promptly as reasonably practicable and advisable.

        Pursuant to Council Regulation (EC) No. 139/2004, the European Commission has 25 business days from the day following the date of receipt of a complete notification, which period may be extended to 35 business days under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as defined by European Community regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the merger, which may be conditional upon satisfaction of the parties' undertakings, or opening an in-depth "Phase II" investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible that an investigation could result in a challenge to the merger based on European Union competition law or regulations.

        The completion of the merger is also subject to certain filing requirements and/or approvals under the competition laws of Canada. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in the required foreign jurisdictions before completing the merger. The parties will file merger notifications with the appropriate regulators in each of the required foreign jurisdictions as promptly as practicable and work cooperatively toward expedited regulatory clearances.

  Other Regulatory Approvals

        One or more governmental bodies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by LinkedIn stockholders and the completion of the merger.

        Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Legal Proceedings Regarding the Merger

        On July 15, 2016, a putative shareholder class action lawsuit, captioned Shahram Badiian v. Reid Hoffman, et al., Case No. 16CV297883, was filed in the Superior Court of California for Santa Clara County against LinkedIn and the members of the LinkedIn Board, which we refer to as the "individual defendants," as well as against Microsoft and Merger Sub, which we refer to as the "Microsoft defendants." The complaint generally alleges that, in connection with the proposed merger, the individual defendants breached their fiduciary duties to LinkedIn and its stockholders by, among other things, agreeing to the proposed merger with the Microsoft defendants at an unfair price and pursuant to an unfair process and by causing the July 1, 2016 preliminary proxy statement, which we refer to as the "preliminary proxy," to be filed with the SEC with materially misleading statements and omissions about the proposed merger. Among other things, the complaint alleges that the preliminary proxy omits and/or misrepresents facts regarding: (i) the process leading up to the proposed merger, (ii) certain data and inputs underlying the financial analyses of Qatalyst Partners, LinkedIn's financial advisor in connection with the proposed merger, and (iii) LinkedIn management's and analysts' financial projections that Qatalyst Partners relied upon in preparing its financial analyses. The complaint further alleges that the Microsoft defendants aided and abetted the individual defendants' breach of their fiduciary duties. The complaint seeks an order preliminarily and/or permanently enjoining the proposed merger and/or rescission of the merger in the event it is consummated, an accounting for damages against all defendants, and an award of attorneys' and experts' fees, in addition to other relief. LinkedIn and the individual defendants believe that the plaintiff's allegations are without merit and intend to defend against them vigorously.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

        We are asking you to approve the adoption of the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth under the sections of this proxy statement captioned "The Merger" and "The Merger Agreement." A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The LinkedIn Board unanimously recommends that you vote "FOR" this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

        We are asking you to approve a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present, and the chair of the special meeting may also adjourn the special meeting for such purpose even if the stockholders have not approved the proposal to adjourn the special meeting.

The LinkedIn Board unanimously recommends that you vote "FOR" this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE TO APPROVE CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Golden Parachute Compensation."

        We are asking stockholders to approve the compensation that will or may become payable by LinkedIn to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers of in the Merger—Golden Parachute Compensation" and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of LinkedIn's overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the LinkedIn Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. The compensation that may be provided to Jeffrey Weiner in connection with his new offer letter entered into with Microsoft is not subject to this advisory, non-binding vote.

        Accordingly, we are seeking approval of the following resolution at the special meeting:

        "RESOLVED, that the stockholders of LinkedIn Corporation approve, on an advisory, non-binding basis, the compensation that will or may become payable to LinkedIn's named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger—Golden Parachute Compensation" in LinkedIn's proxy statement for the special meeting."

        Stockholders should note that this proposal is not a condition to completion of the merger, and, as an advisory vote, the result will not be binding on LinkedIn, the LinkedIn Board or Microsoft. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The LinkedIn Board unanimously recommends that you vote "FOR" this proposal.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the merger agreement carefully and in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

        The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by LinkedIn, Microsoft and Merger Sub in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Microsoft and Merger Sub by LinkedIn in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between LinkedIn, Microsoft and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. LinkedIn stockholders are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of LinkedIn, Microsoft or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of LinkedIn, Microsoft and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding LinkedIn, Microsoft, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding LinkedIn and our business.

Closing and Effective Time of the Merger

        The closing of the merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the merger (described in the section of this proxy statement captioned "The Merger Agreement—Conditions to the Closing of the Merger"), other than conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions, or such other time agreed to in writing by

Microsoft, LinkedIn and Merger Sub. Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of a certificate of merger, or at such later time agreed to in writing by the parties and specified in such certificate of merger.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

        The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Merger Sub will be merged with and into LinkedIn and LinkedIn will become a wholly owned subsidiary of Microsoft; and (2) the separate corporate existence of Merger Sub will cease. From and after the effective time of the merger, all of the property, rights, privileges, powers and franchises of LinkedIn and Merger Sub will vest in the surviving corporation, and all of the debts, liabilities and duties of LinkedIn and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

        At the effective time of the merger, the certificate of incorporation of LinkedIn as the surviving corporation will be amended and restated in its entirety in the form attached to the merger agreement, and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will become the bylaws of the surviving corporation, until thereafter amended.

        The parties will take all necessary action to ensure that, effective as of, and immediately following, the effective time of the merger, the board of directors of the surviving corporation will consist of the directors of Merger Sub as of immediately prior to the effective time of the merger, to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly elected or appointed and qualified. The parties will take all necessary action to ensure that at the effective time of the merger, the officers of the Company as of immediately prior to the effective time of the merger will be the officers of the surviving corporation, until their successors are duly appointed.

Conversion of Shares

  Common Stock

        At the effective time of the merger, each outstanding share of Class A and Class B common stock (collectively referred to as "common stock") (other than shares held by (1) LinkedIn as treasury stock; (2) Microsoft, Merger Sub or their respective subsidiaries; and (3) LinkedIn stockholders who have properly and validly exercised and perfected their appraisal rights under Delaware law with respect to such shares) will be cancelled and automatically converted into the right to receive the per share merger consideration (which is $196.00 per share, without interest thereon and subject to applicable withholding taxes).

        At the effective time of the merger, each outstanding share of common stock held by (1) LinkedIn or (2) Microsoft, Merger Sub or their respective subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

  Equity Awards; ESPP

        The merger agreement provides that LinkedIn's equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

  Stock Options

        Each surrendered company option will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 for each share of

LinkedIn common stock that would have been issuable upon exercise of such surrendered company option prior to the effective time of the merger less the applicable exercise price for each such share of LinkedIn common stock under such surrendered company option and less any applicable withholding taxes. If the per share exercise price of any surrendered company option is equal to or greater than $196.00, such surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Each assumed company option will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into an option to acquire; or (2) converted into an option granted pursuant to the Microsoft stock plan to acquire, in each case on the same material terms and conditions as were applicable to such assumed company option immediately prior to the effective time of the merger, a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio. The per share exercise price for assumed company options will equal the quotient (rounded up to the nearest whole cent) determined by dividing (1) the per share exercise price for the LinkedIn common stock subject to such assumed company option as of immediately prior to the effective time of the merger by (2) the stock award exchange ratio. Each company option that is outstanding as of immediately prior to the effective time of the merger and has an exercise price per share that is equal to or greater than $196.00 and is not a surrendered company option will be cancelled as of the effective time of the merger for no payment and will have no further effect.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company options that would otherwise be assumed company options as vested surrendered company options, which will become fully vested and then cancelled and treated in accordance with the above.

  Stock-Based Awards

        Each surrendered company stock-based award will, as of the effective time of the merger, be cancelled and converted into the right to receive the per share merger consideration of $196.00 with respect to each share of LinkedIn common stock subject to the surrendered company stock-based award, less any applicable withholding taxes.

        Each assumed company stock-based award will, as of the effective time of the merger, be, as determined by Microsoft, (1) assumed by Microsoft and converted into a stock-based award; or (2) converted into a stock-based award granted pursuant to the Microsoft stock plan, in each case with the same material terms and conditions as were applicable to such assumed company stock-based award immediately prior to the effective time of the merger, in respect of a number of shares of Microsoft common stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of LinkedIn common stock subject to such assumed company stock-based award as of immediately prior to the effective time of the merger multiplied by (2) the stock award exchange ratio.

        Prior to the closing date of the merger, Microsoft may elect to treat some or all company stock-based awards that would otherwise be assumed company stock-based awards as vested surrendered company stock-based awards, which will become fully vested and then cancelled and treated as a surrendered company stock-based award.

  ESPP

        LinkedIn's executive officers will determine the final exercise date for purposes of the ESPP. On such exercise date, LinkedIn will apply the funds credited as of such date pursuant to the ESPP within each participant's payroll withholding account to the purchase of whole shares of LinkedIn common stock in accordance with the terms of the ESPP. Subject to the consummation of the merger, the ESPP will terminate immediately prior to and effective as of the effective time of the merger.

        Pursuant to the terms of the merger agreement, the LinkedIn Board has adopted resolutions providing that each individual participating in the ESPP now will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that offering period commenced, and that each individual participating in the ESPP now or in any future offering period will not be permitted to make separate non-payroll contributions to the ESPP on or following the date of the merger agreement, except as may be required by applicable law. Prior to the effective time of the merger, LinkedIn will take all actions that may be necessary to, effective upon the consummation of the merger, (1) cause any offering period that would otherwise be outstanding at the effective time of the merger to be terminated no later than one business day prior to the date on which the effective time of the merger occurs; (2) make any pro rata adjustments that may be necessary to reflect the shortened offering period while treating the shortened offering period as a fully effective and completed offering period for all purposes of the ESPP; (3) cause the exercise (as of no later than one business day prior to the date on which the effective time of the merger occurs) of each outstanding purchase right pursuant to the ESPP; and (4) provide that no further offering period or purchase period will commence pursuant to the ESPP after the effective time of the merger.

Exchange and Payment Procedures

        Prior to the closing of the merger, Microsoft will designate a bank or trust company, which we refer to as the "paying agent," to make payments of the merger consideration to LinkedIn stockholders. At or promptly following the effective time of the merger, Microsoft will deposit or cause to be deposited with the paying agent cash sufficient to pay the aggregate per share merger consideration to LinkedIn stockholders in accordance with the merger agreement.

        As soon as reasonably practicable following the effective time of the merger, the paying agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the per share merger consideration. Upon receipt of (1) surrendered certificates (or an appropriate affidavit for lost, stolen or destroyed certificates, together with any required bond) or a customary "agent's message" with respect to book-entry shares representing the shares of common stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the per share merger consideration in exchange therefor, without interest. The amount of any per share merger consideration paid to LinkedIn stockholders may be reduced by any applicable withholding taxes.

        If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to Microsoft, upon demand, and any stockholders who have not complied with the exchange procedures in the merger agreement will thereafter look only to Microsoft for satisfaction of their claims for payment. None of Microsoft, Merger Sub, LinkedIn, the surviving corporation or the paying agent will be liable to any LinkedIn stockholder with respect to any cash amounts properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar law.

        The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event that any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the per share merger consideration, Microsoft or the paying agent may, in its discretion and as a condition precedent to the payment of the merger consideration, require such stockholder to make an affidavit of the loss, theft or destruction, and to deliver a bond in such amount as Microsoft or the paying agent may direct as indemnity against any claim that may be made against Microsoft, the surviving corporation or the paying agent with respect to such certificate.

Representations and Warranties

        The merger agreement contains representations and warranties of LinkedIn, Microsoft and Merger Sub.

        Some of the representations and warranties in the merger agreement made by LinkedIn are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the merger agreement, "Company Material Adverse Effect" means, with respect to LinkedIn, any change, event, violation, inaccuracy, effect or circumstance that, individually or taken together with all other changes, events, violations, inaccuracies, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of LinkedIn and its subsidiaries, taken as a whole, except that, none of the following (by itself or when aggregated) to the extent occurring after the date of the merger agreement will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

  •
  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such conditions disproportionately affect LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such changes or conditions disproportionately affect LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  general changes in conditions in the industries in which LinkedIn and its subsidiaries conduct business (except to the extent that such changes disproportionately affect LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such changes disproportionately affect LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such conditions or events disproportionately affects LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events in the United States or any other country or region in the world (except to the extent that such conditions or events disproportionately affects LinkedIn relative to other companies operating in the industries in which LinkedIn and its subsidiaries conduct business);

  •
  the public announcement or pendency of the merger agreement or the merger (other than for purposes of certain representations and warranties, and certain related terms and conditions, concerning conflicts due to the performance of the merger agreement);

  •
  any action taken or refrained from being taken, in each case to which Microsoft has expressly approved, consented to or requested in writing following the date of the merger agreement;

  •
  changes or proposed changes in GAAP or other accounting standards or law (or the enforcement or interpretation of any of the foregoing);

  •
  changes in the price or trading volume of our common stock or our indebtedness, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

  •
  any failure, in and of itself, by LinkedIn and its subsidiaries to meet (1) any public estimates or expectations of LinkedIn's revenue, earnings or other financial performance or results of operations for any period; or (2) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

  •
  any litigation related to the merger.

        In the merger agreement, LinkedIn has made customary representations and warranties to Microsoft and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

  •
  due organization, valid existence, good standing and authority and qualification to conduct business with respect to LinkedIn and its subsidiaries;

  •
  LinkedIn's corporate power and authority to enter into and perform the merger agreement, the due execution and enforceability of the merger agreement;

  •
  the organizational documents of LinkedIn and specified subsidiaries;

  •
  the approval and recommendation of the LinkedIn Board;

  •
  the rendering of Qatalyst Partners' fairness opinion to the LinkedIn Board;

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  the inapplicability of anti-takeover statutes to the merger;

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  the requisite vote of LinkedIn stockholders in connection with the merger agreement;

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  the absence of any conflict with, violation of or default under any organizational documents, existing material contracts, applicable laws to LinkedIn or its subsidiaries or the resulting creation of any lien upon LinkedIn's assets due to the performance of the merger agreement;

  •
  required consents, approvals and regulatory filings in connection with the merger agreement and performance thereof;

  •
  the capital structure of LinkedIn and its subsidiaries;

  •
  the absence of any undisclosed exchangeable security, option, warrant or other right convertible into common stock of LinkedIn or any of LinkedIn's subsidiaries;

  •
  the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of LinkedIn's securities;

  •
  the accuracy and required filings of LinkedIn's SEC filings and financial statements;

  •
  LinkedIn's disclosure controls and procedures;

  •
  LinkedIn's internal accounting controls and procedures;

  •
  LinkedIn's and its subsidiaries' indebtedness;

  •
  the absence of specified undisclosed liabilities;

  •
  the conduct of the business of LinkedIn and its subsidiaries in all material respects in the ordinary course and the absence of any Company Material Adverse Effect and certain other events, in each case since January 1, 2016;

  •
  the existence and enforceability of specified categories of LinkedIn's material contracts, and the lack of any breaches or defaults thereunder and of any notices with respect to termination or intent not to renew those material contracts therefrom;

  •
  real property owned, leased or subleased by LinkedIn and its subsidiaries;

  •
  environmental matters;

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  trademarks, patents, copyrights and other intellectual property matters;

  •
  tax matters;

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  employee benefit plans;

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  labor and employment matters;

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  compliance with laws, including the Foreign Corrupt Practices Act, and possession of necessary permits;

  •
  the absence of legal proceedings and orders;

  •
  insurance matters;

  •
  absence of any transactions, relations or understandings between LinkedIn or any of its subsidiaries and any affiliate or related person; and

  •
  payment of fees to brokers in connection with the merger agreement.

        In the merger agreement, Microsoft and Merger Sub have made customary representations and warranties to LinkedIn that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

  •
  due organization, good standing and authority and qualification to conduct business with respect to Microsoft and Merger Sub, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay their ability to consummate the merger;

  •
  Microsoft's and Merger Sub's corporate authority to enter into and perform the merger agreement, the due execution and enforceability of the merger agreement and the availability of organizational documents;

  •
  the absence of any conflict with, violation of or default under any organizational documents, existing contracts, applicable laws or the resulting creation of any lien upon Microsoft or Merger Sub's assets due to the performance of the merger agreement;

  •
  required consents and regulatory filings in connection with the merger agreement;

  •
  the absence of legal proceedings and orders;

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  ownership of capital stock of LinkedIn;

  •
  payment of fees to brokers in connection with the merger agreement;

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  matters with respect to Microsoft's sufficiency of funds; and

  •
  the exclusivity and terms of the representations and warranties made by LinkedIn.

        The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

        The merger agreement provides that, except as (1) expressly contemplated by the merger agreement; (2) approved by Microsoft (which approval will not be unreasonably withheld, conditioned or delayed); or (3) disclosed in the confidential disclosure letter to the merger agreement, during the period of time between the date of the merger agreement and the effective time of the merger (or earlier termination of the merger agreement), LinkedIn will, and will cause each of its subsidiaries to:

  •
  use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable law;

  •
  subject to the restrictions and exceptions in the merger agreement, conduct its business and operations in the ordinary course of business; and

  •
  use its reasonable best efforts to preserve intact its material assets, properties, contracts, licenses and business organizations, keep available the services of its current officers and key employees, and preserve the current relationships and goodwill with customers, suppliers and other persons with which it or its subsidiaries has business relations.

        In addition, LinkedIn has also agreed that, except as (1) expressly contemplated by the merger agreement; (2) approved by Microsoft (which approval will not be unreasonably withheld, conditioned or delayed); or (3) disclosed in the confidential disclosure letter to the merger agreement, during the period of time between the date of the merger agreement and the effective time of the merger (or earlier termination of the merger agreement), LinkedIn will not, and will cause each of its subsidiaries not to, among other things:

  •
  amend or otherwise change the organizational documents of LinkedIn or any of its subsidiaries;

  •
  liquidate, dissolve or reorganize;

  •
  issue, sell, deliver or grant any shares of capital stock or any options, warrants, commitments, subscriptions or rights to purchase any similar capital stock or securities of LinkedIn or any of its subsidiaries, subject to certain exceptions including, but not limited to, the granting of company stock-based awards and company options (or, in the case of company options, the equivalent value in company stock-based awards) in the ordinary course of business and consistent with past practice or as otherwise disclosed to Microsoft;

  •
  directly or indirectly acquire, repurchase or redeem any securities except for certain exceptions;

  •
  adjust, split, subdivide, combine, pledge, encumber or modify the terms of capital stock of LinkedIn or any of its subsidiaries;

  •
  declare, set aside or pay any dividend or other distribution;

  •
  incur, assume, suffer or modify the terms of any indebtedness or issue any debt securities, assume or guarantee the obligations of any person other than its subsidiaries, make any loans or investments in any person other than advances to directors, officers, and other employees for business-related expenses incurred in connection with such person's role at LinkedIn or its subsidiaries in the ordinary course of business, or pledge, encumber or suffer any lien on any assets;

  •
  without first informing Microsoft, terminate any employee at the level of senior vice president or above (other than for cause) or hire any new employee at the level of senior vice president or above unless, in the case of a hiring only, such hiring is in the ordinary course of business and consistent with past practice;

  •
  enter into, adopt, amend (including accelerating the vesting), modify or terminate any employee benefit plan, except in the ordinary course of business and consistent with past practice in a manner that would not, in the aggregate, materially increase the cost to LinkedIn and its subsidiaries;

  •
  increase the compensation or benefits payable or provided to current or former employees, directors, officers or independent contractors of LinkedIn or its subsidiaries, pay any special bonus to such personnel or grant any severance to any such personnel, subject to certain exceptions;

  •
  settle, release, waive or compromise any legal proceeding;

  •
  change accounting practices or revalue in any material respect any of LinkedIn's properties or assets;

  •
  change tax elections or any accounting method with respect to taxes, settle any material tax claims, file material amended tax returns or take certain other specified actions with respect to taxes;

  •
  incur or authorize capital expenditures, other than to the extent that such capital expenditures are otherwise reflected in LinkedIn's capital expenditure budget or are pursuant to agreements in effect prior to the date of the merger agreement, in each case as set forth in the confidential disclosure letter to the merger agreement;

  •
  enter into, modify or terminate certain material contracts;

  •
  maintain insurance at less than current levels;

  •
  grant material refunds or materially alter payment and collection practices;

  •
  waive, grant or transfer any material right;

  •
  effect certain layoffs without complying with applicable laws;

  •
  acquire (by merger, consolidation or acquisition of stock or assets or otherwise), or make any investments in, any interest in any assets or any other person, except for purchases of assets in the ordinary course of business;

  •
  sell, transfer, pledge or otherwise dispose of (by merger, consolidation or disposition of stock or assets or otherwise) any assets constituting a material line of business or any other material assets of LinkedIn or any of its subsidiaries or any material items of LinkedIn's intellectual property, other than in the ordinary course of business;

  •
  enter into any new business segment outside of LinkedIn's and its subsidiaries' existing business segments on the date of the merger agreement; or

  •
  enter into, authorize or commit to enter into, an agreement to take any of the foregoing actions.

No Solicitation of Other Offers

        Under the merger agreement, from the date of the merger agreement until the effective time of the merger (or the earlier termination of the merger agreement), LinkedIn has agreed to cease and cause to be terminated any discussions or negotiations with and terminate any data room or other diligence access of any person, its affiliates and its representatives relating to an acquisition transaction (as defined below) and to request any person who executed a confidentiality agreement in connection with its consideration of acquiring LinkedIn to promptly return or destroy any non-public information furnished by or on behalf of LinkedIn prior to the date of the merger agreement.

        Under the merger agreement, from the date of the merger agreement until the earlier to occur of the termination of the merger agreement and the effective time of the merger, LinkedIn has agreed, and to cause or direct, as the case may be, its subsidiaries and its and their respective representatives, not to:

  •
  solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal (as defined below);

  •
  furnish or otherwise provide access to any non-public information regarding, or to the business, properties, assets, books, records or personnel of, LinkedIn or its subsidiaries to any person in connection with, or with the intent to induce the making of, or to knowingly encourage, facilitate or assist an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

  •
  participate or engage in discussions or negotiations with any person with respect to an acquisition proposal or with respect to any inquiries from third parties relating to making a potential acquisition proposal;

  •
  approve, endorse, or recommend any proposal that constitutes, or is reasonably expected to lead to, an acquisition proposal;

  •
  enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an acquisition transaction (as defined below); or

  •
  authorize or commit to do any of the above.

        Notwithstanding these restrictions, prior to the adoption of the merger agreement by LinkedIn stockholders and after entering into an acceptable confidentiality agreement, LinkedIn may furnish information to, and enter into negotiations or discussions with, a person regarding a bona fide written acquisition proposal if: (1) LinkedIn, its subsidiaries and its and their respective representatives have not breached any of the conditions above with respect to the acquisition proposal or such person; (2) the LinkedIn Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below); (3) the LinkedIn Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law; and (4) LinkedIn prior to or contemporaneously makes available to Microsoft any non-public information concerning LinkedIn that is provided to such person that was not previously made available to Microsoft.

        If LinkedIn, its subsidiaries or its or their representatives receives an acquisition proposal or any request for non-public information in connection with an acquisition proposal at any time prior to the earlier to occur of the termination of the merger agreement and the effective time of the merger, LinkedIn must promptly (and in all events by a specified time on the next business day) advise Microsoft of such acquisition proposal or request, including the identity of the person making or submitting the acquisition proposal or request, the material terms and conditions thereof, and copies of any written documentation setting forth such terms. Thereafter, LinkedIn must keep Microsoft reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

        For purposes of this proxy statement and the merger agreement:

  •
  an "acquisition proposal" is any offer or proposal (other than an offer or proposal by Microsoft or Merger Sub) relating to an acquisition transaction;

  •
  an "acquisition transaction" is any transaction or series of transactions (other than the merger) involving any:

  •
  direct or indirect purchase or other acquisition by any person or "group" (as defined in the Exchange Act) of persons of securities representing more than 15% of the total outstanding voting power of LinkedIn, including pursuant to a tender offer or exchange offer;

  •
  direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any person or "group" of persons of assets (including equity securities of any subsidiary of LinkedIn) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of LinkedIn and its subsidiaries, taken as a whole; or

  •
  merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving LinkedIn (or any of its subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of LinkedIn and its subsidiaries, taken as a whole) in which the stockholders of LinkedIn (or such subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company; and

  •
  a "superior proposal" is a bona fide written acquisition proposal (substituting 50% for 15% in the definition of "acquisition proposal" above) for an acquisition transaction on terms that the LinkedIn Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable from a financial point of view than the merger and taking into account any revisions to the merger agreement made or proposed by Microsoft prior to the time of such determination and after taking into account the other factors and matters deemed relevant in good faith by the LinkedIn Board, including the identity of the person making the proposal, the likelihood of consummation, and the legal, financial (including financing terms), regulatory, timing and other aspects of the proposal.

The LinkedIn Board's Recommendation; Company Board Recommendation Change

        Except as described below, and subject to the provisions described below, the LinkedIn Board has made the recommendation that the holders of shares of common stock vote "FOR" the proposal to adopt the merger agreement. The merger agreement provides that the LinkedIn Board will not effect a company board recommendation change except as described below.

        Prior to the adoption of the merger agreement by stockholders, the LinkedIn Board may not (with any action described in the following being referred to as a "company board recommendation change"):

  •
  withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the LinkedIn Board's recommendation in a manner adverse to Microsoft;

  •
  adopt, approve, or recommend an acquisition proposal;

  •
  fail to publicly reaffirm the LinkedIn Board's recommendation within 10 business days of the occurrence of a material event or development and after Microsoft so requests in writing (or if the special meeting is scheduled to be held within 10 business days, then within one business day after Microsoft so requests);

  •
  take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a "stop, look and listen" communication by the LinkedIn Board (or a committee thereof) to LinkedIn's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the LinkedIn Board (or a committee thereof) may refrain from taking a position with respect to an acquisition proposal until the close of business on the 10th business day after the commencement of a tender or exchange offer in connection with such acquisition proposal without such action being considered a violation of the merger agreement); or

  •
  fail to include the LinkedIn Board's recommendation in this proxy statement.

        Notwithstanding the restrictions described above, prior to the adoption of the merger agreement by stockholders, the LinkedIn Board may, upon compliance with the procedures described below, effect a company board recommendation change if (1) other than in connection with a bona fide acquisition proposal that constitutes a superior proposal, there has been an intervening event (as defined below); or (2) LinkedIn has received a bona fide written acquisition proposal that the LinkedIn Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal, in each case, if the LinkedIn Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that a failure to effect a company board recommendation change would be inconsistent with the LinkedIn Board's fiduciary duties pursuant to applicable law.

        The LinkedIn Board may effect a company board recommendation change, but may not terminate the merger agreement, in response to an intervening event if and only if:

  •
  LinkedIn has provided prior written notice to Microsoft at least three business days in advance to the effect that the LinkedIn Board has (1) made the determination described above; and (2) resolved to effect a company board recommendation change pursuant to merger agreement, which notice must describe the applicable intervening event in reasonable detail; and

  •
  prior to effecting such company board recommendation change, LinkedIn and its representatives, during such three business day period, must have (1) negotiated with Microsoft and its representatives in good faith (to the extent that Microsoft desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that the LinkedIn Board no longer determines in good faith that the failure to make a company board recommendation change in response to such intervening event would be inconsistent with its fiduciary duties pursuant to applicable law; and (2) permitted Microsoft and its representatives to make a presentation to the LinkedIn Board regarding the merger agreement and any adjustments with respect thereto (to the extent that Microsoft requests to make such a presentation).

        In addition, the LinkedIn Board may effect a company board recommendation change or terminate the merger agreement in response to a bona fide written acquisition proposal that the LinkedIn Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a superior proposal if and only if:

  •
  the LinkedIn Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

  •
  LinkedIn has complied with its obligations pursuant to the merger agreement with respect to such acquisition proposal;

  •
  LinkedIn has provided prior written notice to Microsoft at least three business days in advance to the effect that the LinkedIn Board has (1) received a bona fide written acquisition proposal that has not been withdrawn; (2) concluded in good faith that such acquisition proposal constitutes a superior proposal; and (3) resolved to effect a company board recommendation change or to terminate the merger agreement, which notice will describe the basis for such company board recommendation change or termination, including the identity of the person or "group" of persons making such acquisition proposal, the material terms of such acquisition proposal and copies of all relevant documents relating to such acquisition proposal; and

  •
  prior to effecting such company board recommendation change or termination, LinkedIn and its representatives, during the three business day notice period described above, have (1) negotiated with Microsoft and its representatives in good faith (to the extent that Microsoft desires to so negotiate) to make such adjustments to the terms and conditions of the merger agreement so that such acquisition proposal would cease to constitute a superior proposal; and (2) permitted Microsoft and its representatives to make a presentation to the LinkedIn Board regarding the merger agreement and any adjustments with respect thereto (to the extent that Microsoft requests to make such a presentation).

        In the event of any material revision to any such bona fide written acquisition proposal described above, LinkedIn has also agreed to deliver a new notice to Microsoft and comply with the above procedures with respect to such new written notice (with the notice period being two business days) and prior to effecting a company board recommendation change or terminating the merger agreement, at the end of the relevant notice period, the LinkedIn Board must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such bona fide written acquisition proposal is a superior proposal.

        For purposes of this proxy statement and the merger agreement, an "intervening event" means any positive change, effect, development, circumstance, condition, event or occurrence that (1) as of the date of the merger agreement was not known to the LinkedIn Board, or the consequences of which (based on facts known to the members of the LinkedIn Board as of the date of the merger agreement) were not reasonably foreseeable as of the date of the merger agreement; and (2) does not relate to any acquisition proposal.

Stockholder Meeting

        LinkedIn has agreed to take all necessary action to establish a record date for, duly call, give notice of, convene and hold the special meeting as promptly as reasonably practicable and on or around the 20th business day following the commencement of the mailing of this proxy statement for the purpose of voting upon the adoption of the merger agreement. LinkedIn is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.

Employee Benefits

        From and after the effective time of the merger, the surviving corporation will (and Microsoft will cause the surviving corporation to) honor all of LinkedIn's benefit plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the effective time of the merger. The surviving corporation will (and Microsoft will cause the surviving corporation or one of its subsidiaries to) continue the employment of all employees of the Company and its subsidiaries as of the effective time of the merger by taking such actions, if any, as are required by applicable law. For a period of one year following the effective time of the merger, the surviving corporation and its subsidiaries will (and Microsoft will cause the surviving corporation and its subsidiaries to) provide continuing employees with compensation, benefits, and severance payments and benefits (other than equity-based compensation and individual employment agreements, except as provided in the first sentence of this paragraph) at levels that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits, and severance payments and benefits (other than equity-based compensation and individual employment agreements) provided to continuing employees immediately prior to the effective time of the merger, either through (1) LinkedIn's benefit plans and arrangements in existence immediately prior to the effective time of the merger; (2) comparable plans, or some combination of (1) and (2). In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the effective time of the merger for any continuing employee employed during that period except in the ordinary course of business consistent with LinkedIn's past practice. Additionally, for continuing employees who terminate employment during the one year period following the effective time of the merger, the surviving corporation will (and Microsoft will cause the surviving corporation to) provide severance payments and benefits to eligible employees in accordance with LinkedIn's severance plans, guidelines and practices as in effect on the date of the merger agreement.

        To the extent that a LinkedIn benefit plan or comparable plan is made available to a continuing employee after the effective time of the merger (other than with respect to certain exceptions), the surviving corporation and its subsidiaries will (and Microsoft will cause the surviving corporation and its subsidiaries to) grant continuing employees credit for all service with LinkedIn and its subsidiaries prior to the effective time of the merger for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but excluding for purposes of benefit accruals under any defined benefit pension plan or post-employment welfare plan), except that such service need not be credited to the extent that it would result in duplication of benefits. In addition, (1) each continuing employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the surviving corporation and its subsidiaries to the extent that coverage pursuant to any such new benefit plan replaces coverage pursuant to a comparable LinkedIn benefit plan or arrangement that the continuing employee participates in immediately before the effective time of the merger; (2) for purposes of each new benefit plan providing health and welfare benefits to a continuing employee, the surviving corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such new benefit plans to be waived for such continuing employee and his or her covered dependents, to the extent waived under the corresponding LinkedIn benefit plan or arrangement, and the surviving corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the LinkedIn benefit plan or arrangement ending on the date that such continuing employee's participation in the corresponding new benefit plan begins to be given full credit pursuant to such new benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new benefit plan, to the extent credited under the LinkedIn benefit plan or arrangement; and (3) credit the accounts of such continuing employees pursuant to any new benefit plan that is a flexible spending plan with any unused balance in the account of such continuing employee. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the effective time of the merger will be credited to such continuing employee following the effective time of the merger in accordance with LinkedIn's vacation or paid time off policies in effect immediately prior to the effective time of the merger.

Efforts to Close the Merger

        Under the merger agreement, Microsoft, Merger Sub and LinkedIn agreed to use reasonable best efforts to take, or cause to be taken, all actions and assist and cooperate with the other parties, in each case as are necessary, proper or advisable to consummate the merger and effect the other contemplated transactions thereunder, including using their reasonable best efforts to cause the conditions to closing the merger described below to be satisfied, comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the merger and effect the other contemplated transactions thereunder and seek to obtain any required consents under LinkedIn's contracts.

        Additionally, under the merger agreement, if and to the extent necessary to obtain regulatory approval of the merger, Microsoft, Merger Sub and, solely to the extent requested by Microsoft, LinkedIn, agreed to (1) offer and effect the divestiture or other disposition of any capital stock or assets of LinkedIn; and (2) contest, defend and appeal any legal proceeding challenging the merger agreement or the consummation of the merger. Notwithstanding the foregoing, Microsoft is not obligated to take any action with respect to LinkedIn that would reasonably be expected to be materially adverse to LinkedIn's business or to take any action with respect to Microsoft's business if taking such action would reasonably be expected to (1) have a material impact on the benefits expected to be derived from the merger by Microsoft; or (2) have more than an immaterial impact on any business or product line of Microsoft and its subsidiaries.

Indemnification and Insurance

        The merger agreement provides that the surviving corporation will (and Microsoft will cause the surviving corporation to) honor and fulfill the obligations of LinkedIn pursuant to any indemnification agreements between LinkedIn, on the one hand, and the current or former directors, officers or employees of LinkedIn, on the other hand, that are set forth in the confidential disclosure letter to the merger agreement.

        In addition, the merger agreement provides that, during the six year period commencing at the effective time of the merger, the surviving corporation will (and Microsoft will cause the surviving corporation to) indemnify and hold harmless each current or former director, officer or employee of LinkedIn or its subsidiaries, to the fullest extent permitted by law, from and against all costs, fees and expenses (including attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any legal proceeding arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such indemnified person's capacity as a director, officer, employee or agent of LinkedIn or its subsidiaries or other affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger); and (2) the merger, as well as any actions taken by LinkedIn, Microsoft or Merger Sub with respect thereto. The merger agreement also provides that the surviving corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by any such indemnified person in the defense of such legal proceeding.

        In addition, without limiting the foregoing, unless LinkedIn has purchased a "tail" policy prior to the effective time of the merger (which LinkedIn may purchase, provided that the premium for such insurance does not exceed 250% of the aggregate annual premiums currently paid), the merger agreement requires Microsoft to cause the surviving corporation to maintain, on terms no less advantageous to the indemnified parties, LinkedIn's directors' and officers' insurance policies for a period of at least six years commencing at the effective time of the merger. Neither Microsoft nor the surviving corporation will be required to pay premiums for such policy to the extent such premiums exceed, on an annual basis, 250% of the aggregate annual premiums currently paid by LinkedIn, and if the premium for such insurance coverage would exceed such amount Microsoft shall be obligated to cause the surviving corporation to obtain the greatest coverage available for a cost equal to such amount.

        The merger agreement also provides that the indemnified parties are third party beneficiaries of the indemnification and insurance provisions in the merger agreement and are entitled to enforce such provisions.

        For more information, refer to the section of this proxy statement captioned "The Merger—Interests of LinkedIn's Directors and Executive Officers in the Merger."

Transaction Litigation

        LinkedIn will (1) provide Microsoft with prompt notice of all stockholder litigation relating to the merger agreement; (2) keep Microsoft reasonably informed with respect to status thereof; (3) give Microsoft the opportunity to participate in the defense, settlement or prosecution of any such litigation; and (4) will consult with Microsoft with respect to the defense, settlement or prosecution of any such litigation and will consider in good faith Microsoft's advice with respect to such litigation. LinkedIn may not compromise, settle or come to an arrangement, or agree to do any of the foregoing, regarding any such litigation without Microsoft's prior written consent.

Conditions to the Closing of the Merger

        The obligations of Microsoft and Merger Sub, on the one hand, and LinkedIn, on the other hand, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following conditions:

  •
  the adoption of the merger agreement by the requisite affirmative vote of LinkedIn stockholders;

  •
  the expiration or termination of the applicable waiting period under, or obtaining all requisite consents pursuant to, the HSR Act and the antitrust laws of the European Union and Canada; and

  •
  the consummation of the merger not being restrained, enjoined, rendered illegal or otherwise prohibited by any law or order of any governmental authority.

        In addition, the obligations of Microsoft and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

  •
  the representations and warranties of LinkedIn relating to organization, good standing, corporate power, enforceability, approval of the LinkedIn Board, Qatalyst Partners' fairness opinion, anti-takeover laws, requisite stockholder approval and the absence of any Company Material Adverse Effect being true and correct as of the date on which the closing occurs as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), unless any such representations or warranties are qualified by Company Material Adverse Effect, in which case, such representations and warranties shall have been true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the date on which the closing occurs as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);

  •
  the representations and warranties of LinkedIn relating to certain aspects of the capitalization of LinkedIn's subsidiaries being true and correct in all material respects as of the date on which the closing occurs as if made at and as of such date;

  •
  the representations and warranties of LinkedIn relating to certain aspects of LinkedIn's capitalization being true and correct as of the date on which the closing occurs as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that are de minimis in the aggregate;

  •
  the other representations and warranties of LinkedIn set forth elsewhere in the merger agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date on which the closing occurs as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  LinkedIn having performed and complied in all material respects with all covenants and obligations of the merger agreement required to be performed and complied with by it at or prior to the effective time of the merger;

  •
  the receipt by Microsoft and Merger Sub of a customary closing certificate of LinkedIn; and

  •
  the absence of any Company Material Adverse Effect having occurred after the date of the merger agreement that is continuing as of the effective time of the merger.

        In addition, the obligation of LinkedIn to consummate the merger is subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

  •
  the representations and warranties of Microsoft and Merger Sub set forth in the merger agreement being true and correct as of the date on which the closing occurs as if made at and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any such failure to be true and correct that (1) would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Microsoft and its subsidiaries (as specifically defined in the merger agreement), and (2) would not, individually or in the aggregate, prevent or materially delay the consummation of the merger;

  •
  Microsoft and Merger Sub having performed and complied in all material respects with all covenants and obligations of the merger agreement required to be performed and complied with by Microsoft or Merger Sub at or prior to the effective time of the merger;

  •
  the receipt by LinkedIn of a customary closing certificate of Microsoft and Merger Sub; and

  •
  the absence of any material adverse effect on Microsoft and its subsidiaries (as specifically defined in the merger agreement) having occurred after the date of merger agreement that is continuing as of the effective time of the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by LinkedIn stockholders, in the following ways:

  •
  by mutual written agreement of LinkedIn and Microsoft;

  •
  by either LinkedIn or Microsoft if:

  •
  (1) a permanent injunction or similar order issued by a court or other legal restraint prohibiting consummation of the merger is in effect, or any action taken by a governmental authority prohibiting the merger has become final and non-appealable; or (2) any statute, regulation or order prohibiting the merger has been enacted (except that a party may not terminate the merger agreement pursuant to this provision if such party has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, law or order);

  •
  the merger has not been consummated before 11:59 pm Pacific time on January 11, 2017, which we refer to as the "termination date," except that if all conditions have been satisfied (other than those conditions to be satisfied at the time of closing of the merger) or waived (to the extent permitted by applicable law) by that date but on that date any of the antitrust or competition-related conditions or the conditions related to prohibitive laws or orders set forth in the merger agreement have not been satisfied, then either LinkedIn or Microsoft may elect to extend the termination date to 11:59 pm Pacific time on June 11, 2017, but:

  •
  a party may not terminate the merger agreement pursuant to this provision if such party's action or failure to act constitutes a breach of the merger agreement and is the primary cause of the failure to consummate the merger by the termination date; and

  •
  LinkedIn may not terminate the merger agreement pursuant to this provision if it has not taken a vote on the adoption of the merger agreement at the special meeting;

  •
  the LinkedIn stockholders do not adopt the merger agreement at the special meeting (except that a party may not terminate the merger agreement pursuant to this provision if such party's action or failure to act constitutes a breach of the merger agreement and is the primary cause of the failure to obtain the approval of the LinkedIn stockholders at the special meeting);

  •
  by LinkedIn if:

  •
  after a cure period, Microsoft or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement, such that the related closing condition would not be satisfied;

  •
  prior to the adoption of the merger agreement by LinkedIn stockholders, (1) LinkedIn has received a superior proposal; (2) the LinkedIn Board has authorized LinkedIn to enter into an agreement to consummate the transaction contemplated by such superior proposal; (3) LinkedIn pays Microsoft a $725 million termination fee; and (4) LinkedIn has complied with its non-solicitation obligations under the merger agreement;

  •
  by Microsoft if:

  •
  after a cure period, LinkedIn has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the merger agreement, such that the related closing condition would not be satisfied; or

  •
  the LinkedIn Board has effected a company board recommendation change.

        In the event that the merger agreement is terminated pursuant to the termination rights above, the merger agreement will be of no further force or effect without liability of any party to the other parties (or their representatives), as applicable, except certain sections of the merger agreement will survive the termination of the merger agreement in accordance with their respective terms, including terms relating to termination fees. Notwithstanding the foregoing, nothing in the merger agreement will relieve any party from any liability for any willful breach of any representation, warranty, covenant or agreement contained in the merger agreement. In addition, no termination of the merger agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between Microsoft and LinkedIn, which rights, obligations and agreements will survive the termination of the merger agreement in accordance with their respective terms.

Termination Fee

        If the merger agreement is terminated in specified circumstances, LinkedIn has agreed to pay Microsoft a termination fee of $725 million.

        Microsoft will be entitled to receive the termination fee from LinkedIn if the merger agreement is terminated:

  •
  (1) by Microsoft because LinkedIn has materially breached its representations, warranties, covenants or agreements in the merger agreement; (2) following the date of the merger agreement and prior to its termination, an acquisition proposal has been publicly announced or otherwise received by LinkedIn; and (3) LinkedIn enters into an agreement relating to, or consummates, an acquisition transaction within one year of the termination of the merger agreement (provided that, for purposes of the termination fee, all references to "15%" in the definition of "acquisition transaction" are deemed to be references to "50%");

  •
  by Microsoft, because the LinkedIn Board has effected a company board recommendation change;

  •
  by either Microsoft or LinkedIn because the LinkedIn stockholders fail to adopt the merger agreement; or

  •
  by LinkedIn, to enter into an alternative acquisition agreement with respect to a superior proposal.

Specific Performance

        Microsoft, Merger Sub and LinkedIn are entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the merger agreement and to enforce the terms of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

        Except in specified circumstances, whether or not the merger is completed, LinkedIn, on the one hand, and Microsoft and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement.

Amendment

        Subject to applicable law, the merger agreement may be amended in writing by the parties at any time prior to closing of the merger, whether before or after adoption of the merger agreement by stockholders. However, after adoption of the merger agreement by stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.

Governing Law; Venue

        The merger agreement is governed by Delaware law. The exclusive venue for disputes is the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court in the State of Delaware.

MARKET PRICES AND DIVIDEND DATA

        Our Class A common stock is listed on the NYSE under the symbol "LNKD." There is no public trading market for our Class B common stock. As of July 18, 2016, there were 119,167,595 shares of Class A common stock outstanding, held by approximately 217 stockholders of record and 15,559,383 shares of Class B common stock outstanding, held by approximately 14 stockholders of record.

        The following table sets forth, for the periods indicated, the high and low sale prices for our Class A common stock as reported by the NYSE:

	2016		2015		2014
	High	Low	High	Low	High	Low
Fiscal First Quarter	$231.68	$98.25	$276.18	$209.60	$234.48	$178.25
Fiscal Second Quarter	$194.38	$107.00	$266.53	$191.00	$190.00	$136.02
Fiscal Third Quarter (through July 18, 2016)	$190.57	$189.11	$233.18	$165.57	$232.28	$153.31
Fiscal Fourth Quarter			$258.39	$183.34	$243.25	$187.61

        We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our capital stock.

        On July 18, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for the Class A common stock on the NYSE was $189.60 per share. You are encouraged to obtain current market quotations for our Class A common stock.

        Following the merger, there will be no further market for our Class A common stock and it will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2016 as to (1) each person who is known by us to beneficially own more than 5% of any class of our outstanding common stock; (2) each of the named executive officers; (3) each director; and (4) all directors and executive officers as a group. Unless otherwise indicated, the address of each listed stockholder is c/o LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043.

        Applicable percentage ownership is based on 119,163,762 shares of Class A common stock and 15,559,383 shares of Class B common stock outstanding at June 30, 2016. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2016, and shares issuable upon the vesting of restricted stock units within 60 days of June 30, 2016. However, we did not deem these shares to be outstanding for the purpose of computing the percentage ownership of any other person.

	Class A common stock		Class B common stock†
					% of Total Voting Power#
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009(1)	—	—	14,678,356	93.2	53.1
T. Rowe Price Associates, Inc.(2)	9,410,966	7.9	—	—	3.4
Prudential Financial, Inc.(3)	6,847,019	5.7	—	—	2.5
Sands Capital Management Inc.(4)	6,604,158	5.5	—	—	2.4
Jennison Associates LLC(5)	6,561,011	5.5	—	—	2.4
Capital World Investors(6)	4,513,883	3.8	—	—	1.6
Named Executive Officers and Directors:
Jeffrey Weiner(7)	440,353	*	480,120	3.0	1.9
Steven Sordello(8)	105,104	*	129,095	*	*
Michael Callahan(9)	28,104	*	—	—	*
Michael Gamson(10)	36,457	*	107,667	*	*
J. Kevin Scott(11)	42,910	*	—	—	*
A. George "Skip" Battle(12)	17,634	*	5,554	*	*
Reid Hoffman(13)	—	—	14,678,356	93.2	53.1
Leslie Kilgore(14)	9,818	*	37,500	*	*
Stanley Meresman(15)	7,788	*	3,032	*	*
Michael Moritz(16)	671,620	*	—	—	*
David Sze(17)	30,938	*	—	—	*
All executive officers and directors as a group (12 persons)(18)	1,403,056	1.2	15,441,324	95.1	55.3

†
Options to purchase Class B common stock included in this table may be early exercisable, and to the extent such shares of Class B common stock are unvested as of a given date, such Class B common stock will remain subject to a right of repurchase held by us. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of Class A common stock.

#
Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to 10 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*
Represents beneficial ownership of less than 1%.

(1)
Mr. Hoffman's ownership consists of 14,489,899 shares of Class B common stock owned by the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 ("Hoffman Trust"). Reid Hoffman retains sole voting and dispositive power over these shares. His ownership also includes 188,457 shares of Class B common stock issuable pursuant to fully-vested stock options exercisable within 60 days of June 30, 2016 that are held by the Weiner 2012 Irrevocable Trust, of which Mr. Hoffman is the Trustee. In August 2014, options exercisable for shares of Class B common stock were transferred from the beneficial ownership of Jeffrey Weiner, our CEO, to the Weiner 2012 Irrevocable Trust. Mr. Weiner has no pecuniary, dispositive or voting control of the options or underlying shares. Mr. Hoffman has sole voting and dispositive power over the shares held in the Weiner 2012 Irrevocable Trust, but he has no pecuniary interest therein and disclaims beneficial ownership of these shares. The address for Mr. Hoffman is 2029 Stierlin Court, Mountain View, CA 94043.

(2)
According to a Schedule 13(G)/A filed February 11, 2016, the 9,410,966 Class A common stock shares reported by T. Rowe Price Associates, Inc. ("TRP") are owned, or may be deemed to be beneficially owned, by TRP, an investment adviser, which holds sole voting power of 3,355,904 Class A common stock shares and sole dispositive power of 9,410,966 Class A common stock shares. The address for TRP is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
According to a Schedule 13(G)/A filed January 28, 2016, the 6,847,019 Class A common stock shares reported by Prudential Financial, Inc. ("Prudential") are owned, or may be deemed to be beneficially owned, by Prudential, the parent holding company, which holds sole voting and dispositive power of 538,613 Class A common stock shares, share voting power of 3,638,040 Class A common stock shares, and shared dispositive power of 6,308,406 Class A common stock shares. The 6,847,019 Class A common stock shares reported are owned, directly or indirectly, by Prudential or its investment advisors, The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, Jennison Associates LLC, PGIM, Inc., or Quantitative Management Associates LLC. The address for these entities is 751 Broad Street, Newark, NJ 07102-3777.

(4)
According to a Schedule 13(G) filed February 16, 2016, the 6,604,158 Class A common stock shares reported by Sands Capital Management, LLC ("Sands") are owned, or may be deemed to be beneficially owned, by Sands, an investment adviser, which holds sole voting power of 4,736,497 Class A common stock shares and sole dispositive power of 6,604,158 Class A common stock shares. The address for Sands is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

(5)
According to a Schedule 13(G)/A filed February 4, 2016, the 6,561,011 Class A common stock shares reported by Jennison Associates LLC ("Jennison"), are held as a result of Jennison's role as an investment adviser of several managed portfolios. Jennison may be deemed to be the beneficial owner of the Class A common stock. Jennison has sole voting power of 3,890,645 Class A common stock shares and shared dispositive power of 6,561,011 Class A common stock shares. The address for Jennison is 466 Lexington Avenue, New York, NY 10017

(6)
According to a Schedule 13(G) filed February 12, 2016, the 4,513,883 Class A common stock shares reported by Capital World Investors ("Capital") are owned, or may be deemed to be beneficially owned, by Capital, an investment adviser, which holds sole voting power and dispositive power of 4,513,883 Class A common stock shares. The address for Capital is 333 South Hope Street, Los Angeles, CA 90071.

(7)
Mr. Weiner's ownership consists of (i) 112,211 shares of Class A common stock held of record by the Weiner/Derouaux Revocable Trust, dated November 20, 2012 for which Mr. Weiner serves as the trustee ("Weiner/Derouaux Trust"); (ii) 315,114 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 13,028 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; and (iv) 480,120 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016. His ownership does not include 188,457 shares of Class B common stock issuable pursuant to fully-vested stock options exercisable within 60 days of June 30, 2016 that are held by the Weiner 2012 Irrevocable Trust, of which Reid Hoffman, the Chair of the LinkedIn Board, is the trustee. In August 2014, options exercisable for shares of Class B common stock were transferred from the beneficial ownership of Mr. Weiner to the Weiner 2012 Irrevocable Trust. Mr. Weiner has no pecuniary, dispositive or voting control of the options or underlying shares. Mr. Hoffman has sole voting and dispositive power over the shares held in the Weiner 2012 Irrevocable Trust, but he has no pecuniary interest therein.

(8)
Mr. Sordello's ownership consists of (i) 43,766 shares of Class A common stock held of record by Steven Sordello & Susan Sordello Trust dated September 19, 2003 for which Mr. Sordello serves as the trustee ("Sordello Trust"); (ii) 55,256 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 6,082 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; and (iv) 129,095 shares of Class B common stock, held of record by the Sordello Trust.

(9)
Mr. Callahan's ownership consists of (i) 7,401 shares of Class A common stock; (ii) 16,369 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; and (iii) 4,334 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016.

(10)
Mr. Gamson's ownership consists of (i) 3,086 shares of Class A common stock; (ii) 27,817 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 5,554 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; (iv) 106,668 shares of Class B common stock; and (v) 999 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016.

(11)
As required under applicable SEC disclosure rules, Mr. Scott is included in this table as a Named Executive Officer for 2015 on the basis of his 2015 compensation, but was not an executive officer through the end of 2015. While Mr. Scott is no longer considered an executive officer as of December 3, 2015, he remains employed by LinkedIn and is still a member of our executive team. Mr. Scott's ownership consists of (i) 5,990 shares of Class A common stock; (ii) 29,780 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; and (iii) 7,140 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016.

(12)
Mr. Battle's ownership consists of (i) 12,783 shares of Class A common stock; (ii) 4,075 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 776 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; and (iv) 5,554 shares of Class B common stock.

(13)
Mr. Hoffman's ownership is through the Hoffman Trust, described above.

(14)
Ms. Kilgore's ownership consists of (i) 3,852 shares of Class A common stock; (ii) 5,190 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 776 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; and (iv) 37,500 shares of Class B common stock.

(15)
Mr. Meresman's ownership consists of (i) 1,822 shares of Class A common stock held of record by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust UDT dated September 13, 1989 ("Meresman Trust"); (ii) 5,190 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 776 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; and (iv) 3,032 shares of Class B common stock held of record by the Meresman Trust.

(16)
Mr. Moritz' ownership consists of 671,620 shares of Class A common stock held of record by The Maximus Trust dated March 19, 1996 for which Mr. Moritz serves as a trustee.

(17)
Mr. Sze's ownership consists of 30,938 shares of Class A common stock.

(18)
Consists of (i) 894,323 shares of Class A common stock beneficially owned by the current directors and executive officers; (ii) 465,222 shares of Class A common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016; (iii) 43,511 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of June 30, 2016; (iv) 14,771,748 shares of Class B common stock; and (v) 669,576 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of June 30, 2016.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of LinkedIn. However, if the merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.

        LinkedIn will hold an annual meeting of stockholders in 2017 only if the merger has not already been completed.

        In accordance with Rule 14a-8 under the Exchange Act, and as provided in Section 2.4 of our bylaws, any stockholder who intends to submit a proposal at our annual meeting in 2017, if held, and who wishes to have the proposal considered for inclusion in the proxy statement for that meeting must, in addition to complying with Rule 14a-8 under the Exchange Act and all other applicable laws and regulations governing submission of such proposals, deliver the notice of the proposal to us for consideration by December 27, 2016.

        Pursuant to Section 2.4 of our bylaws, if a stockholder intends to submit a proposal or director nomination for consideration at our annual meeting in 2017, if held, that is not intended to be included in the proxy statement for that meeting, the stockholder must give notice in accordance with the requirements set forth in our bylaws no later than the 45th day and no earlier than the 75th day prior to the one year anniversary of the mailing of the proxy statement for the previous year's annual meeting of stockholders, or not earlier than February 10, 2017 and not later than March 12, 2017. If the date of our annual meeting of stockholders in 2017 is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received no earlier than 120 days prior to our annual meeting of stockholders in 2017 and no later than the later of (1) the 90th day prior to the date of our annual meeting of stockholders in 2017 or (2) the 10th day following the date on which public announcement of the date of our annual meeting of stockholders in 2017 is first made by LinkedIn. Such notice should be sent to us, care of our Corporate Secretary, at LinkedIn Corporation, 2029 Stierlin Court, Mountain View, CA 94043. In addition, our bylaws require that certain information and acknowledgments with respect to the proposal or the nominee and the stockholder making the proposal or nomination be set forth in the notice. Our bylaws have been publicly filed with the SEC and can also be found in the Corporate Governance section of our Investor Relations webpage by visiting investors.linkedin.com and clicking Corporate Governance (https://investors.linkedin.com/results-and-financials/corporate-governance/default.aspx).

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following LinkedIn filings with the SEC are incorporated by reference:

  •
  LinkedIn's Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

  •
  LinkedIn's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016; and

  •
  LinkedIn's Current Reports on Form 8-K filed on June 10, 2016, June 13, 2016 and July 1, 2016.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

        You may read and copy any reports, statements or other information that we file with the SEC at its public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

LinkedIn Corporation
Attention: Corporate Secretary
2029 Stierlin Court
Mountain View, CA 94043

        If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.linkedin.com. The information included on our website is not incorporated by reference into this proxy statement.

        If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders May Call:
(877) 825-8621 (Toll-Free From the U.S. and Canada)
or
(412) 232-3651 (From Other Locations)

MISCELLANEOUS

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE ADOPTION OF THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JULY 22, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MICROSOFT CORPORATION,

LIBERTY MERGER SUB INC.

and

LINKEDIN CORPORATION

Dated as of June 11, 2016

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 11, 2016, by and among Microsoft Corporation, a Washington corporation ("Parent"), Liberty Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and LinkedIn Corporation, a Delaware corporation (the "Company"). Each of Parent, Merger Sub and the Company are sometimes referred to as a "Party." All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

        A.    The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL") upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL.

        B.    The boards of directors of each of Parent and Merger Sub have (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

        1.1    Certain Definitions.     For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

          (a)   "Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receives material non-public information of or with respect to the Company to keep such information confidential (it being understood that such agreement need not contain provisions that would prohibit the making of any Acquisition Proposal) and with other terms that are no less restrictive in the aggregate to such counterparty (and any of its Affiliates and representatives named therein) than the terms of the Confidentiality Agreement.

          (b)   "Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

          (c)   "Acquisition Transaction" means any transaction or series of related transactions (other than the Merger) involving:

              (i)  any direct or indirect purchase or other acquisition by any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or "group" of Persons that, if consummated in accordance with its terms, would result in such Person or "group" of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

              (ii)  any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or "group" (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

             (iii)  any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company, and its Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.

          (d)   "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

          (e)   "Antitrust Law" means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

          (f)    "Audited Company Balance Sheet" means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2015, set forth in the Company's Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2015.

          (g)   "Business Day" means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

          (h)   "Call Options" means the call option transactions evidenced by:

            (i)    (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and Citibank, N.A., together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and Citibank, N.A.; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Citibank, N.A., together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Citibank, N.A.;

              (ii)  (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch, together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch, together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and

             (iii)  (A) the letter agreement re: Base Call Option Transactions, dated as of November 5, 2014, between the Company and Bank of America, N.A., together with the side letter agreement re: Base Call Option Transaction, dated as of November 5, 2014, between the Company and Bank of America, N.A.; and (B) the letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Bank of America, N.A., together with the side letter agreement re: Additional Call Option Transaction, dated as of November 6, 2014, between the Company and Bank of America, N.A.; where each such transaction shall be a "Call Option".

          (i)    "Chosen Courts" means the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court in the State of Delaware.

          (j)    "Code" means the Internal Revenue Code of 1986.

          (k)   "Company Board" means the Board of Directors of the Company.

          (l)    "Company Capital Stock" means the Company Common Stock, the Common Stock and the Company Preferred Stock.

          (m)  "Company Class A Common Stock" means the Class A common stock, par value $0.0001 per share, of the Company.

          (n)   "Company Class B Common Stock" means the Class B common stock, par value $0.0001 per share, of the Company.

          (o)   "Company Common Stock" means, together, the Company Class A Common Stock and the Company Class B Common Stock.

          (p)   "Company Intellectual Property" means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

          (q)   "Company Material Adverse Effect" means any change, event, violation, inaccuracy, effect or circumstance (each, an "Effect") that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following (by itself or when aggregated) to the extent occurring after the date of this Agreement will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

              (i)  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

              (ii)  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

             (iii)  general changes in conditions in the industries in which the Company and its Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

            (iv)  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

             (v)  any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

            (vi)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect);

            (vii)  the public announcement or pendency of this Agreement or the Merger, it being understood that the exceptions in this clause (vii) will not apply with respect to references to Company Material Adverse Effect of the representations and warranties contained in Section 3.5 (and in Section 7.2(a) and Section 8.1(e) to the extent related to such portions of such representations and warranties);

           (viii)  any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing following the date of this Agreement;

            (ix)  changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

             (x)  changes in the price or trading volume of the Company Common Stock or Company Indebtedness, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

            (xi)  any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); and

            (xii)  any Transaction Litigation.

          (r)    "Company Options" means any outstanding options to purchase shares of Company Common Stock granted pursuant to any of the Company Stock Plans.

          (s)   "Company Preferred Stock" means the preferred stock, par value $0.0001 per share, of the Company.

          (t)    "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

          (u)   "Company Stock Plans" means (i) the compensatory equity plans set forth in Section 1.1(u) of the Company Disclosure Letter and (ii) any other compensatory equity plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

          (v)   "Company Stock-Based Award" means each outstanding right of any kind, contingent or accrued, to receive or retain shares of Company Common Stock or receive a cash payment equal to or based on, in whole or in part, the value of Company Common Stock, in each case, granted pursuant to any of the Company Stock Plans (including performance shares, performance-based units, market stock units, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents), other than Company Options.

          (w)  "Company Stockholders" means the holders of shares of Company Capital Stock.

          (x)   "Continuing Employees" means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time, but only for so long as such individual is so employed.

          (y)   "Contract" means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

          (z)   "Convertible Notes" means the 0.50% convertible senior notes due November 1, 2019 issued pursuant to the Notes Indenture.

          (aa) "DOJ" means the United States Department of Justice or any successor thereto.

          (bb) "Environmental Law" means any Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

          (cc) "ERISA" means the Employee Retirement Income Security Act of 1974.

          (dd) "Exchange Act" means the Securities Exchange Act of 1934.

          (ee) "FTC" means the United States Federal Trade Commission or any successor thereto.

          (ff)   "GAAP" means generally accepted accounting principles, consistently applied, in the United States.

          (gg) "Governmental Authority" means any government, governmental or regulatory (including any stock exchange or other self-regulatory organization) entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

          (hh) "Hazardous Substance" means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as "hazardous," "pollutant," "contaminant," "toxic" or "radioactive," including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

            (ii)  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          (jj)    "Indebtedness" means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker's acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business; (v) liabilities arising from cash/book overdrafts; (vi) liabilities pursuant to capitalized leases; (vii) liabilities pursuant to conditional sale or other title retention agreements; (viii) liabilities with respect to vendor advances or any other advances; (ix) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (x) deferred purchase price liabilities related to past acquisitions; (xi) liabilities with respect to deferred compensation for services; (xii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses and other bonuses and similar liabilities; (xiii) liabilities arising in connection with earnouts or other contingent payment obligations; (xiv) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions; (xv) liabilities arising from any breach of any of the foregoing; and (xvi) indebtedness of the type referred to in clauses (i) through (xv) of others guaranteed by the Company or any of its Subsidiaries or secured by any Lien.

          (kk) "Intellectual Property" means the following intangible rights, U.S. and foreign: (i) all patents and applications therefor; ("Patents"); (ii) all copyrights (including copyrights in software, databases and related items), copyright registrations and applications therefor and all other rights corresponding ("Copyrights"); (iii) trademarks, service marks, trade names, all registrations and applications therefor, all goodwill associated therewith (including such rights in domain names, social and mobile media identifiers) and all common law rights related thereto ("Marks"); (iv) trade secrets, know-how, inventions, methods and processes; and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

          (ll)    "Intervening Event" means any positive change, effect, development, circumstance, condition, event or occurrence that (i) as of the date of this Agreement was not known to the Company Board, or the consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal.

          (mm)  "IRS" means the United States Internal Revenue Service or any successor thereto.

          (nn) "Knowledge" of a Person, with respect to any matter in question, means (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(nn) of the Company Disclosure Letter; and (ii) with respect to Parent, the actual knowledge of the individuals set forth on Section 1.1(nn) of the Parent Disclosure Letter, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question. With respect to matters involving Intellectual Property of the Company, Knowledge does not require the Company, or any of its directors, officers or employees, to have conducted or have obtained any freedom to operate opinions of any Patent or any Mark or other Intellectual Property clearance searches, and if not conducted or obtained, no knowledge of any Patents, Marks or other Intellectual Property of any third Person that would have been revealed by such opinions or searches will be imputed to the Company or any of its directors, officers or employees.

          (oo) "Law" means any federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, ordinance, code, decree, order, directive, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

          (pp) "Legal Proceeding" means any claim, action, charge, lawsuit, litigation, hearing or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

          (qq) "Lien" means any liens, encumbrances, pledges, security interests, claims and defects, covenants, imperfections, mortgages, deeds of trust, hypothecations, encroachments, easements, use restrictions, rights-of-way, charges, adverse ownership interests, attachments, options or other rights to acquire an interest, rights of first refusal or conditional sale or similar restriction on transfer of title or voting and other restrictions of title.

          (rr)   "Material Contract" means any of the following Contracts (but excluding any Employee Plans set forth in Section 3.18(a) of the Company Disclosure Letter):

              (i)  any "material contract" (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as whole;

              (ii)  any employment Contract not terminable at will by the Company or one of its Subsidiaries pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement with any executive officer or other employee at the vice president level or above, or any member of the Company Board other than an International Employee Plan;

             (iii)  any IP Contract;

            (iv)  any Contract containing any covenant (A) materially limiting the right of the Company or any of its Subsidiaries or their respective Affiliates to engage in any line of business or to compete with any Person in any line of business or in any geographic area that is material to the Company; (B) prohibiting the Company or any of its Subsidiaries from engaging in any material business with any Person or levying a material fine, charge or other payment for doing so; or (C) grant of any material "most favored nation" or exclusive status to a third Person, in each case other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;

             (v)  any Contract (A) relating to the disposition or acquisition of a material amount of assets by the Company or any of its Subsidiaries after the date of this Agreement other than in the ordinary course of business; (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other material Person or other material business enterprise other than any Subsidiary of the Company or (C) is an agreement with respect to any acquisition or divestiture pursuant to which the Company or any of its Subsidiaries has continuing indemnification, "earn-out" or other contingent payment obligations;

            (vi)  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to Indebtedness, in each case in excess of $10,000,000 other than (A) accounts receivables and payables in the ordinary course of business; (B) loans to wholly-owned Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

            (vii)  any Lease or Sublease set forth in Section 3.14(b) or Section 3.14(c) of the Company Disclosure Letter;

           (viii)  any Contract providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than (A) Contracts evidencing Company Stock-Based Awards or Company Options; (B) Employee Plans; or (C) International Employee Plans);

            (ix)  any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

             (x)  any Contract that involves a material joint venture, strategic alliance, limited liability company, partnership or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any of the foregoing;

            (xi)  any Contract containing any support, maintenance or service obligation on the part of the Company or any of its Subsidiaries that represents revenue in excess of $10,000,000 on an annual basis, other than those Contracts that may not be cancelled without liability to the Company or any of its Subsidiaries upon notice of 90 days or less;

            (xii)  any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any Subsidiary of the Company, prohibits the issuance of guarantees by the Company or any Subsidiary of the Company or grants any rights of first refusal or right of first offer or similar right or that limits or proposes to limit the ability of the Company or any of its Subsidiaries or Affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses in excess of $10,000,000;

           (xiii)  any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets, in each case with a value in excess of $25,000,000;

           (xiv)  any Contract that (A) is with a Significant Vendor or (B) is reasonably likely to result in payments by the Company or its Subsidiaries of more than $10,000,000 in the aggregate over the remaining term of such Contract (other than any Lease or Sublease);

            (xv)  any Contract that is an agreement that is material to the Company and its Subsidiaries, taken as a whole, with any Governmental Authority;

           (xvi)  any Call Option and any Warrant; and

          (xvii)  any Contract listed on Section 1.1(rr) of the Company Disclosure Letter.

          (ss) "Merger Consideration" means $196.00 in cash, without interest.

          (tt)   "NASDAQ" means The Nasdaq Stock Market.

          (uu) "NYSE" means the New York Stock Exchange.

          (vv)  "Parent Common Stock" means the common stock, par value $0.00000625 per share, of Parent.

          (ww)  "Parent Material Adverse Effect" means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. None of the following (by itself or when aggregated) to the extent occurring after the date of this Agreement will be deemed to be or constitute a Parent Material Adverse Effect or will be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur:

               (i)  changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

              (ii)  changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in interest rates or credit ratings in the United States or any other country; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

             (iii)  general changes in conditions in the industries in which Parent and its Subsidiaries conduct business (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

             (iv)  changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

              (v)  any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

             (vi)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other similar force majeure events in the United States or any other country or region in the world (except to the extent that such Effect has had a disproportionate adverse effect on Parent relative to other companies operating in the industries in which Parent and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Parent Material Adverse Effect);

            (vii)  the public announcement or pendency of this Agreement or the Merger, it being understood that the exceptions in this clause (vii) will not apply with respect to references to Parent Material Adverse Effect in the representations and warranties contained in Section 4.3 (and in Section 7.3(a) and Section 8.1(g) to the extent related to such portions of such representations and warranties);

           (viii)  any action taken or refrained from being taken, in each case to which the Company has expressly approved, consented to or requested in writing following the date of this Agreement;

             (ix)  changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing);

              (x)  changes in the price or trading volume of the Parent Common Stock or Parent Indebtedness, in and of itself (it being understood that any cause of such change may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred);

             (xi)  any failure, in and of itself, by Parent and its Subsidiaries to meet (A) any public estimates or expectations of Parent's revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Parent Material Adverse Effect and may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred); and

            (xii)  any Transaction Litigation.

          (xx) "Parent Stock Price" means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or another authoritative source mutually selected by Parent and the Company) for the five consecutive trading days ending with the complete trading day ending immediately prior to the Closing Date.

          (yy) "Permitted Liens" means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers', workmen's, warehouseman's, repairmen's, materialmen's or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers' compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions which are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix) liens pursuant to the Notes Indenture; (x) non-exclusive licenses to Company Intellectual Property entered into in the ordinary course of business; (xi) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (xii) statutory, common law or contractual liens of landlords under Leases or liens against the fee interests of the landlord or owner of any Leased Real Property unless caused by the Company or any of its Subsidiaries.

          (zz) "Person" means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

          (aaa)  "Registered Intellectual Property" means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); and (iii) registered Copyrights and applications for Copyright registration.

          (bbb)  "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

          (ccc)  "SEC" means the United States Securities and Exchange Commission or any successor thereto.

          (ddd)  "Securities Act" means the Securities Act of 1933.

          (eee)  "Significant Vendor" means (i) each of the 20 largest vendors to the Company and its Subsidiaries, (or groups of related vendors or suppliers) by gross spend, taken as a whole,

  during the 12-month period ended on December 31, 2015, which vendors are set forth on Section 1.1(eee) of the Company Disclosure Letter; and (ii) any other material vendors or suppliers of the Company with material agreements with the Company who are data center, data processing, cloud or hosting vendors.

          (fff)  "Stock Award Exchange Ratio" means a fraction (i) the numerator of which is the Merger Consideration and (ii) the denominator of which is the Parent Stock Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

          (ggg)  "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

          (hhh)  "Superior Proposal" means any bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination and after taking into account those factors and matters deemed relevant in good faith by the Company Board, including the identity of the Person making the proposal, the likelihood of consummation in accordance with the terms of such proposal and the legal, financial (including the financing terms), regulatory, timing and other aspects of such proposal). For purposes of the reference to an "Acquisition Proposal" in this definition, all references to "15%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%."

          (iii)   "Tax" means any United States federal, state, local and non-United States gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, assessments and any similar governmental charges and impositions of any kind, together with all interest, penalties and additions imposed with respect to such amounts.

          (jjj)   "Transaction Litigation" means any Legal Proceeding commenced or threatened after the date of this Agreement against a Party or any of its Subsidiaries or Affiliates or directors or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing.

          (kkk)  "WARN" means the United States Worker Adjustment and Retraining Notification Act.

          (lll)   "Warrants" means the warrant transactions evidenced by:

               (i)  (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and Citibank, N.A. and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and Citibank, N.A.;

              (ii)  (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and JPMorgan Chase Bank, National Association, London Branch; and

             (iii)  (A) the letter agreement re: Base Warrants, dated as of November 5, 2014, between the Company and Bank of America, N.A. and (B) the letter agreement re: Additional Warrants, dated as of November 6, 2014, between the Company and Bank of America, N.A.; where each such transaction shall be a "Warrant".

        1.2    Additional Definitions.     The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Assumed Company Option	2.8(b)
Assumed Company Stock-Based Award	2.8(d)
Book-Entry Shares	2.9(b)(ii)
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.2
Certificates	2.9(b)(i)
Charter	3.1
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	1.4(a)
Company Employee	3.18(i)
Company Plans	6.9(c)
Company Privacy Policy	3.16(i)
Company Recent SEC Reports	Article III
Company Related Parties	8.3(e)
Company SEC Reports	3.9
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Comparable Plans	6.9(c)
Confidentiality Agreement	9.4
Consent	3.6
DGCL	Recitals
Dissenting Company Shares	2.7(b)(i)

Term	Section Reference
D&O Insurance	6.8(c)
Effect	1.1(q)
Effective Time	2.2
Electronic Delivery	9.12
ESPP	2.8(h)
Paying Agent	2.9(a)
Hedge Counterparty	6.16(d)
Indemnified Persons	6.8(a)
International Employee Plan	3.18(a)
IP Contracts	3.16(c)
Lease	3.14(b)
Leased Real Property	3.14(b)
Maximum Annual Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble
New Employee Plans	5.2(h)
New Plans	6.9(d)
Notes Indenture	6.16(a)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.9(d)
Other Required Parent Filing	6.3(f)
Owned Company Shares	2.7(a)(ii)
Owned Real Property	3.14(a)
Parent	Preamble
Parent Disclosure Letter	1.4(b)
Parent Recent SEC Reports	Article IV
Parent Stock Plan	2.8(b)
Party	Preamble
Permits	3.20
Proxy Statement	6.3(a)
Representatives	5.3(a)
Repurchase Transaction	6.16(c)
Requisite Stockholder Approval	3.4
Sublease	3.14(c)
Surrendered Company Option	2.8(a)
Surrendered Company Stock-Based Award	2.8(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)
Termination Date	8.1(c)
Termination Fee	8.3(b)(i)
Trustee	6.16(a)
User PII	3.16(i)

        1.3    Certain Interpretations.

          (a)   When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

          (b)   When used herein, (i) the words "hereof," "herein" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words "include," "includes" and "including" will be deemed in each case to be followed by the words "without limitation."

          (c)   Unless the context otherwise requires, "neither," "nor," "any," "either" and "or" are not exclusive.

          (d)   The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if."

          (e)   When used in this Agreement, references to "$" or "Dollars" are references to U.S. dollars.

          (f)    The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

          (g)   When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party's successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

          (h)   Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

          (i)    A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

          (j)    Except as otherwise provided herein, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

          (k)   The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

          (l)    References to "from" or "through" any date mean, unless otherwise specified, from and including or through and including such date, respectively.

          (m)  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

          (n)   The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law,

  regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

          (o)   No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

          (p)   The information contained in this Agreement and in the Company Disclosure Letter and the Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

          (q)   The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

          (r)    Documents or other information or materials will be deemed to have been "made available" by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at www.merrillcorp.com; or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

        1.4    Disclosure Letters.

          (a)   The information set forth in the disclosure letter delivered by the Company to Parent and Merger Sub on the date of this Agreement (the "Company Disclosure Letter") will be disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of Article III to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

          (b)   The information set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date of this Agreement (the "Parent Disclosure Letter") will be disclosed under separate and appropriate Section and subsection references that correspond to the Sections and subsections of Article IV to which such information relates. The information set forth in each Section or subsection of the Parent Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are set forth in the corresponding Section or subsection of this Agreement; and (ii) any other representations and warranties (or covenants, as applicable) of Parent and Merger Sub that are set forth in this

  Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

ARTICLE II
THE MERGER

        2.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and a Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

        2.2    The Effective Time.     Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, being referred to herein as the "Effective Time").

        2.3    The Closing.     The consummation of the Merger will take place at a closing (the "Closing") to occur at (a) 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, on a date to be agreed upon by Parent, Merger Sub and the Company that is no later than the second Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the "Closing Date."

        2.4    Effect of the Merger.     At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        2.5    Certificate of Incorporation and Bylaws.

          (a)    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

          (b)    Bylaws.    At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

        2.6    Directors and Officers.

          (a)    Directors.    The Parties will take all necessary actions so that at the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

          (b)    Officers.    The Parties will take all necessary actions so that at the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

        2.7    Effect on Capital Stock.

          (a)    Capital Stock.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

              (i)  each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

              (ii)  each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the "Owned Company Shares") will be cancelled without any conversion thereof or consideration paid therefor; and

             (iii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and automatically converted into the right to receive the Merger Consideration.

          (b)    Statutory Rights of Appraisal.

              (i)  Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have neither voted in favor of adoption of this Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Company Shares") will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

              (ii)  The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and direct all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

        2.8    Equity Awards.

          (a)    Surrendered Company Options.    Each Company Option that is outstanding as of immediately prior to the Effective Time and that is (i) vested as of immediately prior to the Effective Time or (ii) listed on Section 2.8(a) of the Company Disclosure Letter (each, a "Surrendered Company Option"), will, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration for each share of Company Common Stock that would have been issuable upon exercise of such Surrendered Company Option prior to the Effective Time less the applicable exercise price for each such share of Company Common Stock under such Surrendered Company Option and any applicable withholding Taxes in accordance with Section 2.12. For the avoidance of doubt, in the event that the exercise price per share under any Surrendered Company Option is equal to or greater than the Merger Consideration, such Surrendered Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

          (b)    Assumed Company Options.    Each Company Option that is outstanding as of immediately prior to the Effective Time, has an exercise price per share that is less than the Merger Consideration and is not a Surrendered Company Option (each, an "Assumed Company Option"), will, as of the Effective Time, be, as determined by Parent, (x) assumed by Parent and converted into an option to acquire, or (y) converted into an option granted pursuant to Parent's 2001 Stock Plan, as amended and restated (the "Parent Stock Plan"), to acquire, in each case, on the same material terms and conditions as were applicable to such Assumed Company Option immediately prior to the Effective Time (with the terms of such Assumed Company Option not being economically detrimental to the holder thereof and no adverse change to the vesting schedule and with other terms and conditions relating to method and manner of payment and exercise, and post-termination exercise periods, to the extent administratively practicable, to be no less favorable, it being understood that the transactions contemplated by this Agreement constitute a "change in control" for purposes of the Company Stock Plans and award agreements thereunder), a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Assumed Company Option as of immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient (rounded up to the nearest whole cent) of (A) the per share exercise price for the Company Common Stock subject to such Assumed Company Option as of immediately prior to the Effective Time divided by (B) the Stock Award Exchange Ratio. As a result of any such conversion provided for in clause (y) above, any such Assumed Company Options shall be subject to all of the terms and conditions of the Parent Stock Plan and grant agreements for the Assumed Company Options (rather than the terms and conditions of the Company Stock Plan and grant agreements under which the Assumed Company Options were originally issued), subject to the foregoing sentence. The exercise price per share of Parent Common Stock subject to any such Assumed Company Option will be determined in a manner consistent with the preceding and the requirements of Section 409A of the Code and, to the extent applicable, Section 424 of the Code. Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company Options that would otherwise be Assumed Company Options as vested Surrendered Company Options, which will be settled in accordance with Section 2.8(a), with the vesting of such Company Options fully accelerated prior to such treatment. Each Company Option that is (x) outstanding as of immediately prior to the Effective Time, (y) has an exercise price per share that is equal to or greater than the Merger Consideration and (z) is not a Surrendered Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

          (c)    Surrendered Company Stock-Based Awards.    Each Company Stock-Based Award that is outstanding as of immediately prior to the Effective Time and (i) is vested as of immediately prior to the Effective Time or (ii) is listed on Section 2.8(c) of the Company Disclosure Letter and, in each case, by its terms is to be settled upon the occurrence of vesting or the Effective Time (each, a "Surrendered Company Stock-Based Award"), will, as of the Effective Time, be deemed to be vested and will be cancelled and converted into the right to receive the Merger Consideration with respect to each share of Company Common Stock subject to the Surrendered Company Stock-Based Award, less any applicable withholding Taxes in accordance with Section 2.12.

          (d)    Assumed Company Stock-Based Awards.    Each Company Stock-Based Award that is outstanding as of immediately prior to the Effective Time and is not a Surrendered Company Stock-Based Award (each, an "Assumed Company Stock-Based Award"), will, as of the Effective Time, be, as determined by Parent, (x) assumed by Parent and converted into a stock-based award or (y) converted into a stock-based award granted pursuant to the Parent Stock Plan, in each case, with the same material terms and conditions as were applicable to such Assumed Company Stock-Based Award immediately prior to the Effective Time (with no adverse change to the vesting terms and with other terms and conditions, including relating to satisfaction of tax withholding obligations, to the extent administratively practicable to be no less favorable, it being understood that the transactions contemplated by this Agreement constitute a "change in control" for purposes of the Company Stock Plans and award agreements thereunder), in respect of a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Assumed Company Stock-Based Award as of immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio. As a result of any such conversion provided for in clause (y) above, any such Assumed Company Stock-Based Awards shall be subject to all of the terms and conditions of the Parent Stock Plan and grant agreements for the Assumed Company Stock-Based Awards (rather than the terms and conditions of the Company Stock Plan and grant agreements under which the Assumed Company Stock-Based Awards were originally issued), subject to the foregoing sentence. Notwithstanding the foregoing, prior to the Closing Date, Parent may elect to treat some or all Company Stock-Based Awards that would otherwise be Assumed Company Stock-Based Awards as vested Surrendered Company Stock-Based Awards, which will be settled in accordance with Section 2.8(c), but the vesting of such Company Stock-Based Awards will be fully accelerated prior to such treatment, except that the applicable settlement date may be delayed to the extent required by Section 409A of the Code.

          (e)    Parent Actions Related to Assumed Awards.    Parent will take such actions as are reasonably necessary, if any, to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon exercise or settlement of the Assumed Company Options and Assumed Company Stock-Based Awards. As soon as practicable after the Effective Time (but in no event later than five Business Days after the Effective Time), to the extent the Assumed Company Options and Assumed Company Stock-Based Awards are not

  already registered by Parent under the Securities Act, Parent will cause to be filed with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to the Assumed Company Options and Assumed Company Stock-Based Awards. Parent will use the same level of efforts that it uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any Assumed Company Options or Assumed Company Stock-Based Awards remain outstanding.

          (f)    Company Actions.    Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, will adopt any resolutions and take any actions within its authority with respect to the Company Stock Plans and the award agreements thereunder as are reasonably necessary to give effect to the transactions contemplated by this Section 2.8, including (i) providing notice to each holder of a Company Option or Company Stock-Based Award in a form reasonably acceptable to Parent of the treatment of the Company Options or Company Stock-Based Awards set forth in this Agreement; and (ii) satisfying all applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act. The Company will provide Parent with drafts of, and a reasonable opportunity to review and comment upon (and Parent's review and delivery of comments will occur promptly after the Company provides Parent with such drafts and the Company's acceptance of Parent's reasonable comments will not be unreasonably withheld), all notices, resolutions and other written actions or communications as may be required to give effect to the provisions of this Section 2.8.

          (g)    Payment Procedures.    At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Surrendered Company Options and Surrendered Company Stock-Based Awards. As promptly as reasonably practicable following the Closing Date, but in no event later than four Business Days following the Closing Date, the applicable holders of Surrendered Company Options and Surrendered Company Stock-Based Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Surrendered Company Options or Surrendered Company Stock-Based Awards that are cancelled and converted pursuant to Section 2.8(a) or Section 2.8(c), as applicable. All such payments will be less any applicable withholding Taxes. Notwithstanding the foregoing, if any payment owed to a holder of Surrendered Company Options or Surrendered Company Stock-Based Awards pursuant to Section 2.8(a) or Section 2.8(c), as applicable, cannot be made through the Company's or the Surviving Corporation's payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five Business Days thereafter). All such payments will be less any applicable withholding Taxes.

          (h)    Treatment of Employee Stock Purchase Plan.    With respect to the Company's 2011 Employee Stock Purchase Plan (the "ESPP"), as soon as practicable following the date of this Agreement, the Company Board (or a committee thereof) will adopt resolutions or take other actions as may be required to provide that each individual participating in the Offering Period (as defined in the ESPP) in progress on the date of this Agreement or, solely with respect to clause (ii), that commences after the date of this Agreement, but before the Effective Time, will not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when that Offering Period commenced; or (ii) make separate non-payroll contributions to the ESPP on or following the date of this Agreement, except as may be required by applicable Law. Prior to the Effective Time, the Company will take all action that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offering Period that would otherwise be outstanding at the Effective Time to be terminated no later than one Business Day prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering Period, but otherwise treat such shortened Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the ESPP; (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP; and (D) provide that no further Offering Period or purchase period will commence pursuant to the ESPP after the Effective Time. On such exercise date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company will terminate the ESPP.

        2.9    Surrender of Shares.

          (a)    Paying Agent and Exchange Fund.    Prior to the Effective Time, Parent will enter into a customary agreement in a form reasonably acceptable to the Company with a paying agent designated by Parent and reasonably acceptable to the Company (the "Paying Agent") for the payment of the per share Merger Consideration as provided in Section 2.7(a)(iii). At or promptly following the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of Company Common Stock under Section 2.7(a)(iii) (such cash being hereinafter referred to as the "Exchange Fund") in trust for the benefit of the holders of the Shares. The Paying Agent will deliver the Merger Consideration to be issued pursuant to Section 2.7 out of the Exchange Fund. Except as provided in Section 2.7, the Exchange Fund will not be used for any other purpose.

          (b)    Exchange Procedures.

            (i)    Certificates.    Parent will cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time (but in no event more than two Business Days thereafter), to each holder of record of Book-Entry Shares (as defined below) or a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) (the "Certificates") whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.7, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent or, with respect to Book-Entry Shares, receipt by the Paying Agent of an "agent's message" in customary form or such other evidence as the Paying Agent may reasonably request, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify); and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.11) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate, and Parent will cause the Paying Agent to pay and deliver in exchange therefor as promptly as practicable, in respect of such Certificate the amount of Merger Consideration that such holder is entitled to pursuant to

    Section 2.7. The Certificate so surrendered will be cancelled. No interest will be paid or accrue on any cash payable upon surrender of any Certificate.

            (ii)    Book-Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock held in book-entry form ("Book-Entry Shares") will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Owned Company Shares and Dissenting Company Shares) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration will upon receipt of an "agent's message" in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of an "agent's message" or such other evidence, if any, as the Paying Agent may reasonably request) at the Effective Time be entitled to receive for the number of Book-Entry Shares, and Parent will cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of such Book-Entry Shares the amount of Merger Consideration that such holder is entitled to pursuant to Section 2.7. The Book-Entry Shares of such holder will be cancelled. No interest will be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

          (c)    Investment of Exchange Fund.    Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

          (d)    Transfers of Ownership.    If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Book-Entry Shares surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

          (e)    No Liability.    Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (f)    Distribution of Exchange Fund to Parent.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Book-Entry Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.9 will thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Book-Entry Shares solely to Parent (subject to abandoned property, escheat or similar laws), as general creditors thereof, for any claim to the Merger Consideration to which such holders may be entitled pursuant to Section 2.7.

        2.10    No Further Ownership Rights in Company Common Stock.     From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Book-Entry Shares theretofore representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor in accordance with Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(b). The Merger Consideration paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.9) be cancelled and exchanged as provided in this Article II.

        2.11    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7. Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        2.12    Required Withholding.     Each of the Paying Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, will be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Stock-Based Awards or Company Options such amounts as will be required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that such amounts are so deducted or withheld they will be (a) paid over to the appropriate Governmental Authority for crediting to the account of the Person from whom such amounts were withheld, and (b) treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        2.13    Necessary Further Actions.     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

        2.14    Adjustment to Merger Consideration.     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2015, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the "Company Recent SEC Reports") (it being understood that (i) any matter disclosed in any Company Recent SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Company Recent SEC Report that it is applicable to such section of the Company Disclosure Letter and (ii) this clause (a) will not apply to any of Section 3.2, Section 3.3, Section 3.4, Section 3.7 and the second sentence of Section 3.12(a)); or (b) as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization; Good Standing.     The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties, rights and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Amended and Restated Certificate of Incorporation of the Company (the "Charter") and the Amended and Restated Bylaws of the Company (the "Bylaws"), each as amended to date. The Charter and Bylaws are in full force and effect on the date of this Agreement. The Company is not in violation of the Charter or the Bylaws.

        3.2    Corporate Power; Enforceability.     The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this

Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors' rights generally; and (B) is subject to general principles of equity.

        3.3    Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

          (a)    Company Board Approval.    The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the "Company Board Recommendation").

          (b)    Fairness Opinion.    The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Qatalyst Partners LP (the "Advisor"), to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Class A Common Stock, in their capacity as holders of Company Class A Common Stock (other than Parent or any Affiliate of Parent, if applicable), pursuant to this Agreement is fair from a financial point of view to such holders (it being understood and agreed that such written opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub). Promptly after the date of this Agreement, the Company will deliver a copy of such opinion to Parent for information purposes only.

          (c)    Anti-Takeover Laws.    Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable "anti-takeover" Law will not be applicable to this Agreement or the Merger. No other "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under any Laws applicable to the Company or any of its Subsidiaries is applicable to this Agreement or the Merger.

        3.4    Requisite Stockholder Approval.     Assuming that the representations of Parent and Merger Sub set forth in Section 4.6(b) are true and correct, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the "Requisite Stockholder Approval") is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

        3.5    Non-Contravention.     The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any "significant subsidiary" of the Company (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC); (b) violate or conflict with any provision of the organizational or governing documents of any Subsidiary of the Company that is not a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company; (c) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (d) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties, rights or assets are bound; or (e) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c), (d) and (e) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

        3.6    Requisite Governmental Approvals.     No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a "Consent") any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) the rules of NYSE; and (v) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

        3.7    Company Capitalization.

          (a)    Capital Stock.    The authorized capital stock of the Company consists of (i) 1,120,000,000 shares of Company Common Stock, 1,000,000,000 of which are designated Company Class A Common Stock and 120,000,000 of which are designated Company Class B Common Stock; (ii) 1,000,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"); and (iii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Pacific time, on May 31, 2016 (such time and date, the "Capitalization Date"), (A) 119,129,665 shares of Company Class A Common Stock were issued and outstanding; (B) 15,559,383 shares of Company Class B Common Stock were issued and outstanding; (C) no shares of Common Stock or Company Preferred Stock were issued and outstanding; and (D) the maximum number of shares of Company Common Stock subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the transactions contemplated by this Agreement is 4,490,020; (E) the maximum number of shares of Common Stock subject to issuance pursuant to outstanding Warrants to the extent exercised in accordance with their terms and giving effect to the transactions contemplated by this Agreement is 8,980,040; and (F) 26,168 shares of Company Class A Common Stock and 1,007,876 shares of Company Class B Common Stock were held by the Company as treasury shares.

          (b)   All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Stock-Based Awards or Company Options granted prior to the date of this Agreement.

          (c)    Stock Reservation.    As of the Capitalization Date, the Company has reserved (i) 17,987,506 shares of Company Common Stock for issuance pursuant to the Company Stock

  Plans; (ii) 4,490,020 shares of Company Class A Common Stock as may from time to time be issuable upon conversion of the Convertible Notes; and (iii) 8,980,040 shares of Company Class A Common Stock issuable pursuant to the Warrants. As of the Capitalization Date, there were outstanding (i) Company Stock-Based Awards representing the right to receive up to 7,621,996 shares of Company Common Stock; and (ii) Company Options to acquire 2,472,254 shares of Company Common Stock.

          (d)    Company Securities.    Except as set forth in this Section 3.7, as of the Capitalization Date there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) other than the Convertible Notes and the Warrants, no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) other than the Convertible Notes and the Warrants, no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the "Company Securities"); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. Section 3.7(d) of the Company Disclosure Letter contains a correct and complete list of outstanding Company Options (other than pursuant to the ESPP) and Company Stock-Based Awards, including the holder, the location of employment of any holder that is a current employee of the Company as reflected in the current records of the Company, the Company Stock Plan under which the award was granted, the date of grant, term (for Company Options), where applicable, number of shares of Company Common Stock underlying such Company Security and, where applicable, exercise price and vesting schedule. Section 1.1(u) of the Company Disclosure Letter contains a correct and complete list of each Company Stock Plan. Each Company Option (other than pursuant to the ESPP) (x) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant, and (y) has a grant date identical to the grant date approved by the Company Board or the compensation committee of the Company Board, which is either the date on which the Company Option was awarded or a later date specified by the Company Board or the compensation committee of the Company Board. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, other than the Convertible Notes and the Warrants, convertible into or exercisable for securities having the right to vote)

  with the Company Stockholders on any matter. No Subsidiary of the Company owns any shares of Company Common Stock.

          (e)    Other Rights.    The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

        3.8    Subsidiaries.

          (a)    Subsidiaries.    Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

          (b)    Capital Stock of Subsidiaries.    All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for director's qualifying or similar shares as indicated on Section 3.8(b) of the Company Disclosure Letter, is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

          (c)    Other Securities of Subsidiaries.    There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

          (d)    Other Equity Interests.    Other than for (i) the capital stock of its Subsidiaries and (ii) equity interests held as passive investments as part of the Company's cash management or compensation programs, the Company does not own any equity or voting interest in any other Person.

        3.9    Company SEC Reports.     Since January 1, 2013, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the "Company SEC Reports"). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

        3.10    Company Financial Statements; Internal Controls; Indebtedness.

          (a)    Company Financial Statements.    The consolidated financial statements of the Company and its Subsidiaries (including all notes thereto) filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders' equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

          (b)    Disclosure Controls and Procedures.    The Company has established and maintains "disclosure controls and procedures" and "internal control over financial reporting" (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company's disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and such assessment concluded that such system was effective. The Company's independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. Since December 31, 2015 and through the date of this Agreement, to the Knowledge of the Company, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2015, and conclude, after such assessment, that such system was effective. Since January 1, 2013, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

          (c)    Internal Controls.    The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company's management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company's independent registered public accounting firm has identified or been made aware of (A) any "significant deficiency" or "material weakness" (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

          (d)    Indebtedness.    Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, other than Indebtedness reflected in the Audited Company Balance Sheet.

        3.11    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated balance sheets (and the notes thereto) of the Company and its consolidated Subsidiaries set forth in the Company's Quarterly Reports on Form 10-Q filed by the Company with the SEC since the date of the Audited Company Balance Sheet and prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since December 31, 2015; or (d) that would not have a Company Material Adverse Effect.

        3.12    Absence of Certain Changes.

          (a)    No Company Material Adverse Effect.    Since January 1, 2016 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

          (b)    Forbearance.    Since January 1, 2016 through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.2 if taken or proposed to be taken after the date of this Agreement.

        3.13    Material Contracts.

          (a)    List of Material Contracts.    Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound (other than any Material Contracts contemplated by clause (i) of the definition of Material Contract and any Material Contracts listed in Section 3.18(a) of the Company Disclosure Letter). A copy of each Material Contract set forth in Section 3.13(a) of the Company Disclosure Letter has been made available to Parent prior to the date of this Agreement.

          (b)    Validity.    Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto, enforceable in accordance with its terms and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is or is alleged to be in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract, except for such notices to terminate, not renew, or renegotiate with respect to matters that would not have a Company Material Adverse Effect.

        3.14    Real Property.

          (a)    Owned Real Property.    Section 3.14(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the real property and interests in real property owned by the Company and its Subsidiaries as of the date of this Agreement (together will all buildings, improvements and fixtures located thereon and appurtenances thereto, the "Owned Real Property"). Except as would not have a Company Material Adverse Effect the Company or one of its Subsidiaries has good and valid title to all of the Owned Real Property, free and clear of all Liens (other than Permitted Liens).

          (b)    Leased Real Property.    Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property in excess of 100,000 square feet or subject to future payment obligations in the aggregate in excess of $10,000,000 (such property, the "Leased Real Property," and each such lease, sublease, license or other agreement, a "Lease"). With respect to each Lease and except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ii) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

          (c)    Subleases.    Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list of all of the existing subleases, licenses or similar agreements in excess of 50,000 square feet (each, a "Sublease") granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future the Owned Real Property or the Leased Real Property. With respect to each of the Subleases, each Sublease is valid and binding on the Company or each such Subsidiary of the Company party thereto enforceable in accordance with its terms and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Sublease, except for such failures to be in full force and effect that would not have, or reasonably be expected to have a Company Material Adverse Effect.

          (d)   To the Knowledge of the Company, there is no pending or threatened, appropriation, condemnation or similar proceeding affecting the Owned Real Property or Leased Real Property or any part thereof or interest therein or of any sale or other disposition of the Leased Real Property or any part thereof or interest therein in lieu of condemnation.

        3.15    Environmental Matters.     Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has received any written notice alleging that the Company or any Subsidiary has violated any Environmental Law or is liable under any Environmental Law or regarding Hazardous Substances; (b) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of or arranged for disposal any Hazardous Substances in violation of or in a manner that would reasonably be expected to result in liability under any applicable Environmental Law, and to the Knowledge of the Company as of the date of this Agreement, Hazardous Substances are not otherwise present at or affecting any of the Owned Real Property or Leased Real Property in amounts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to undertake any investigation or corrective or remedial action under any applicable Environmental Law, or to give rise to any claim against or interfere with the operations of the Company or any of its Subsidiaries; (c) has exposed any employee or any other Person to Hazardous Substances in violation, or in a manner that would reasonably be expected to result in liability under, of any applicable Environmental Law; or (d) is a party to or is the subject of any pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law or regarding Hazardous Substances; or (e) has assumed or retained by contract or, to the Knowledge of the Company as of the date of this Agreement, by operation of law, any liability under Environmental Law or regarding Hazardous Substances.

        3.16    Intellectual Property.

          (a)    Registered Intellectual Property; Proceedings.    Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all material items of Company Registered Intellectual Property. The Company has maintained all material items of Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices, and to the Knowledge of the Company, such items are not invalid or unenforceable. None of the material Company Registered Intellectual Property is jointly owned with any third Person, and the Company or one of its Subsidiaries are the sole owners of the material Company Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

          (b)    No Order.    No material Company Intellectual Property is subject to any Legal Proceeding or outstanding order to which the Company or its Subsidiaries are bound, including restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries of such Company Intellectual Property or any of the Company's products.

          (c)    IP Contracts.    Section 3.16(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contracts to which the Company or any of its Subsidiaries is a party (i) with respect to Company Intellectual Property that is licensed, or to which rights are granted or transferred to any third Person other than any non-disclosure agreements and non-exclusive licenses granted by the Company in the ordinary course of business or in connection with the provision or sale of any Company product or service; or (ii) pursuant to which a third Person has licensed, granted rights or transferred any Intellectual Property to the Company or any of its Subsidiaries that is material to the operation of the business of the Company and excluding any non-disclosure agreements, any non-exclusive licenses of commercially available technology and any licenses to software and materials licensed as open-source, public-source or freeware (all such Contracts, the "IP Contracts").

          (d)    Changes.    Except as would not have a Company Material Adverse Effect, the consummation of the Merger will not under any IP Contract result: (i) in the termination of any license or grant of rights of Intellectual Property to the Company by a third Person; (ii) in the granting by the Company, Parent or any of their Affiliates of any license or rights to their Intellectual Property; or (iii) the release from escrow of any material Company technology or software.

          (e)    No Government Funding.    The Company is not under any obligation to license any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such Company Intellectual Property from a Governmental Authority.

          (f)    No Infringement.    The operation of the business of the Company and its Subsidiaries as such business is currently conducted as of the date of this Agreement does not infringe or misappropriate the Intellectual Property of any third Person or constitute unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole; provided that, with respect to Patents, the foregoing representation is being made to the Knowledge of the Company as of the date of this Agreement.

          (g)    No Notice of Infringement.    Since January 1, 2015, neither the Company nor any of its Subsidiaries has received written notice (including cease and desist letters and invitations to take a patent license that would reasonably be construed as notice of infringement) from any third Person alleging that the operation of the business of the Company or any of its Subsidiaries or of the Company's products infringes or misappropriates the Intellectual Property of any third Person or constitutes unfair competition or unfair trade practices pursuant to the Laws of any jurisdiction in a manner that has or would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (h)    Proprietary Information.    The Company and each of its Subsidiaries have exercised reasonable business discretion to protect their rights in their confidential information and trade secrets and any trade secrets or confidential information of third Persons provided to the Company or any of its Subsidiaries, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole. All Persons who have contributed to the creation, invention, development of any material Company Intellectual Property have assigned to the Company or its Subsidiaries their rights and interests therein that do not vest with the Company and its Subsidiaries initially by operation of law.

          (i)    Privacy and Data Security.    The Company (i) has adopted and published from time to time privacy policies (each, the "Company Privacy Policy"); and (ii) is in compliance in all material respects with (A) each Company Privacy Policy and (B) all applicable Laws and regulations and material contractual requirements pertaining to personally identifiable information of its customers and users of its products and services ("User PII"). The Company and its Subsidiaries have taken commercially reasonable steps to protect the User PII from unauthorized access and use. Neither the Company nor its Subsidiaries have suffered any security breach with respect to any User PII that would reasonably be expected to result in a material liability to the Company or its Subsidiaries, taken as a whole.

        3.17    Tax Matters.

          (a)    Tax Returns.    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, the Company and each of its Subsidiaries have

  (i) timely filed (taking into account valid extensions) all income and other material United States federal, state, local and non-United States returns, declarations, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes ("Tax Returns") required to be filed by, or on behalf of, any of them in accordance with all applicable Laws; and (ii) paid to the extent due and payable, or (to the extent accrued but not yet due and payable) have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes (whether or not shown on such Tax Return) that are required to be paid by or on behalf of the Company or any of its Subsidiaries. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired. There are no Liens for Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

          (b)    Taxes Paid.    Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, all material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant government authority.

          (c)    No Audits.    No audits or other examinations with respect to material Taxes due from or with respect to the Company or any of its Subsidiaries by any Governmental Authority are presently in progress or have been asserted, threatened or proposed in writing. No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction.

          (d)    Affiliated Groups.    Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group of corporations filing a consolidated United States federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (ii) has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax), operation of law, or otherwise.

          (e)    Spin-offs.    Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

          (f)    No Listed Transaction.    Neither the Company nor any of its Subsidiaries has engaged in or has been a material advisor with respect to a "listed transaction" as set forth in Treasury Regulation Section 1.6011-4(b)(2).

          (g)    Tax Agreements.    Neither the Company nor any of its Subsidiaries is a party to or bound by, or currently has any obligations or material liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes.

          (h)    Transfer Pricing.    The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm's length.

          (i)    Other Income Inclusions or Exclusions.    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) with respect to a transaction or event occurring on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or any corresponding or similar provisions of state, local or foreign Law) made on or prior to the Closing Date; or (vi) prepaid amount received or paid outside the ordinary course of business on or prior to the Closing Date.

        3.18    Employee Plans.

          (a)    Employee Plans.    Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Employee Plans. For purposes of this Agreement, the term "Employee Plans" means (i) all "employee benefit plans" (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA; and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change of control, employee loan, and other similar fringe, welfare or other compensation or employee benefit plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing)(A) that are sponsored, maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, director or independent contractor of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414 of the Code (an "ERISA Affiliate"); or (B) with respect to which the Company or any of its Subsidiaries has any current liability, contingent or otherwise. With respect to each Employee Plan set forth on Section 3.18(a) of the Company Disclosure Letter other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, an accurate description thereof, to the extent applicable) (1) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto and any audited financial statements and actuarial valuation reports; (2) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code or, if such Employee Plan is a prototype plan, the opinion or notification letter which covers each such Employee Plan, if applicable; (3) the plan documents, including all amendments thereto, and summary plan descriptions and summaries of material modifications; (4) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (5) any notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Employee Plan. With respect to each Employee Plan that is maintained in any non-United States jurisdiction or covers any employee residing or working outside the United States (each, an "International Employee Plan"), to the extent applicable, the Company has made available to Parent true, correct and complete copies of (a) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan; (b) any document comparable to the determination letter referenced pursuant to clause (2) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment, (c) the plan documents, including all amendments thereto, and any legally required summaries thereof; (d) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (e) any notices to or from any Governmental Authority relating to any material compliance issues in respect of any such International Employee Plan.

          (b)    Absence of Certain Plans.    Neither the Company, it Subsidiaries nor any of their respective ERISA Affiliates has previously maintained, sponsored, contributed to (or had an obligations to contribute to) or otherwise had any liability with respect to or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability with respect to, (i) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA); (ii) a "multiple employer plan" subject to Section 413 of the Code or Section 4063 or Section 4064 of ERISA; or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Section 4971 of the Code or Title IV of ERISA.

          (c)    Compliance.    Except as would not have a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, operated and administered in accordance in compliance in all respects with its terms and with the requirements of all applicable Laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

          (d)    Tax Qualified Status.    Except as would not have a Company Material Adverse Effect, each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Employee plan is a prototype plan, the opinion or notification letter for each such Employee Plan and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

          (e)    Employee Plan Liabilities.    Except as would not have a Company Material Adverse Effect, no event has occurred and no condition exists that would subject to Company or any of its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.

          (f)    Employee Plan Legal Proceedings.    Except as would not have a Company Material Adverse Effect, (i) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits in the ordinary course that have been or are being handled through an administrative claims procedure; and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Legal Proceedings.

          (g)    No Prohibited Transactions.    Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, has, with respect to any Employee Plan, engaged in or been a party to any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

          (h)    No Welfare Benefit Plan.    Except as would not have a Company Material Adverse Effect, no Employee Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.

          (i)    Employee Plans Impacted by Merger; Section 280G.    No Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) would reasonably be expected to: (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries (each, a "Company Employee") to severance pay, unemployment compensation or any other payment or benefit, except as may be required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due to any Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Employee Plan, or (iv) result in any payment or benefit that would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) to any Company Employee.

          (j)    Section 409A.    Except as would not have a Company Material Adverse Effect, each Employee Plan is in compliance with Section 409A of the Code.

          (k)    International Employee Plans.    Except as would not have a Company Material Adverse Effect, (i) each International Employee Plan has been established, maintained, funded, operated and administered in compliance in all respects with its terms and conditions and with the requirements prescribed by any applicable Laws and (ii) each International Employee Plan which is required or approved by any Governmental Authority has been so registered and approved and has been maintained in good standing with applicable requirements of the Governmental Authorities, and, if intended to qualify for special tax treatment, there are no existing circumstances or events that have occurred or that would reasonably be expected to affect adversely the special tax treatment with respect to such International Employee Plans. Furthermore, no International Employee Plan has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued. Except as would not have a Company Material Adverse Effect, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its Subsidiaries (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

          (l)    No New Employee Plans.    Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any plan or commitment to amend any Employee Plan or establish any new employee benefit plan or to increase any benefits pursuant to any Employee Plan.

        3.19    Labor and Employment Matters.

          (a)    Union Activities.    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, trade union agreement or similar employee representative agreement (each, a "Collective Bargaining Agreement"). To the Knowledge of the Company, there are no activities or proceedings of any labor union, trade union, works council or any similar group to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries. There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board with respect to any employee of the Company or any of its Subsidiaries.

          (b)    Employment Law Compliance.    Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have complied and are in compliance with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining and material contractual requirements pertaining to personally identifiable information). Neither the Company nor any of its Subsidiaries are bound by any consent decree with any Governmental Authority arising out of any employment or labor issues, and, to the Knowledge of the Company, none has been threatened.

          (c)    WARN Matters.    Neither the Company nor any of its Subsidiaries has effectuated a "plant closing" or "mass layoff" as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN, or implemented any early retirement, separation or window program, in each case, within the 24 months prior to the date of this Agreement, nor, as of the date of this Agreement, has the Company nor any of its Subsidiaries announced any such action or program for the future.

          (d)    Withholding.    Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

        3.20    Permits.     Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities ("Permits") that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Permits, and no suspension, cancellation, non-renewal or adverse modification of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions, cancellations, non-renewals or adverse modifications that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all Permits are in full force and effect.

        3.21    Compliance with Laws.

          (a)    General Compliance.    Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and in the two years preceding the date of this Agreement, have been and their business and operations have been conducted, in compliance with all, and have not received written notice of any default or violation of any, Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries.

          (b)    Prohibited Payments; Anti-Corruption Laws.    Since June 1, 2011, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery or similar matters. Since June 1, 2011, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining or reviewing the Company's compliance with any applicable provisions of any Law relating to anti-corruption, bribery or similar matters.

          (c)    OFAC; Sanctions.    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries has, since June 1, 2011, taken any action, directly or indirectly, that would result in a violation of relevant Laws and regulations imposing U.S., E.U. or U.K. economic sanctions measures, including any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department ("OFAC") and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, "Sanctions"). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries is a Person that is the subject or target of Sanctions or designated as a "Specially Designated National" or "Blocked Person" by OFAC. Neither the Company nor any of its Subsidiaries has any assets, employees or offices in, and is not organized under the Laws of any of Cuba, Iran, Sudan, Syria or North Korea.

        3.22    Legal Proceedings; Orders.

          (a)    No Legal Proceedings.    There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual's capacity as such.

          (b)    No Orders.    Neither the Company nor any of its Subsidiaries or any of their assets, rights or properties (including Intellectual Property) is subject to any material order, writ, judgment, injunction, decree or award of any kind or nature that would (i) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (ii) have a Company Material Adverse Effect.

        3.23    Insurance.

          (a)    Policies and Programs.    Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

          (b)    No Cancellation.    As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since January 1, 2013, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation or invalidation of any such insurance policy other than in connection with ordinary renewals. All premiums due with respect to such insurance policies have been paid in accordance with the terms thereof.

        3.24    Related Person Transactions.     Except for compensation or other employment arrangements in the ordinary course of business, there are, and since January 1, 2013, there have been, no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the shares of Company Capital Stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company's Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

        3.25    Brokers.     There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any officer, director or employee thereof, or any other Person who is entitled to any financial advisor, investment banking, brokerage, finder's or other fee or commission from the Company or its Subsidiaries in connection with the Merger. Copies of the engagement letters for the Advisor (and any other financial advisor to the Company) have been made available to Parent.

        3.26    Exclusivity of Representations and Warranties.     No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

            (i)  neither Parent or Merger Sub nor any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Merger Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

            (ii)  no Person has been authorized by Parent or Merger Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Merger Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

           (iii)  the representations and warranties made by Parent or Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Merger Sub hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

          (b)    No Reliance.    The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

              (i)  any representation or warranty, express or implied;

              (ii)  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent's management whether prior to or after the date of this Agreement or in any other forum or setting; or

             (iii)  the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        With respect to any Section of this Article IV, except (a) as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after July 1, 2015, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk" and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the "Parent Recent SEC Reports") (it being understood that (i) any matter disclosed in any Parent Recent SEC Report will be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that it is reasonably apparent from such disclosure in such Parent Recent SEC Report that it is applicable to such section of the Parent Disclosure Letter and (ii) this clause (a) will not apply to any of Section 4.2 or Section 4.8); or (b) as set forth in the Parent Disclosure Letter, Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Organization; Good Standing.

          (a)    Parent.    Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent to consummate the Merger.

          (b)    Merger Sub.    Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Merger Sub to consummate the Merger. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent or a direct or indirect Subsidiary of Parent is the sole record and beneficial stockholder of Merger Sub.

          (c)    Organizational Documents.    Parent has made available to the Company true, correct and complete copies of the articles of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its articles of incorporation, bylaws or other similar organizational document, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger. The articles of incorporation, bylaws or other similar organizational document of Parent and Merger Sub are in full force and effect on the date of this Agreement.

        4.2    Corporate Power; Enforceability.     Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and, other than the adoption of this Agreement by Parent immediately following the execution and delivery of this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger or the other transactions contemplated by this Agreement (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors' rights generally; and (B) is subject to general principles of equity.

        4.3    Non-Contravention.     The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or material assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

        4.4    Requisite Governmental Approvals.     No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws set forth on Section 7.1(b) of the Company Disclosure Letter; (iv) the rules of

NASDAQ and (v) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

        4.5    Legal Proceedings; Orders.

          (a)    No Legal Proceedings.    As of the date of this Agreement, there are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

          (b)    No Orders.    Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger.

        4.6    Ownership of Company Capital Stock.     Neither Parent nor Merger Sub (a) owns any shares of Company Capital Stock as of the date hereof or (b) is (or has been during the two years prior to the date of this Agreement) an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company assuming that the representations of the Company set forth in Section 3.3(c) are true and correct.

        4.7    Brokers.     There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder's or other fee or commission for which the Company would be liable in connection with the Merger.

        4.8    Sufficient Funds.     Parent has available and will have available at the Effective Time the funds necessary for the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger.

        4.9    Exclusivity of Representations and Warranties.

          (a)    No Other Representations and Warranties.    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

              (i)  neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

              (ii)  no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

             (iii)  the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

          (b)    No Reliance.    Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

              (i)  any representation or warranty, express or implied;

              (ii)  any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company's management whether prior to or after the date of this Agreement or in any other forum or setting; or

             (iii)  the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

        5.1    Affirmative Obligations.     Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective reasonable best efforts to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships and goodwill with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

        5.2    Forbearance Covenants.     Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

          (a)   amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

          (b)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

          (c)   issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities, except (A) for the issuance and sale of shares of Company Common Stock pursuant to Company Options or Company Stock-Based Awards outstanding as of the Capitalization Date in accordance with their terms and (B) for the granting of Company

  Stock-Based Awards and Company Options (or, in the case of Company Options, the equivalent value in Company Stock-Based Awards) in the ordinary course of business and consistent with past practice, except as set forth in Section 5.2(c) of the Company Disclosure Letter;

          (d)   directly or indirectly acquire, repurchase or redeem any securities, except for (A) forfeitures, repurchases or withholding of Company Securities pursuant to the terms and conditions of Company Stock-Based Awards outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement, or (B) transactions between the Company and any of its direct or indirect wholly-owned Subsidiaries;

          (e)   (A) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

          (f)    (A) incur, assume, suffer or modify the terms of any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; and (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other Person, except for advances to directors, officers and other employees for travel and other business-related expenses incurred in connection with such person's role at the Company or one of its Subsidiaries in the ordinary course of business; or (D) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

          (g)   without first informing Parent, terminate any employee at the level of senior vice president or above (other than for cause) or hire any new employee at the level of senior vice president or above unless, in the case of a hiring only, such hiring is in the ordinary course of business and consistent with past practice;

          (h)   (A) enter into, adopt, amend (including accelerating the vesting), modify or terminate any Employee Plan or any agreement, trust, plan, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement ("New Employee Plans"), except in the ordinary course of business and consistent with past practice in a manner that would not, in the aggregate of all Employee Plans and New Employee Plans, materially increase the cost to the Company and its Subsidiaries; (B) increase the compensation or benefits of any Company Employee, except for increases in compensation or benefits for employees below the level of senior vice president to the extent that such increases are in the ordinary course of business and consistent with past practice; (C) pay any special bonus or special remuneration to any Company Employee, or pay any benefit not required by any Employee Plan except in connection with any new employee hires below the level of senior vice president in the ordinary course of business and consistent with past practice; and (D) grant any severance or termination pay to any Company Employee, other than to employees below the level of senior vice president in the ordinary course of business and consistent with past practice, except in the case of each of (A), (B), (C) and (D), as may be required by applicable Law;

          (i)    settle, release, waive or compromise any pending or threatened Legal Proceeding or agree to any remedies with respect to any Legal Proceeding or settlement thereof, except for the settlement of any Legal Proceedings (A) solely for monetary damages in an amount that does not exceed that which is reflected or reserved against in the Audited Company Balance Sheet (or, with respect to any Legal Proceeding arising after the date of this Agreement, solely for an immaterial amount of monetary damages); or (B) in compliance with Section 6.13;

          (j)    except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

          (k)   (A) make or change any material Tax election; (B) adopt or change any accounting method with respect to Taxes or change an annual accounting period; (C) settle, consent to or compromise any material Tax claim or assessment relating to the Company or any of its Subsidiaries; (D) file any material amended Tax Returns; (E) enter into any closing agreement in respect of a material Tax; (F) surrender any right to claim a refund for material Taxes; or (G) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

          (l)    (A) incur, authorize or commit to incur any capital expenditures other than (1) consistent with the capital expenditure budget set forth in Section 5.2(l) of the Company Disclosure Letter; or (2) pursuant to agreements in effect prior to the date of this Agreement and set forth on Section 5.2(l) of the Company Disclosure Letter; (B) enter into, modify, amend, extend, fail to perform the terms of or terminate any (1) Contract (other than any Material Contract) that if so entered into, modified, amended or terminated would have a Company Material Adverse Effect; or (2) Material Contract except in the ordinary course of business; (C) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice; (D) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; (E) effectuate a "plant closing" or "mass layoff" (each as defined in WARN) affecting in whole or in part any site of employment, facility, operating unit or employee; (F) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor or materially accelerate, or materially alter practices and policies relating to, the rate of collection of accounts receivable or payment of accounts payable, in each case other than in the ordinary course of business; or (G) waive, release, grant, encumber or transfer any right of material value other than in the ordinary course of business;

          (m)  acquire (by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in any interest in, any assets or any other Person or any equity interest therein, except for purchases of assets in the ordinary course of business;

          (n)   (A) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any assets constituting a material line of business or any corporation, partnership or other business organization or material division thereof; (B) subject to a Lien, sell, assign, license (or grant a covenant not to sue or similar rights under), sublicense, transfer, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain or otherwise dispose of any other material assets of the Company or any of its Subsidiaries or any material items of Company Registered Intellectual Property; or (C) sell, assign, license (or grant a covenant not to sue or similar rights under), sublicense, transfer, pledge or otherwise dispose of any other material items of Company Intellectual Property, in each case of (A), (B) and (C) other than in the ordinary course of business and (for purposes of clauses (A) and (B)) consistent with past practice;

          (o)   enter into any new business segment outside of the Company's and its Subsidiaries' existing business segments on the date of this Agreement; or

          (p)   enter into, authorize or commit to enter into a Contract or other agreement to take any of the actions prohibited by this Section 5.2.

        5.3    No Solicitation.

          (a)    No Solicitation or Negotiation.    Subject to the terms of Section 5.3(b), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with and terminate any data room access (or other diligence access) of any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, "Representatives") relating to any Acquisition Transaction. Promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company or any of its Subsidiaries prior to the of this Agreement in accordance with the terms of such confidentiality agreement. Subject to the terms of Section 5.3(b) and Section 5.3(d), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries and their respective directors, executive and other officers will not, and the Company will not authorize or direct any of its or its Subsidiaries' employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or with respect to any inquiries from third Persons relating to making a potential Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an "Alternative Acquisition Agreement"); or (vi) authorize or commit to do any of the foregoing. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof).

          (b)    Superior Proposals.    Notwithstanding anything to contrary set forth in this Section 5.3, from the date of this Agreement until the Company's receipt of the Requisite Stockholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly through one or more of their Representatives (including the Advisor), following the execution of an Acceptable Confidentiality Agreement, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person or its Representatives (including, for these purposes, sources of financing) that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in breach of Section 5.3(a), but only if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (i) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal; and (ii) the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable Law. In connection with the foregoing, the Company will prior to or contemporaneously make available to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

          (c)    No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement.    Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

              (i)  (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days of the occurrence of a material event or development and after Parent so requests in writing (or if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests); (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a "stop, look and listen" communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a "Company Board Recommendation Change"), it being understood that neither (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal nor (2) the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

              (ii)  cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

          (d)    Company Board Recommendation Change; Entry into Alternative Acquisition Agreement.    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

              (i)  other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law if and only if:

              (1)   the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

              (2)   prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); or

              (ii)  if the Company has received a bona fide written Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

              (1)   the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

              (2)   the Company has complied with its obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal; and

              (3)   (i) the Company has provided prior written notice to Parent at least three Business Days in advance (the "Notice Period") to the effect that the Company Board has (A) received a bona fide written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or "group" of Persons making such Acquisition Proposal, the material terms of such Acquisition Proposal and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, have (1) negotiated with Parent and its Representatives in good faith

      (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation), it being understood that (a) in the event of any material revisions to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (with the "Notice Period" in respect of such new written notice being two Business Days); and (b) the Company Board, at the end of the Notice Period (after consultation with its financial advisor and outside legal counsel), must have in good faith reaffirmed its determination that such bona fide written Acquisition Proposal is a Superior Proposal.

          (e)    Notice.    From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, by the later of (i) 24 hours from the receipt thereof or (ii) 5:00 p.m., Pacific Time, on the next Business Day) notify Parent if any Acquisition Proposal or inquiry from any third Person related to making a potential Acquisition Proposal is, to the Knowledge of the Company or of any member of the Company Board, received by, any non-public information is requested from or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice must include (A) the identity of the Person or "group" of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or "group" of Persons that is in effect on the date of this Agreement); and (B) a summary of the material terms and conditions of such offers or proposals or if such Acquisition Proposal or request is in writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

          (f)    Certain Disclosures.    So long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a "stop, look and listen" communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with outside counsel, has determined in good faith is required by applicable Law. In addition, so long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary "stop-look-and-listen" communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board solely that (A) describes the Company's receipt of an Acquisition Proposal; (B) identifies the Person making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not be deemed to be

  (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

          (g)    Breach by Representatives.    The Company agrees that any action taken by any Representative (other than any employee or consultant of the Company who is not an executive or other officer of the Company) of the Company that, if taken by the Company, would be a breach of this Section 5.3, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

        5.4    No Control of the Company's Business.     The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL COVENANTS

        6.1    Required Action and Forbearance; Efforts.

          (a)    Reasonable Best Efforts.    Upon the terms and subject to the conditions set forth in this Agreement and provided that at all times the provisions of Section 6.2 shall govern the matters set forth therein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

              (i)  cause the conditions to the Merger set forth in Article VII to be satisfied;

              (ii)  (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

             (iii)  (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications pursuant to any Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) as of and following the consummation of the Merger.

          (b)    No Failure to Take Necessary Action.    In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing, impairing, delaying or otherwise adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

          (c)    Certain Notices.    Promptly following the date of this Agreement, the Company will use its reasonable best efforts to (i) notify its legal, finance and corporate development professionals of the restrictions contained in Section 5.3(a); and (ii) direct them to comply with the terms of Section 5.3(a).

        6.2    Antitrust Filings.

          (a)    Filing Under the HSR Act.    Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will, to the extent required in the reasonable judgment of counsel to Parent and the Company, use their respective reasonable best efforts to (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act promptly following the date of this Agreement; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority that are required by other applicable Antitrust Laws in connection with the Merger. Each of Parent and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; (D) use its respective reasonable best efforts to take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable; and (E) prior to independently participating in any material meeting, or engaging in any substantive conversation, with any Governmental Authority in respect of any such filings or any investigations or other inquiries relating thereto, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Merger in connection with such filings. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will use reasonable best efforts to make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

          (b)    Divestitures.    In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter, each of Parent and Merger Sub (and their respective Affiliates) will and, solely to the extent requested by Parent, the Company and its Affiliates will: (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries; and (B) any other restrictions on the activities of the Company and its Subsidiaries; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger. Notwithstanding the foregoing, Parent will not be required, either pursuant to this Section 6.2(b) or otherwise, to offer, negotiate, commit to, effect or otherwise take any action with respect to the Company and its Subsidiaries or their respective businesses, product lines, assets, permits, operations, rights, or interest therein if taking such action would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, Parent will not be required, either pursuant to this Section 6.2(b) or otherwise, to offer, negotiate, commit to, effect or otherwise take any action with respect to the Parent or any of its Affiliates or their respective businesses, product lines, assets, permits, operations, rights, or interest therein (other than with respect to the Company and its Subsidiaries to the extent required by this Section 6.2(b)) if taking such action would reasonably be expected to (A) have a material impact on the benefits expected to be derived from the Merger by Parent or (B) have more than an immaterial impact on any business or product line of Parent and its Subsidiaries.

        6.3    Proxy Statement and Other Required SEC Filings.

          (a)    Preparation.    Promptly after the execution of this Agreement the Company will prepare (with Parent's reasonable cooperation) and file as promptly as practicable, and in any event within 15 Business Days after the date of this Agreement, with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting (the proxy statement, including any amendments or supplements, the "Proxy Statement") relating to the Company Stockholder Meeting. The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. The Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. Promptly following confirmation by the SEC that the SEC has no further comments, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

          (b)    Assistance.    Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

          (c)    SEC Correspondence.    The Parties will notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings.

          (d)    No Amendments.    Except in connection with a Company Board Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

          (e)    Other Required Company Filing.    If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an "Other Required Company Filing"), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon.

          (f)    Other Required Parent Filing.    If Parent or Merger Sub determines that it is required to file any document with the SEC as a result of the Merger or the Company Stockholder Meeting pursuant to applicable law (an "Other Required Parent Filing"), then Parent and Merger Sub will use its reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Except in connection with a Company Board Recommendation Change or thereafter, neither Parent nor Merger Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon.

          (g)    Accuracy; Supplied Information.

            (i)    Company.    On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time that such Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (ii)    Parent.    The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing will not, at the time that the Proxy Statement or such Other Required Company Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Other Required Company Filing.

        6.4    Company Stockholder Meeting.

          (a)    Call of Company Stockholder Meeting.    The Company will take all action necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of NYSE to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Stockholder Approval. Notwithstanding anything to the contrary in this Agreement, the Company will convene, subject to Section 6.4(b), and hold the Company Stockholder Meeting on or around the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3 and unless there has been a Company Board

  Recommendation Change, the Company will include (i) the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

          (b)    Adjournment of Company Stockholder Meeting.    Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if, but only if, (i) there are holders of an insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, order or a request from the SEC or its staff; or (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting, including, if the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law, in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release, filing materials with the SEC or otherwise. In no event will the Company Stockholder Meeting be postponed or adjourned (i) by more than 10 calendar days at a time without the prior written consent of Parent; or (ii) with respect to Section 6.4(b)(i), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled without the prior written consent of Parent. In no event will the record date of the Company Stockholder Meeting be changed without Parent's prior written consent, unless required by applicable Law.

        6.5    Anti-Takeover Laws.     The Company and the Company Board will (a) take all actions within their power to ensure that no "anti-takeover" statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any "anti-takeover" statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

        6.6    Access.     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records, facilities and personnel and Representatives of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company's attorney-client or other privilege with respect thereto; or (c) access to a Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract. Subject to applicable Law, the Company will provide Parent with reports of the Company reasonably requested by Parent. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its

Subsidiaries will be subject to the Company's reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. All requests for access pursuant to this Section 6.6 must be directed to the General Counsel of the Company, or another person designated in writing by the Company.

        6.7    Section 16(b) Exemption.     The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Parent will take all actions reasonably necessary to cause the Merger, and any acquisitions of equity securities of Parent (including derivative securities) in connection with the Merger by each individual who is contemplated to become a director or executive officer of Parent, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

        6.8    Directors' and Officers' Exculpation, Indemnification and Insurance.

          (a)    Indemnified Persons.    The Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor and fulfill, in all respects, the obligations of the Company pursuant to any indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter in effect on the date of this Agreement between the Company, on the one hand, and any of their respective current or former directors, officers or employees (and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time), on the other hand (collectively, the "Indemnified Persons"). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the certificates of incorporation, bylaws and other similar organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and the Bylaws as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

          (b)    Indemnification Obligation.    Without limiting the generality of the provisions of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law or pursuant to any indemnification agreements set forth on Section 6.8(a) of the Company Disclosure Letter with the Company in effect on the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys' fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person's capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it is ultimately determined that such Indemnified Person is not entitled to be indemnified; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

          (c)    D&O Insurance.    During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company's current directors' and officers' liability insurance ("D&O Insurance") in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year, which amount is set forth on Section 6.8(c) of the Company Disclosure Letter (such 250% amount, the "Maximum Annual Premium"). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company's current directors' and officers' liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.8(c), the Company may (or if Parent requests, the Company will) purchase a prepaid "tail" policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company's current directors' and officers' liability insurance carrier so long as the annual cost for such "tail" policy does not exceed the Maximum Annual Premium. If the Company purchases such a "tail" policy prior to the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder for so long as such "tail" policy is in full force and effect.

          (d)    Successors and Assigns.    If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

          (e)    No Impairment.    The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a Party. The rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the "tail" policy referred to in Section 6.8(c) (and their heirs and representatives)) pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at law or in equity).

          (f)    Other Claims.    Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors' and officers' insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

        6.9    Employee Matters.

          (a)    Acknowledgement.    Parent hereby acknowledges and agrees that a "change of control" (or similar phrase) within the meaning of each of the Employee Plans, as applicable, will occur as of the Effective Time.

          (b)    Existing Arrangements.    From and after the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the Employee Plans and compensation and severance arrangements in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the preceding sentence, but subject to Section 6.9(c), nothing will require Parent, the Surviving Corporation or any Subsidiary thereof to continue any Employee Plan, Company Plan or Comparable Plan or prohibit the Surviving Corporation or any of its Subsidiaries from amending or terminating any such plans in accordance with their terms or if otherwise required pursuant to applicable Law.

          (c)    Employment; Benefits.    The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions, if any, as are required by applicable Law. For a period of one year following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans (other than equity-based benefits, including for all purposes of this Section 6.9(c) under the ESPP, and, subject to Section 6.9(b), individual employment agreements) of the Surviving Corporation or any of its Subsidiaries (the "Company Plans") at benefit levels that are, in the aggregate, no less than those in effect at the Company or its applicable Subsidiaries on the date of this Agreement, and provide compensation and benefits (including for all purposes of this Section 6.9(c), vacation and paid time off benefits) to each Continuing Employee pursuant to such Company Plans; (ii) provide compensation, benefits and severance payments and benefits (other than equity-based benefits and, subject to Section 6.9(b), individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time ("Comparable Plans"); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation, benefits and severance payments (other than equity-based benefits and, subject to Section 6.9(b), individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments and benefits (other than equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that period except in the ordinary course of business consistent with the Company's past practice. For Continuing Employees who terminate employment during the one-year period following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance payments and benefits to eligible employees in accordance with the Company's severance plans, guidelines and practices as in effect on the date of this Agreement.

          (d)    New Plans.    To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee at or after the Effective Time, other than with respect to the New Plans listed on Section 6.9(d) of the Company Disclosure Letter, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement, but excluding for purposes of benefit accruals under any defined benefit pension plan or post-employment welfare plan), except that such service need not be credited to the extent that it would result in duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee will be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, the "New Plans") to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent waived under the corresponding Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee's participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent credited under the corresponding Old Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing

  Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time in accordance with the Company's vacation or paid time off policies in effect immediately prior to the Effective Time.

          (e)    No Third Party Beneficiary Rights.    Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.9 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time, so long as the Surviving Corporation and its Subsidiaries comply with the second sentence of Section 6.9(c) above; or (iii) create any third party beneficiary rights in any Person.

        6.10    Obligations of Merger Sub.     Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

        6.11    Notification of Certain Matters.

          (a)    Notification by the Company.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.11(a).

          (b)    Notification by Parent.    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.11(b).

        6.12    Public Statements and Disclosure.     The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent. Thereafter, the Company (unless the Company Board has made a Company Board Recommendation Change) will consult with Parent before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except that the Company will not be obligated to engage in such consultation with respect to communications that are required by applicable Law, regulation or stock exchange rule or listing agreement. Except as required by applicable Law, regulation, stock exchange rule or listing agreement, Parent and the Company will not issue any subsequent press release concerning this Agreement or the Merger without the other Party's consent.

        6.13    Transaction Litigation.     Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and will consider in good faith Parent's advice with respect to such Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing.

        6.14    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

        6.15    Additional Agreements.     If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action. Without limiting the foregoing, the Company will use reasonable best efforts to take the actions set forth on Section 6.15 of the Company Disclosure Letter.

        6.16    Convertible Notes; Call Options and Warrants.

          (a)    Convertible Notes.    Prior to the Effective Time, the Company will take all actions necessary in accordance with the terms of the Indenture, dated as of November 12, 2014, between the Company and U.S. Bank National Association (the "Trustee") (as amended or supplemented prior to the date of this Agreement, the "Notes Indenture"), including the giving of any notices that may be required in connection with any repurchases or conversions of the Convertible Notes occurring as a result of the Merger constituting a Fundamental Change (as defined therein) and otherwise reasonably requested by Parent in relation to any action or event that is required by or pursuant to the Notes Indenture.

          (b)    Notifications under Notes Indenture.    The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers' certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture prior to the dispatch or making thereof, and the Company shall promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or it counsel with respect thereto prior to the dispatch or making thereof.

          (c)    Repurchase Transaction.    In connection with the transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction with respect to any or all of the Convertible Notes (any such transaction, a "Repurchase Transaction"), each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to, and will use their respective reasonable best efforts to cause their respective Subsidiaries and Representatives (and, in the case of the Company, the Trustee under the Notes Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing; it being understood that in no event shall the Company be required to prepare or commence any documentation for any offer to purchase (including any tender offer) that will result in a Repurchase Transaction with an effective date on or prior to the Closing Date or incur any other cost or expense in connection with such offer to purchase unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.

          (d)    Hedge Counterparties.    Prior to the Effective Time, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause its Subsidiaries and their respective directors, officers, employees, consultants and advisors, including legal and accounting advisors, to take all actions reasonably requested by Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding of or otherwise settling the Warrants and the Call Options. For the avoidance of doubt, unless otherwise required by any Call Option or Warrant, nothing in this Section 6.16(d) shall be interpreted as an independent requirement for the Company to terminate any Call Option or Warrant or make any termination payment thereunder to any Hedge Counterparty prior to the Effective Time. Without limiting the foregoing, the Company shall use its reasonable best efforts to cooperate with Parent at Parent's reasonable request in connection with any, and at Parent's reasonable request shall use its reasonable best efforts to initiate or continue, reasonable discussions or reasonable negotiations with the counterparties to the Call Options or the Warrants or any of their respective Affiliates or any other Person, in each case, to the extent such Affiliate or other Person expressly represents the interests of the counterparties to the Call Options or the Warrants or is empowered to make any determinations, adjustments or computations under the Call Options or the Warrants (any such counterparty, Affiliate or Person, a "Hedge Counterparty"), with respect to any determination, adjustment or computation in connection with the Call Options or the Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof). The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or Warrants. The Company shall not, and shall cause its Representatives not to, enter into any agreements in respect of the Call Options or the Warrants or make any elections or make any cash payments or share deliveries with respect to the Call Options or the Warrants without Parent's prior written consent, such consent not to be unreasonably withheld or delayed, except as required pursuant to the terms thereof (as in effect on the date of this Agreement) and shall use its reasonable best efforts to keep Parent fully informed of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or the Warrants prior to making any such response, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

          (e)    Taking of Certain Actions.    Prior to the Effective Time and without limitation to the other provisions of this Section 6.16, the Company shall take all such actions as may be required in accordance with, and subject to, the terms of the applicable Call Options and Warrants, including the giving of any written notices or communication that may be required in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

          (f)    Defined Terms.    Capitalized term in this Section 6.16 that are not otherwise defined in this Agreement have the meaning given to them in the Notes Indenture.

        6.17    Parent Vote.     Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub a written consent adopting the Agreement in accordance with the DGCL.

ARTICLE VII
CONDITIONS TO THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

          (a)    Requisite Stockholder Approval.    The Company's receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

          (b)    Antitrust Laws.    The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act and the other Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Letter will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained.

          (c)    No Prohibitive Laws or Injunctions.    No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case prohibits, makes illegal, or enjoins the consummation of the Merger.

        7.2    Conditions to the Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

        (a)    Representations and Warranties.

              (i)  Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

              (ii)  The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and the second sentence of Section 3.12(a) that (A) are not qualified by Company Material Adverse Effect will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and (B) that are qualified by Company Material Adverse Effect will be true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

             (iii)  The representations and warranties set forth in Section 3.8(b) and Section 3.8(c) will be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date.

            (iv)  The representations and warranties set forth in Section 3.7(a), the second sentence of Section 3.7(b), the second sentence of Section 3.7(c) and Section 3.7(d)(i)-(v)will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that are de minimis in the aggregate.

          (b)    Performance of Obligations of the Company.    The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

          (c)    Officer's Certificate.    Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Company Material Adverse Effect.    No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

        7.3    Conditions to the Company's Obligations to Effect the Merger.     The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any such failure to be true and correct that (i) would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

          (c)    Officer's Certificate.    The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Parent Material Adverse Effect.    No Parent Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.     This Agreement may be validly terminated at any time prior to the Effective Time, whether prior to or after receipt of the Requisite Stockholder Approval (except as provided herein) only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

          (a)   by mutual written agreement of Parent and the Company;

          (b)   by either Parent or the Company if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statue, rule, regulation or order;

          (c)   by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m., Pacific time, on January 11, 2017 (such time and date as it may be extended pursuant to this Section 8.1(c), the "Termination Date"), except that if as of the Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (where permissible pursuant to applicable Law), other than the conditions set forth in Section 7.1(b) or Section 7.1(c), either Parent or the Company, by written notice to the other, may extend the Termination Date to 11:59 p.m., Pacific time, on June 11, 2017, it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of the failure of the Effective Time to have occurred prior to the Termination Date and (ii) the Company if it has not taken a vote on the adoption of this Agreement at the Company Stockholder Meeting;

          (d)   by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

          (e)   by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 40 days prior to such termination, stating Parent's intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to termination;

          (f)    by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

          (g)   by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 40 days prior to such termination, stating the Company's intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to termination; or

          (h)   by the Company, at any time prior to receiving the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal and the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 8.3(b)(iii); and (iii) the Company has complied with Section 5.3 with respect to such Superior Proposal.

        8.2    Manner and Notice of Termination; Effect of Termination.

          (a)    Manner of Termination.    The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

          (b)    Effect of Termination.    Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.12, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, "willful breach" means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

        8.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent. In the event that the Merger is consummated, Parent will pay or cause to be paid all of the Parties' (i) transfer, stamp and documentary Taxes or fees; and (ii) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into this Agreement and the consummation of the Merger.

          (b)    Termination Fee.

            (i)    Future Transaction.    If (A) this Agreement is terminated pursuant to Section 8.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(e) an Acquisition Proposal has been publicly announced or otherwise received by the Company; and (C) within one year of the termination of this Agreement pursuant to Section 8.1(e), either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will promptly (and in any event within two Business Days) after the earlier of the (1) entry into such definitive agreement or (2) consummation of such Acquisition Transaction pay to Parent (or its designee) an amount equal to $725,000,000 (the "Termination Fee") by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 8.3(b)(i), all references to "15%" in the definition of "Acquisition Transaction" will be deemed to be references to "50%."

            (ii)    Company Board Recommendation Change.    If this Agreement is terminated pursuant to Section 8.1(f), then the Company will promptly (and in any event within two Business Days) following such termination pay to Parent (or its designee) the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

            (iii)    Superior Proposal; Failure to Obtain Requisite Stockholder Approval.    If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(h), then the Company will concurrently with such termination pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

          (c)    Single Payment Only.    The Parties acknowledge and agree that in no event will the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

          (d)    Payments; Default.    The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof the Company will pay to Parent its out-of-pocket costs and expenses (including attorneys' fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

          (e)    Sole Remedy.    Parent's receipt of the Termination Fee to the extent owed pursuant to Section 8.3(b), will be the sole and exclusive monetary remedy of Parent and Merger Sub and each of their respective Affiliates against (A) the Company, its Subsidiaries and each of their respective Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of their respective Affiliates (collectively, the "Company Related Parties") in respect of this Agreement and the transactions contemplated hereby, and upon payment of such amount, none of the Company Related Parties will have any further monetary liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, or the transactions contemplated hereby (except, for the avoidance of doubt, that the Parties (or their Affiliates) will remain obligated with respect to, and the Parties may be entitled to remedies with respect to, the Confidentiality Agreement, Section 8.3(a) and Section 8.3(d), as applicable).

        8.4    Amendment.     Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

        8.5    Extension; Waiver.     At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

        9.1    Survival of Representations, Warranties and Covenants.     The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

        9.2    Notices.     All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand, by fax (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

          (a)   if to Parent or Merger Sub to:

      Microsoft Corporation
      One Microsoft Way
      Redmond, Washington 98052-6399
      Attn:    Amy Hood
                 Bradford L. Smith
                 Keith Dolliver
      Fax:    (425) 706-7329

      with a copy (which will not constitute notice) to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attn:    Alan M. Klein
                 Anthony F. Vernace
      Fax:    (212) 455-2000

          (b)   if to the Company (prior to the Effective Time) to:

      LinkedIn Corporation
      2029 Stierlin Court
      Mountain View, CA 94043
      Attn:    General Counsel
      Fax:    (650) 810-2897

      with a copy (which will not constitute notice) to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, CA 94304-1050
      Attn:    Martin W. Korman
                 Bradley L. Finkelstein
                 Douglas K. Schnell
      Fax:    (650) 493-6811

        Any notice received at the addressee's location on any Business Day after 5:00 p.m., addressee's local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee's local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or fax number through a notice given in accordance with this Section 9.2, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

        9.3    Assignment.     No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

        9.4    Confidentiality.     Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Letter Agreement, dated April 11, 2016 (the "Confidentiality Agreement"), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub, the Company and their respective Representatives will hold and treat all documents and information concerning the other Parties furnished or made available to them or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement.

        9.5    Entire Agreement.     This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

        9.6    Third Party Beneficiaries.     Except as set forth in Section 6.8 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8; (b) from and after the Effective Time, the rights of the holders of shares of Company Capital Stock, Company Options and Company Stock-Based Awards to receive the Merger Consideration set forth in Article II.

        9.7    Severability.     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.8    Remedies.

          (a)    Remedies Cumulative.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

          (b)    Specific Performance.

              (i)  The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

              (ii)  The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

        9.9    Governing Law.     This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

        9.10    Consent to Jurisdiction.     Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the Merger; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the Merger will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

        9.11    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

        9.12    Counterparts.     This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an "Electronic Delivery"), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

        9.13    No Limitation.     It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

MICROSOFT CORPORATION
By:	/s/ SATYA NADELLA
	Name:	Satya Nadella
	Title:	Chief Executive Officer
LIBERTY MERGER SUB INC.
By:	/s/ KEITH R. DOLLIVER
	Name:	Keith R. Dolliver
	Title:	President
LINKEDIN CORPORATION
By:	/s/ MICHAEL J. CALLAHAN
	Name:	Michael J. Callahan
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LINKEDIN CORPORATION

ARTICLE I

        The name of the Corporation is LinkedIn Corporation.

ARTICLE II

        The registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

ARTICLE IV

        The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (the "Common Stock").

ARTICLE V

        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, acting by majority vote, is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

        Unless and except to the extent that the Bylaws of the Corporation shall so require, election of directors of the Corporation need not be by written ballot.

ARTICLE VII

        To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article VII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws of the Corporation or in any contract of indemnification entered into by the Corporation and any such person.

        Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

        The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

ARTICLE IX

        If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B

June 11, 2016

Board of Directors
LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043

Members of the Board:

        We understand that LinkedIn Corporation (the "Company"), Microsoft Corporation ("Parent") and Liberty Merger Sub Inc., a wholly owned subsidiary of Parent ("Merger Sub"), has entered into an Agreement and Plan of Merger dated June 11, 2016 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger"). Pursuant to the Merger, the Company will continue as the surviving corporation, and each outstanding share of Class A common stock par value $0.0001 of the Company ("Company Class A Common Stock") and Class B common stock par value $0.0001 of the Company ("Company Class B Common Stock"), other than shares held by the Company as treasury stock, held by Parent or Merger Sub, held by any direct or indirect wholly owned subsidiary of Parent or Merger Sub or any Dissenting Company Shares (as defined in the Merger Agreement), will be converted into the right to receive $196.00 in cash, without interest (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Company Class A Common Stock, in their capacity as holders of Company Class A Common Stock (other than Parent or any affiliate of Parent) (the "Holders"), pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

        For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward looking information relating to the Company prepared by the management of the Company, including financial projections and operating data prepared by the management of the Company (the "Company Projections"). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company. We also reviewed the historical market prices and trading activity for Company Class A Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Class A Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst and its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates for which we or they would expect to receive compensation.

        Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

        This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of Company Class A Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the prices at which Company Class A Common Stock will trade at any time.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to the Merger Agreement, in their capacity as such Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to such Merger Consideration. We also express no opinion regarding the consideration to be received by any holder of Company Class B Common Stock under the Merger Agreement in such holder's capacity as a holder of Company Class B Common Stock.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to the Merger Agreement, in their capacity as such Holders, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ QATALYST PARTNERS LP
QATALYST PARTNERS LP

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

          (1)   Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern time, the day before the special meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. LINKEDIN CORPORATION 2029 STIERLIN COURT MOUNTAIN VIEW, CA 94043 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern time, the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E12521-TBD KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. LINKEDIN CORPORATION THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. For Against Abstain ! ! ! ! ! ! ! ! ! 1. To adopt the Agreement and Plan of Merger, dated as of June 11, 2016, as it may be amended from time to time, by and among LinkedIn Corporation, Microsoft Corporation and Liberty Merger Sub Inc. (the “merger agreement”). To approve any proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the Special Meeting. To approve, by non-binding, advisory vote, compensation that will or may become payable by LinkedIn Corporation to its named executive officers in connection with the merger. 2. 3. NOTE: Such other business as may properly come before the special meeting or any postponement or adjournment thereof. This proxy should be marked, dated and signed by the stockholder(s) exactly as his/her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

E12522-TBD LINKEDIN CORPORATION PROXY FOR SPECIAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) Michael Callahan and Steven Sordello, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Class A and Class B common stock of LINKEDIN CORPORATION that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders, to be held on August 19, 2016, at the Computer History Museum, 1401 N. Shoreline Blvd., Mountain View, CA 94043, at 10:30 AM Pacific Time, and any and all adjournments, postponements or other delays thereof (the “Special Meeting”). THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. As a result of his ownership of approximately 53% of the voting power of the outstanding shares of common stock, Reid Hoffman, LinkedIn's co-founder and Chair of the LinkedIn Board of Directors, will have the power to approve the adoption of the proposals without the vote of any other stockholder. Accordingly, if Mr. Hoffman votes his shares in favor of the proposals, the approval of the proposals is assured without the vote of any other stockholder. CONTINUED AND TO BE SIGNED ON REVERSE SIDE